Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

ALPHATEC HOLDINGS, INC.

and

SAFARI MERGER SUB, INC.

and

SAFEOP SURGICAL, INC.

and

THE KEY STOCKHOLDERS OF TARGET COMPANY

IDENTIFIED ON SCHEDULE A

and

SAFARI HOLDING COMPANY, LLC

dated as of

March 6, 2018

TABLE OF CONTENTS

Article 1 DESCRIPTION OF TRANSACTION		1

1.1	Merger of Merger Sub into the Company	1

1.2	Effect of the Merger	2

1.3	Closing; Effective Time	2

1.4	Certificate of Incorporation and Bylaws; Directors and Officers	2

1.5	Conversion of Shares	2

1.6	Treatment of Company Options	4

1.7	Closing of the Company’s Transfer Books; Surrender of Certificates	4

1.8	Payment of Merger Consideration; Other Payments	5

1.9	Dissenting Shares	8

1.10	Cash and Working Capital Adjustment	9

1.11	Consideration Spreadsheet	11

Article 2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		12

2.1	Due Organization	12

2.2	Organizational Documents; Records	12

2.3	Capitalization, Etc.	12

2.4	Authorization	13

2.5	No Violations; Consents	14

2.6	Vote Required	15

2.7	No Subsidiaries or Investments	15

2.8	Financial Statements	15

2.9	Absence of Changes	16

2.10	Assets	17

2.11	Bank Accounts; Receivables	17

2.12	Leases; Leased Real Property	17

2.13	Intellectual Property	18

2.14	Contracts	24

2.15	Liabilities	26

2.16	Compliance with Legal Requirements; Governmental Authorizations	27

2.17	Certain Business Practices	27

2.18	Tax Matters	27

2.19	Employee and Labor Matters; Benefit Plans	29

2.20	Environmental Matters	32

i

2.21	Insurance	33

2.22	Related Party Transactions	33

2.23	Legal Proceedings; Orders	33

2.24	Inventories	34

2.25	Warranties	34

2.26	Product Liability; Recalls	34

2.27	Customers and Suppliers	34

2.28	Export Control Laws	35

2.29	Government Contracts	35

2.30	Financial Advisor	35

2.31	Transaction Expenses	35

2.32	Full Disclosure	35

2.33	No Other Representations or Warranties	36

Article 3 REPRESENTATIONS AND WARRANTIES OF THE KEY STOCKHOLDERS		36

3.1	Power and Capacity, Etc.	36

3.2	No Conflicts or Consents	36

3.3	Due Organization, Etc.	37

3.4	Title to Securities	37

3.5	Legal Proceedings	37

3.6	Entirely for Own Account	37

3.7	Investment Experience; Accredited Investor	38

3.8	Restricted Securities	38

3.9	Reliance on Tax Advisors	38

3.10	No Other Representations or Warranties	38

Article 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		39

4.1	Due Organization	39

4.2	Capitalization, Etc.	39

4.3	Authorization	40

4.4	No Violations; Consents	40

4.5	Issuance of Shares	41

4.6	SEC Documents and Related Representations and Warranties	42

4.7	Vote Required	43

4.8	Assets	44

4.9	Intellectual Property	44

4.10	Contracts	47

4.11	Liabilities	48

4.12	Compliance with Legal Requirements; Governmental Authorizations	48

4.13	Certain Business Practices	48

4.14	Tax Matters	48

4.15	Employee and Labor Matters; Benefit Plans	49

4.16	Environmental Matters	51

4.17	Insurance	52

4.18	Legal Proceedings; Orders	52

4.19	Product Liability; Recalls	52

4.20	Customers and Suppliers	53

4.21	Export Control Laws	53

4.22	Government Contracts	53

4.23	No Prior Merger Sub Operations	53

4.24	Financial Advisor	53

4.25	Full Disclosure	53

4.26	No Other Representations or Warranties	54

Article 5 COVENANTS OF THE PARTIES		54

5.1	Access and Investigation	54

5.2	Operation of the Company’s Business	55

5.3	Operation of Parent’s Business	57

5.4	Notification; Updates to Schedule	57

5.5	No Negotiation	58

5.6	Restriction on Transfer	58

5.7	Regulatory Approvals	59

5.8	Written Consents; Information Statement	59

5.9	Public Announcements	59

5.10	Additional Agreements	60

5.11	Commercially Reasonable Efforts	60

5.12	Termination of Agreements	61

5.13	FIRPTA Matters	61

5.14	Termination of Option Plan	61

5.15	Resignation of Officers and Directors	61

5.16	Release	61

5.17	Directors’ and Officers’ Indemnification and Insurance	62

5.18	Taxes	63

5.19	Employment Matters	66

5.20	Principal Trading Market Listing	66

5.21	Form D; Blue Sky	67

5.22	Reservation of Parent Common Stock	67

5.23	Stockholder Consent; Lock-Up	67

5.24	Cancellation of Excluded Warrants	68

Article 6 CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB		68

6.1	Accuracy of Representations	68

6.2	Performance of Covenants	68

6.3	Stockholder Approval	68

6.4	Consents	69

6.5	No Material Adverse Effect	69

6.6	Agreements and Documents	69

6.7	FIRPTA Compliance	70

6.8	No Restraints	70

6.9	No Legal Proceedings	70

6.10	Termination of Option Plan	70

6.11	No Warrants	70

6.12	Effect of Waiver	70

Article 7 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY		70

7.1	Accuracy of Representations	70

7.2	Performance of Covenants	70

7.3	No Material Adverse Effect	71

7.4	Consents	71

7.5	Agreements and Documents	71

7.6	No Restraints	72

7.7	Listing	72

7.8	No Suspensions of Trading in Common Stock	72

7.9	Payment and Issuance of Closing Merger Consideration	72

7.10	Effect of Waiver	72

Article 8 TERMINATION		72

8.1	Termination Events	72

8.2	Termination Procedures	73

8.3	Effect of Termination	74

Article 9 INDEMNIFICATION, ETC.		74

9.1	Survival of Representations, Sole Remedy	74

9.2	Indemnification of Parent Indemnitees	75

9.3	Indemnification of Equityholder Indemnitees	77

9.4	Certain Limitations	77

9.5	No Contribution	79

9.6	Defense of Third Party Claims	79

9.7	Indemnification Claims	80

Article 10 MISCELLANEOUS PROVISIONS		85

10.1	Stockholder Representative	85

10.2	Further Assurances	87

10.3	Fees and Expenses	87

10.4	Attorneys’ Fees	87

10.5	Notices	87

10.6	Confidentiality	88

10.7	Time of the Essence	89

10.8	Headings	89

10.9	Counterparts and Exchanges by Electronic Transmission	89

10.10	Governing Law; Venue	89

10.11	Successors and Assigns	90

10.12	Equitable Remedies	90

10.13	Waiver	90

10.14	Waiver of Jury Trial	90

10.15	Amendments	91

10.16	Severability	91

10.17	Parties in Interest	91

10.18	Entire Agreement	91

10.19	Schedules	91

10.20	Construction	92

10.21	No Recourse Against Non-Parties	92

10.22	Attorney-Client Privilege and Conflict Waiver	93

v

EXHIBITS

Exhibit A	—	Definitions

Exhibit B	—	Form of Certificate of Merger

Exhibit C	—	Form of Certificate of Incorporation of Surviving Corporation

Exhibit D	—	Form of Bylaws of Surviving Corporation

Exhibit E	—	Form of Letter of Transmittal

Exhibit F	—	Form of Support Agreement

Exhibit G	—	[Reserved]

Exhibit H	—	Form of Release

Exhibit I	—	Form of Registration Rights Agreement

Exhibit J	—	Form of Acknowledgement and Release Agreement

Exhibit K	—	Form of Note

Exhibit L	—	Form of Warrant

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of March 6, 2018, is entered into among Alphatec Holdings, Inc., a Delaware corporation (“Parent”), Safari Merger Sub, Inc., a Delaware corporation (“Merger Sub”), SafeOp Surgical, Inc., a Delaware corporation (“Company”), the stockholders of the Company identified on Schedule A (collectively, the “Key Stockholders”); and Safari Holding Company, LLC, a Delaware limited liability company, solely in its capacity as Stockholder Representative (“Stockholder Representative”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

B. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

C. Promptly following the execution of this Agreement, the Company will distribute an action by written consent in lieu of a meeting pursuant to which the stockholders of the Company (representing the affirmative vote of the capital stock of the Company required to approve and authorize the Company’s execution and delivery of this Agreement and the Merger) will be asked to adopt this Agreement and the approve the Merger.

D. The consideration payable to the stockholders of the Company as a result of the Merger shall be allocated among the holders of the capital stock of the Company in accordance with the provisions of this Agreement and the Company’s certificate of incorporation, as amended and/or restated (the “Company Certificate of Incorporation”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DESCRIPTION OF TRANSACTION

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”) in the Merger and shall continue to exist as said surviving corporation under the name SafeOp Surgical, Inc. pursuant to the provisions of the DGCL.

1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3 Closing; Effective Time. The consummation of the Contemplated Transactions (the “Closing”) shall take place remotely by electronic mail and/or facsimile, on a date to be designated by Parent, which shall be no later than the fifth business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 6 and Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions). The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.” Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL and otherwise substantially in the form of Exhibit B (the “Certificate of Merger”), shall be duly executed by the Company and any other applicable party in connection with the Closing and, concurrently with or as soon as practicable following the Closing, shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at 11:59 p.m. ET on the date of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time: (a) the Company Certificate of Incorporation shall be amended and restated as of the Effective Time substantially in the form attached hereto as Exhibit C; (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time substantially in the form attached hereto as Exhibit D; and (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be those individuals designated by Parent in its sole discretion.

1.5 Conversion of Shares. Subject to the provisions of this Article 1, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(a) Company Series A Preferred Stock. Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares held in the Company’s treasury and Dissenting Shares, if any) shall automatically be canceled, retired and cease to exist and shall be converted, without any action on the part of the holder thereof, into the right to receive (without interest and subject to and in accordance with the terms of this Agreement): (i) the Per Share Series A Liquidation Preference, plus (ii) for each share of Company Common Stock into which such share of Company Series A Preferred Stock was convertible immediately prior to the Effective Time in accordance with the terms of the Company Certificate of Incorporation (excluding, for this purpose, the aggregate accrued and unpaid dividend on account of the Company Series A Preferred Stock from the calculation of the number of shares of Company Common Stock into which each such share of Company Series A Preferred Stock would then be convertible), the Per Share Common Consideration, plus, to the extent provided in Section 1.8(e), (iii) the Per Share Stockholder Representative Escrow Amount;

(b) Company Series B Preferred Stock. Each share of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares held in the Company’s treasury and Dissenting Shares, if any) shall automatically be canceled, retired and cease to exist and shall be converted, without any action on the part of the holder thereof, into the right to receive (without interest and subject to and in accordance with the terms of this Agreement): (i) the Per Share Series B Liquidation Preference, plus (ii) for each share of Company Common Stock into which such share of Company Series B Preferred Stock was convertible immediately prior to the Effective Time in accordance with the terms of the Company Certificate of Incorporation (excluding, for this purpose, the aggregate accrued and unpaid dividend on account of the Company Series B Preferred Stock from the calculation of the number of shares of Company Common Stock into which each such share of Company Series B Preferred Stock would then be convertible), the Per Share Common Consideration, plus, to the extent provided in Section 1.8(e), (iii) the Per Share Stockholder Representative Escrow Amount;

(c) Company Series C Preferred Stock. Each share of Company Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares held in the Company’s treasury and Dissenting Shares, if any) shall automatically be canceled, retired and cease to exist and shall be converted, without any action on the part of the holder thereof, into the right to receive (without interest and subject to and in accordance with the terms of this Agreement): (i) the Per Share Series C Liquidation Preference, plus (ii) for each share of Company Common Stock into which such share of Company Series C Preferred Stock was convertible immediately prior to the Effective Time in accordance with the terms of the Company Certificate of Incorporation, the Per Share Common Consideration, plus, to the extent provided in Section 1.8(e), (iii) the Per Share Stockholder Representative Escrow Amount;

(d) Company Series D Preferred Stock. Each share of Company Series D Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares held in the Company’s treasury and Dissenting Shares, if any) shall automatically be canceled, retired and cease to exist and shall be converted, without any action on the part of the holder thereof, into the right to receive (without interest and subject to and in accordance with the terms of this Agreement): (i) the Per Share Series D Liquidation Preference, plus (ii) for each share of Company Common Stock into which such share of Company Series D Preferred Stock was convertible immediately prior to the Effective Time in accordance with the terms of the Company Certificate of Incorporation, the Per Share Common Consideration, plus, to the extent provided in Section 1.8(e), (iii) the Per Share Stockholder Representative Escrow Amount;

(e) Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held in the Company’s treasury and Dissenting Shares, if any) shall automatically be canceled, retired and cease to exist and shall be converted, without any action on the part of the holder thereof, into the right to receive (i) the Per Share Common Consideration, plus, to the extent provided in Section 1.8(e), (ii) the Per Share Stockholder Representative Escrow Amount;

(f) Treasury Shares. Each share of Company Common Stock and Company Preferred Stock held in the treasury of the Company immediately prior to the Effective Time shall automatically be canceled, retired and cease to exist and no payment shall be made with respect thereto; and

(g) Merger Sub Common Stock. Each share of the common stock, par value $0.0001, of Merger Sub outstanding immediately prior to the Effective Time shall be converted, without any action on the part of the holder thereof, into one share of common stock of the Surviving Corporation.

Notwithstanding the above, if the Company at any time or from time to time between the date of this Agreement and the Effective Time declares or pays any dividend on Company Capital Stock payable in Company Capital Stock or in any right to acquire Company Capital Stock, or effects a subdivision of the outstanding shares of Company Capital Stock into a greater number of shares of Company Capital Stock, or if the outstanding shares of Company Capital Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Company Capital Stock, then the amounts payable in respect of shares of Company Capital Stock pursuant to this Section 1.5 shall be appropriately adjusted.

1.6 Treatment of Company Options.

(a) Vesting of Options; In-the-Money Options. Each Company Option shall be fully vested immediately prior to, but contingent upon, the Closing. As of the Effective Time, each vested and unexercised Company Option (including Company Options that will vest as a result of the transactions contemplated hereby) that is outstanding immediately prior to the Effective Time with a per share exercise price that is less than or equal to the Per Share Common Consideration (each, an “In-the-Money Option”) will be canceled in exchange for the right to receive, without interest, for each share of Company Common Stock issuable upon exercise of such In-the-Money Option, the Per Share Option Consideration.

(b) Out-of-the-Money Options. As of the Effective Time, each unexercised Company Option that is outstanding immediately prior to the Effective Time with a per share exercise price that is greater than the Per Share Common Consideration will be canceled and cease to exist as of the Effective Time and no payment shall be made with respect thereto.

(c) Company Options. Prior to the Effective Time, the Company’s board of directors shall adopt any resolutions and take any actions which are necessary to effectuate this Section 1.6, and the Company shall (i) take all appropriate or necessary steps to effect the termination of the Company Option Plan as of the Effective Time, and (ii) take all actions necessary so that following the Effective Time, there shall be no outstanding Company Options as of the Effective Time. The Company shall solicit, before the Closing, an Acknowledgement and Release Agreement from each In-the-Money Optionholder.

1.7 Closing of the Company’s Transfer Books; Surrender of Certificates.

(a) At the Effective Time, all holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company (other than rights of Non-Dissenting Stockholders to receive applicable Merger Consideration hereunder), and the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7(b).

(b) At or prior to the Closing, Parent will deliver to the holders of Company Stock Certificates (i) a letter of transmittal substantially in the form of Exhibit E attached hereto (a “Letter of Transmittal”), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for applicable Merger Consideration. Upon surrender of a Company Stock Certificate to Parent for exchange, together with a duly executed Letter of Transmittal, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the Per Share Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article 1, and the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender the Per Share Merger Consideration for each share of Company Capital Stock represented by such Company Stock Certificate as contemplated by this Article 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the delivery of any applicable Merger Consideration, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide a customary affidavit of loss and indemnity.

1.8 Payment of Merger Consideration; Other Payments.

(a) Closing Merger Consideration. Commencing on the Closing Date and, in the case of any holder of Company Stock Certificates, within two (2) business days following receipt from such holder of each item required by Section 1.7(b), Parent shall pay or issue, or cause to be paid or issued, as applicable, the Merger Consideration payable at Closing (the “Closing Merger Consideration”) to each Company Equityholder, as follows:

(i) Parent shall pay, or cause to be paid, an amount in cash equal to such Company Equityholder’s Pro Rata Percentage of the Cash Portion of the Purchase Price, by wire transfer of immediately available funds to the applicable account of such Company Equityholder as designated on the Consideration Spreadsheet or as provided on instructions included in such Company Equityholder’s submitted Letter of Transmittal; provided, however, with respect to each In-the-Money Optionholder, Parent shall pay, or cause to be paid, such cash amount to the Company on behalf of such In-the-Money Optionholder, who shall be entitled to receive such cash amount (subject to any Tax withholding obligations) as part of the next full payroll cycle of Parent or the Surviving Corporation, as applicable, following the Closing; provided, further, that that each In-the-Money Optionholder shall execute an Acknowledgement and Release Agreement as a condition to receiving such In-the-Money Optionholder’s Pro Rata Percentage of such Cash Portion of the Purchase Price;

(ii) Parent shall issue to each Company Equityholder a Note with a principal amount (which principal amount shall be subject to adjustment pursuant to

Section 1.10) equal to such Company Equityholder’s Pro Rata Percentage of the Note Amount (less the Transaction Expense Note Amount);

(iii) Parent shall issue to each Company Equityholder a Warrant with a value equal to such Company Equityholder’s Pro Rata Percentage of the Warrant Amount (less the Transaction Expense Warrant Amount);

(iv) Parent shall issue to each Company Equityholder, such Company Equityholder’s Pro Rata Percentage of the Closing Stock Consideration Share Amount (less the Transaction Expense Closing Stock Consideration Share Amount), rounded up to the nearest whole share of Parent Common Stock, by causing the Transfer Agent to credit the balance account of such Company Equityholder with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if Parent is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the applicable shares of Parent Common Stock to or resale of such shares by such Company Equityholder or (B) the applicable shares of Parent Common Stock are eligible for resale by such Company Equityholder without volume or manner-of-sale limitations pursuant to Rule 144, and otherwise by physical delivery of a certificate, registered in Parent’s share register in the name of such Company Equityholder, for the number of applicable shares of Parent Common Stock comprising the applicable portion of the Closing Stock Consideration Share Amount to which such Company Equityholder is entitled hereunder.

(b) Post-Closing Merger Consideration.

(i) Within ten (10) days after the submission by any of Parent or any Parent Affiliate (including the Surviving Corporation) or any of their respective licensees, transferees, successors or assigns to any Regulatory Authority of an application for Regulatory Approval (which shall include making a request of a notified body for audit of the quality management system and/or technical file/design dossier for CE marketing purposes) for an indication for use (“IFU”) of a product that includes specifically recording of muscle activity, also known as Electromyography (“EMG” and the occurrence of such submission, the “First Milestone”), Parent shall issue to: (A) the Non-Cash Transaction Expense Recipients, such Non-Cash Transaction Expense Recipients’ respective pro rata portions of the Transaction Expense First Milestone Share Amount in accordance with the Consideration Spreadsheet, rounded up to the nearest whole share of Parent Common Stock; and (B) to the Company Equityholders, such Company Equityholder’s Pro Rata Percentage of the remaining portion of the First Milestone Share Amount, rounded up to the nearest whole share of Parent Common Stock. Parent shall issue the applicable shares of Parent Common Stock pursuant to subclauses (A) and (B) above by causing the Transfer Agent to credit the balance account of such applicable Company Equityholder or Non-Cash Transaction Expense Recipient with The Depository Trust Company through its DWAC if Parent is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the applicable shares of Parent Common Stock to or resale of such shares by such applicable Company Equityholder or Non-Cash Transaction Expense Recipient or (B) the applicable shares of Parent Common Stock are eligible for resale by such applicable Company Equityholder or Non-Cash Transaction Expense Recipient without volume or manner-of-sale limitations pursuant to Rule 144, and otherwise by physical delivery of a certificate, registered in Parent’s share register in the name of such applicable Company Equityholder or Non-Cash Transaction Expense Recipient, for the number of applicable shares of Parent Common Stock comprising the applicable portion of the First Milestone Share Amount to which such applicable Company Equityholder or Non-Cash Transaction Expense Recipient is entitled hereunder.

(ii) Subject to receipt of the Required Parent Stockholder Consent, within ten (10) days after receipt by any of Parent or any Parent Affiliate (including the Surviving Corporation) or any of their respective licensees, transferees, successors or assigns of the first Regulatory Approval from any Regulatory Authority (which shall include making self-certification for CE marketing purposes) for an IFU of a product that includes specifically EMG (the occurrence of the receipt of such Regulatory Approval, the “Second Milestone”), Parent shall issue to: (A) the Non-Cash Transaction Expense Recipients, such Non-Cash Transaction Expense Recipients’ respective pro rata portions of the Transaction Expense Second Milestone Share Amount in accordance with the Consideration Spreadsheet, rounded up to the nearest whole share of Parent Common Stock; and (B) to the Company Equityholders, such Company Equityholder’s Pro Rata Percentage of the remaining portion of the Second Milestone Share Amount, rounded up to the nearest whole share of Parent Common Stock. Parent shall issue the applicable shares of Parent Common Stock pursuant to subclauses (A) and (B) above by causing the Transfer Agent to credit the balance account of such applicable Company Equityholder or Non-Cash Transaction Expense Recipient with The Depository Trust Company through its DWAC if Parent is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the applicable shares of Parent Common Stock to or resale of such shares by such applicable Company Equityholder or Non-Cash Transaction Expense Recipient or (B) the applicable shares of Parent Common Stock are eligible for resale by such applicable Company Equityholder or Non-Cash Transaction Expense Recipient without volume or manner-of-sale limitations pursuant to Rule 144, and otherwise by physical delivery of a certificate, registered in Parent’s share register in the name of such applicable Company Equityholder or Non-Cash Transaction Expense Recipient, for the number of applicable shares of Parent Common Stock comprising the applicable portion of the Second Milestone Share Amount to which such applicable Company Equityholder or Non-Cash Transaction Expense Recipient is entitled hereunder.

(c) Withholding Taxes. Parent and the Surviving Corporation shall be entitled to deduct and withhold from any Merger Consideration payable or otherwise deliverable to any Company Equityholder pursuant to this Agreement such amounts as Parent or the Surviving Corporation and the Stockholder Representative mutually agree are required to be deducted or withheld therefrom under the Code or under any other Legal Requirement relating to Taxes. To the extent such amounts are so deducted or withheld and paid over to the appropriate Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the applicable Company Equityholder to whom such amounts would otherwise have been paid.

(d) Escheat. Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Capital Stock or any other person with respect to any Merger Consideration delivered to any public official in good faith pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

(e) Stockholder Representative Escrow Amount.

(i) At the Closing, Parent shall pay (or cause to be paid) by wire transfer of immediately available funds, to the Stockholder Representative, the Stockholder Representative Escrow Amount, to be held by the Stockholder Representative in the Stockholder Representative Escrow Account for purposes set forth in this Agreement or any applicable Transaction Document. The Stockholder Representative shall have sole control of withdrawals from, or other decisions with respect to, the Stockholder Representative Escrow Fund in accordance with Section 10.1.

(ii) At the sole discretion of the Stockholder Representative and in accordance with Section 10.1, the Stockholder Representative shall pay to each Non-Dissenting Stockholder, such Non-Dissenting Stockholder’s Pro Rata Percentage of any applicable portion of the Stockholder Representative Escrow Fund remaining from time to time, by check or wire transfer of immediately available funds (at the sole discretion of the Stockholder Representative), to the account designated for such Non-Dissenting Stockholder, as applicable, in the Consideration Spreadsheet.

(f) Transaction Expenses. At the Closing, Parent shall issue and deliver (or cause to be issued and delivered) to the Company or pay (or cause to be paid) by wire transfer of immediately available funds on the Company’s behalf, in each case at the direction of the Company, sufficient funds, Notes, Warrants and shares comprising the Transaction Expense Closing Stock Consideration Share Amount, in each case, to enable the Company to satisfy all applicable Transaction Expenses set forth in the Consideration Spreadsheet. Parent shall issue to each applicable Non-Cash Transaction Expense Recipient any shares comprising the applicable portion of the Transaction Expense Closing Stock Consideration Share Amount to which such Non-Cash Transaction Expense Recipient is entitled hereunder by causing the Transfer Agent to credit the balance account of such Non-Cash Transaction Expense Recipient with The Depository Trust Company through its DWAC if Parent is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the applicable shares of Parent Common Stock to or resale of such shares by such Non-Cash Transaction Expense Recipient or (B) the applicable shares of Parent Common Stock are eligible for resale by such Non-Cash Transaction Expense Recipient without volume or manner-of-sale limitations pursuant to Rule 144, and otherwise by physical delivery of a certificate, registered in Parent’s share register in the name of such Non-Cash Transaction Expense Recipient, for the number of applicable shares of Parent Common Stock comprising the applicable portion of the Transaction Expense Closing Stock Consideration Share Amount to which such Non-Cash Transaction Expense Recipient is entitled hereunder.

1.9 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Capital Stock held by a holder who has made a demand for payment and appraisal of such shares in accordance with Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive any Merger Consideration in accordance with Sections 1.5 and 1.8, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive applicable Merger Consideration in accordance with Sections 1.5 and 1.8, without interest thereon, upon surrender of the Company Stock Certificate representing such shares, and the holder of such shares shall be deemed to constitute a “Non-Dissenting Stockholder” for purposes of this Agreement.

(c) The Company shall give Parent (i) prompt written notice of any demand for payment and appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Parent shall have given its written consent to such payment or settlement offer.

(d) Each Key Stockholder hereby irrevocably and unconditionally waives, and agrees not to assert, any right of appraisal or any similar right relating to the Merger that such Key Stockholder may have by virtue of, or with respect to, any shares of Company Capital Stock or other securities of the Company owned by such Key Stockholder.

1.10 Cash and Working Capital Adjustment. The Merger Consideration shall be subject to adjustment on the following terms:

(a) Closing Adjustment. At least three business day before the Closing, the Company shall prepare and deliver to Parent a statement setting forth its good faith estimate of the Closing Cash (the “Estimated Closing Cash”) and Closing Working Capital (the “Estimated Closing Working Capital”), and a calculation thereof, which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the Contemplated Transactions) (the “Estimated Closing Statement”), and a certificate signed on the Company’s behalf by the Chief Financial Officer of the Company that the Estimated Closing Cash and Estimated Closing Statement was prepared in accordance with GAAP, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such Estimated Closing Statement was being prepared as of a fiscal year end (except that, in the case of unaudited financial statements, such financial statements will not contain footnotes and are subject to normal, immaterial, year-end audit adjustments) (GAAP, as so applied, the “Company Accounting Methodologies”).

(b) Post-Closing Adjustment.

(i) Within 120 days after the Closing Date, Parent shall prepare and deliver to Stockholder Representative a statement setting forth its calculation of Closing Cash and Closing Working Capital, which statement shall contain an unaudited balance sheet of the Company as of the Closing Date (without giving effect to the Contemplated Transactions), (the “Closing Statement”) and a certificate of the Chief Financial Officer of Parent that the Closing Statement was prepared in accordance with the Company Accounting Methodologies.

(ii) After receipt of the Closing Statement, Stockholder Representative shall have 30 days (the “Review Period”) to review the Closing Statement. During the Review Period, Stockholder Representative and its accountants and other representatives shall have full access to the books and records of the Surviving Corporation, the personnel of, and work papers prepared by, Parent and/or its accountants to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in the Surviving Corporation’s or Parent’s possession) relating to the Closing Statement as Stockholder Representative may reasonably request for the purpose of reviewing the Closing Statement, provided, that such access shall be during normal business hours. Prior to the expiration of the Review Period, Stockholder Representative may object to the Closing Statement by delivering to Parent a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If Stockholder Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement and the Closing Cash and Closing Working Capital reflected therein shall be deemed to have been accepted by Stockholder Representative. If Stockholder Representative delivers the Statement of Objections before the expiration of the Review Period, Parent and Stockholder Representative shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Closing Statement and the Closing Cash and Closing Working Capital reflected therein with such changes as may have been previously agreed in writing by Parent and Stockholder Representative, shall be final and binding.

(iii) If Stockholder Representative and Parent fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to RSM US LLP or, if RSM US LLP is unable to serve, Parent and Stockholder Representative shall appoint by mutual agreement an impartial nationally recognized firm of independent certified public accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Closing Statement and the Closing Cash and Closing Working Capital reflected therein. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after the Independent Accountant’s engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Statement and the Closing Cash and Closing Working Capital reflected therein shall be conclusive and binding upon the parties hereto. The fees and expenses of the Independent Accountant shall be paid by the Stockholder Representative, on the one hand, and by Parent, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Stockholder Representative or Parent, respectively, bears to the aggregate amount actually contested by the Stockholder Representative and Parent.

(iv) Upon final determination of the Closing Statement and the Closing Cash (the “Final Closing Cash”) and Closing Working Capital (the “Final Closing Working Capital”) reflected therein, the Note Amount shall be (A) increased by the amount that the Final Closing Cash exceeds the Estimated Closing Cash, (B) decreased by the amount that the Estimated Closing Cash exceeds the Final Closing Cash, (C) increased by any Final Closing Working Capital Overage, and (D) decreased by any Final Closing Working Capital Underage. In each such case, the principal amount of each Note issued pursuant to Section 1.8(a)(ii) shall be automatically increased or decreased without any action on the part of Parent, the Surviving Corporation or the holder thereof to reflect such increase or decrease in the Note Amount (as applied pursuant to Section 9.7(c) through (f)).

1.11 Consideration Spreadsheet.

(a) At least three business day before the Closing and concurrently with the delivery of the Estimated Closing Statement, the Company shall prepare and deliver to Parent a spreadsheet (the “Consideration Spreadsheet”), signed on the Company’s behalf by the Chief Financial Officer of the Company, which shall set forth, as of the Closing Date and immediately prior to the Closing Date, the following:

(i) the names, addresses and wire instructions of all holders of Company Capital Stock and the number and form of Company Capital Stock held by such Persons;

(ii) the names and addresses of all In-the-Money Optionholders, together with the number of shares of Company Common Stock subject to In-the-Money Options held by such Persons, the grant date and exercise price for such In-the-Money Options;

(iii) detailed calculations of the Merger Consideration, Fully Diluted Company Share Number and Per Share Merger Consideration;

(iv) the portion of each element of the Merger Consideration that each Company Equityholder is eligible to receive hereunder;

(v) the aggregate amount of Transaction Expenses payable or issuable to any recipient thereof, together with wire instructions for such recipient and, with respect to the Non-Cash Transaction Expense Recipients, a physical mailing address for the issuance of the applicable Notes, Warrants and shares comprising Transaction Expenses, as applicable; and

(vi) the wire instructions of the Stockholder Representative Escrow Account.

(b) The parties agree that Parent and Merger Sub shall be entitled to rely on the Consideration Spreadsheet in making payments under Article 1 and Parent and Merger Sub shall not be responsible for the calculations or the determinations regarding such calculations in such Consideration Spreadsheet.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants, to and for the benefit of Parent and Merger Sub, as of the date hereof and as of the Closing Date (provided, however, that the making of such representations and warranties as of the Closing Date shall in no event be deemed to constitute a covenant or obligation of the Company), as follows:

2.1 Due Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all necessary corporate power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Contracts by which it is bound. The Company is qualified, authorized, registered or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its assets owned or used or the nature of its activities would make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company. The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “SafeOp Surgical, Inc.”. Schedule 2.1 accurately sets forth: (i) the names of the members of the board of directors of the Company; and (ii) the names and titles of the officers of the Company.

2.2 Organizational Documents; Records. The Company has delivered to Parent accurate and complete copies of: (i) its Organizational Documents, including all amendments thereto; (ii) the stock records of the Company; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company. The books of account, stock records, minute books and other records of the Company are accurate, up to date and complete in all material respects, and have been maintained in accordance with prudent business practices.

2.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock, of which 8,274,708 shares have been issued and are outstanding as of the date of this Agreement, 4,340,000 shares of Company Series A Preferred Stock, all of which have been issued and are outstanding as of the date of this Agreement, 1,097,783 shares of Company Series B Preferred Stock, all of which have been issued and are outstanding as of the date of this Agreement, 7,096,900 shares of Company Series C Preferred Stock, all of which have been issued and are outstanding as of the date of this Agreement, and 6,036,616 shares of Company Series D Preferred Stock, all of which have been issued and are outstanding as of the date of this Agreement. The Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Schedule 2.3(a): (i) none of the outstanding shares of Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Capital Stock is subject to any right of first refusal or similar right in favor of the Company or any other Person; and (iii) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Capital Stock. The Company is not under any obligation, and is not bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or any other securities.

(b) As of the date of this Agreement, 582,203 shares of Company Common Stock are subject to issuance pursuant to outstanding Company Options. Schedule 2.3(b) sets forth accurate and complete information with respect to the holder, the exercise price, and the shares underlying each Company Option outstanding as of the date of this Agreement. No outstanding Company Option is held by a Person residing or domiciled outside of the United States. All outstanding Company Options were granted pursuant to the terms of the Company Option Plan. The Company Option Plan is the only stock option plan administered by the Company. The Company Option Plan is binding upon and enforceable by the Company against all holders of Company Options. Except pursuant to this Agreement or as set forth in Schedule 2.3(b), there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive (A) any shares of capital stock or other securities of the Company, or (B) any portion of any Merger Consideration payable in connection with the Merger.

(c) All of the outstanding shares of capital stock, options, warrants and other securities of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts. The Company has not repurchased, redeemed or otherwise reacquired any shares of Company Capital Stock or other securities of the Company.

2.4 Authorization. The Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder and the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company. The board of directors of the Company (at a meeting duly called and held or pursuant to unanimous written consent) has (a) unanimously determined that the Merger is advisable and in the best interests of the Company and its stockholders, (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Merger and the other Contemplated Transactions, and (c) unanimously recommended the approval of this Agreement and the Contemplated Transactions by the holders of Company Capital Stock and directed that this Agreement and the Contemplated Transactions be submitted for consideration by the Company’s stockholders. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the enforcement of creditors’ rights generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies ((i) and (ii), together, the “Bankruptcy and Equity Exceptions”).

2.5 No Violations; Consents. Except as set forth in Schedule 2.5, neither the execution, delivery or performance of this Agreement or any of the other Transaction Documents to which the Company is party, nor the consummation of the Merger or any of the other Contemplated Transactions will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the Organizational Documents of the Company, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of the Company;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company, or any of the assets owned or used by the Company, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company;

(d) result in a breach of, or result in a default under, any provision of any Company Contract that constitutes a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Company Contract, (iii) accelerate the maturity or performance of any obligation under any such Company Contract, or (iv) cancel, terminate or modify any term of any such Company Contract; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company, except to the extent arranged or facilitated by, through or on behalf of Parent or any affiliate thereof.

Except as may be required by the DGCL, and except as set forth in Schedule 2.5, the Company was not, is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other Contemplated Transactions, or (y) the consummation of the Merger or any of the other Contemplated Transactions. For purposes of this Agreement, the Company will be deemed to be or to have been “required” to obtain a Consent if the failure to obtain such Consent (i) reasonably could result in the imposition of any liability or obligation on, or the expansion of any liability or obligation of, the Company under applicable Legal Requirements or Contractual obligations existing as of the date hereof, (ii) reasonably could result in the termination, modification or limitation of any contractual right of the Company, (iii) reasonably could otherwise have a Material Adverse Effect on the Company or (iv) reasonably could prevent the Company from performing its obligations under this Agreement or any of the other Transaction Documents.

2.6 Vote Required. The affirmative votes of the holders of (i) a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class with the outstanding shares of Company Preferred Stock voting on an as-converted to Company Common Stock basis (assuming in the case of the Company Series A Preferred Stock and the Company Series B Preferred Stock that each holder thereof received cash for any accrued and unpaid Series A Dividends (as defined in the Company Certificate of Incorporation) and Series B Dividends (as defined in the Company Certificate of Incorporation), as applicable, upon conversion) and (ii) a majority of the outstanding shares of Company Preferred Stock, voting together on an as-converted to Company Common Stock basis (assuming in the case of the Company Series A Preferred Stock and the Company Series B Preferred Stock that each holder thereof received cash for any accrued and unpaid Series A Dividends (as defined in the Company Certificate of Incorporation) and Series B Dividends (as defined in the Company Certificate of Incorporation), as applicable, upon conversion) (the votes referred to in clauses “(i)” and “(ii)” of this sentence being referred to collectively as the “Required Company Stockholder Vote”) are the only votes of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and approve the Merger and the other Contemplated Transactions. The Key Stockholders collectively own of record (and will continue to own of record through the Closing) a sufficient number of shares of Company Capital Stock to obtain the Required Company Stockholder Vote. An amount equal to the amount of all accrued and unpaid Series A Dividends and Series B Dividends shall be paid to the respective holders of Company Series A Preferred Stock and Company Series B Preferred Stock, as applicable, as part of the Per Share Series A Liquidation Preference and Per Share Series B Liquidation Preference, respectively.

2.7 No Subsidiaries or Investments. The Company has no Subsidiaries and does not own any capital stock of, or any equity interest of any nature in, any Entity. The Company has not agreed and is not obligated to make, and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of, or otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

2.8 Financial Statements.

(a) The Company has delivered to Parent the following financial statements and notes (collectively, the “Company Financial Statements”): (i) the audited consolidated balance sheets of the Company as of December 31, 2017 and 2016 and the related audited consolidated statements of income, statements of stockholders’ equity and statements of cash flows of the Company for the years then ended, together with the notes thereto; and (ii) the unaudited consolidated balance sheet of the Company as of February 28, 2018 (the “Unaudited

Balance Sheet”), and the related unaudited consolidated statement of income, statement of stockholders’ equity and statement of cash flows of the Company for the year then ended.

(b) The Company Financial Statements fairly present in all material respects the financial condition of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby and have been prepared from the books and records of the Company. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except that, in the case of unaudited financial statements, such financial statements will not contain footnotes and are subject to normal, immaterial, year-end audit adjustments).

(c) The financial statements to be delivered pursuant to Section 5.1 (i) will fairly present in all material respects the financial condition of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby, and (ii) will be prepared in accordance with GAAP applied on a basis consistent with the basis on which the Company Financial Statements were prepared (except that, in the case of unaudited financial statements, such financial statements will not contain footnotes and are subject to normal, immaterial, year-end audit adjustments).

(d) The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the assets of the Company; (iii) access to the assets of the Company is permitted only in accordance with management’s authorization; (iv) the reporting of the assets of the Company is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(e) The Company maintains disclosure controls and procedures customary for similarly structured companies of the size and nature of the Company that are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s consolidated financial statements. None of the Company, the Company’s independent auditors and, to the Knowledge of the Company, any Company Employee, has identified or been made aware of any fraud, whether or not material, that involves Company’s management or other Company Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or any claim or allegation regarding any of the foregoing. The Company has not received any written complaint, allegation, assertion or claim (or, to the Company’s Knowledge, oral complaint, allegation, assertion or claim), in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls or any material inaccuracy in the Company’s financial statements. No attorney representing the Company, whether or not employed by the Company, has reported to the board of directors of the Company or any committee thereof or to any director or officer of the Company evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company. Since January 1, 2016, there has been no change in the Company’s accounting policies, except as described in the Financial Statements.

2.9 Absence of Changes. Except as set forth in Schedule 2.9, since January 1, 2018: (a) there has not been any Material Adverse Effect on the Company; (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of the Company (whether or not covered by insurance); (c) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since January 1, 2017, exceeds $100,000 in the aggregate; (d) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or Indebtedness owing to the Company in an aggregate amount in excess of $25,000; (e) the Company has not taken any action of the type referred to in Section 5.2(b); and (f) the Company has not agreed or committed to take any of the actions referred to in clauses “(c)” through “(e)” of this sentence.

2.10 Assets. The Company owns, and has good, valid and marketable title to, all tangible assets purported to be owned by it, including all such assets reflected on the Unaudited Balance Sheet. All of said assets are owned by the Company free and clear of any Encumbrances, except for Permitted Encumbrances or other liens described in Schedule 2.10. The Company owns or leases all tangible assets sufficient for the conduct of its business as presently conducted, which tangible assets are reflected in the Financial Statements (other than to the extent disposed of in the Ordinary Course of Business). Each such tangible asset is free from defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

2.11 Bank Accounts; Receivables.

(a) Schedule 2.11(a) sets forth an accurate list of (i) the name and address of each bank or financial institution with which the Company has an account, (ii) the name of each person authorized to draw thereon or have access thereto, and (iii) the account number for each bank account of the Company.

(b) All accounts receivable of the Company reflected on the Unaudited Balance Sheet, as well as accounts receivable that have arisen since February 28, 2018, in each case, that have not yet been collected: (i) have arisen from bona fide transactions entered into in the Ordinary Course of Business, and (ii) constitute only valid, undisputed claims of Company, not subject to valid claims of set-off or other valid defenses or counter-claims other than normal cash discounts accrued in the Ordinary Course of Business. A complete and accurate list of such accounts receivable, showing the aging thereof, is included in Schedule 2.11. The Company has not received any written notice from an account debtor stating that any account receivable in an amount in excess of $10,000 is subject to any contest, claim or set off by such account debtor.

(c) Schedule 2.11 contains an accurate and complete list as of the date of this Agreement of all currently outstanding loans and advances made by the Company to any Company Employee, other than routine travel advances made to Company Employees in the Ordinary Course of Business.

2.12 Leases; Leased Real Property.

(a) Schedule 2.12 sets forth a list of all leases, licenses, permits, subleases and occupancy agreements, together with all amendments and supplements thereto, with respect to all real property in which the Company has a leasehold interest, whether as lessor, sublessor, licensor, lessee, sublessee or licensee (each, a “Lease” and collectively, the “Leases”; the property covered by Leases under which the Company is a lessee is referred to herein as the “Leased Real Property”). The Company has delivered to Parent true, correct and complete copies of all Leases. No option has been exercised under any of such Leases, except options whose exercise has been evidenced by a written document, a true, complete and accurate copy of which has been delivered to Parent or its Representatives with the corresponding Lease. The Company owns no real property, other than the applicable leasehold interest therein.

(b) Each Lease is in full force and effect and, subject to the Bankruptcy and Equity Exceptions is a valid, binding and enforceable obligation of the Company in accordance with its respective terms and no Lease has been modified or amended except pursuant to an amendment referred to on Schedule 2.12. To the Company’s Knowledge, neither the Company nor any other party to a Lease has given to the other party written notice of or has made a claim with respect to any material breach or default of or with respect to any Lease which remains uncured. The Company is not in default of any material obligation of the Company under any Lease and, to the Company’s Knowledge, no other party to a Lease is in material default of its obligations thereunder.

(c) Except as set forth on Schedule 2.12, none of the Leased Real Property is subject to any sublease, license or other agreement to which the Company is a party granting to any Person or entity any right to the use, occupancy or enjoyment of such property or any portion thereof. To the Company’s Knowledge, the Leased Real Property, all improvements thereon and thereto owned by the Company, and the operations therein conducted by the Company, conform to and comply with all applicable health, fire, insurance, safety, zoning and building Legal Requirements, ordinances and administrative regulations, Governmental Authorizations and other regulations (including the Americans with Disabilities Act) and all covenants, easements, rights of way, licenses, grants, building or use restrictions, exceptions, encroachments, reservations or other impediments, and do not and will not give rise to any penalty, fine or other liability, and the Company has not received any written notice from any Governmental Body to the contrary which remains uncured.

(d) To the Company’s Knowledge, the Leased Real Property has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it is currently used.

(e) There are no guaranties (from the Company or, to the Knowledge of the Company, from any other Person) in favor of the lessors of any of the Leased Real Property.

(f) The Company has not sold, assigned, transferred, pledged or encumbered all or any part of its leasehold interests in the Leased Real Property.

(g) No security deposits are currently held by the Company or otherwise owed to any tenants under the Leases.

2.13 Intellectual Property.

(a) Schedule 2.13(a) accurately identifies and describes:

(i) in Schedule 2.13(a)(i), each Company Product currently being developed, manufactured, marketed, distributed, licensed, sold or made available (as part of service bureau, time-sharing, application service provided or similar arrangement or otherwise) by the Company;

(ii) in Schedule 2.13(a)(ii): (A) each item of Registered IP in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest;

(iii) in Schedule 2.13(a)(iii): (A) all Intellectual Property Rights or Intellectual Property licensed to the Company (other than any non-customized software that: (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license, (2) is not incorporated into any Company Product, or used by the Company in the development, manufacturing, provision or distribution of, any Company Product, and (3) is generally available on standard terms for less than $5,000) and (B) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to the Company; and

(iv) in Schedule 2.13(a)(iv): (A) each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP (other than End User Licenses); and (B) whether the licenses or rights so granted are exclusive or nonexclusive.

(b) The Company has provided to Parent a complete and accurate copy of each standard form of Company IP Contract used by the Company at any time, including each standard form of: (i) end user license agreement or terms; (ii) development agreement; (iii) distributor, reseller or sales representative agreement; (iv) maintenance or support agreement or terms; (v) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (vi) consulting, independent contractor or professional services agreement; or (vii) confidentiality or nondisclosure agreement.

(c) The Company exclusively owns all right, title and interest to and in the Company IP and has a valid license under Intellectual Property Rights licensed to the Company as identified in Schedule 2.13(a)(iii), free and clear of any Encumbrances (other than licenses granted pursuant to the Contracts listed in Schedule 2.13(a)(iv) and other than End User Licenses). Without limiting the generality of the foregoing:

(i) all documents and instruments necessary to establish, secure and perfect the rights of the Company in the Company IP that is Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

(ii) each Person who is or was a Company Employee and who is or was involved in the creation or development of any Company Product (other than Intellectual Property licensed to the Company) or any Company IP has signed a valid and enforceable agreement containing an irrevocable assignment of Intellectual Property Rights to the Company and confidentiality provisions protecting the Company IP;

(iii) no Company Employee has any claim, right (whether or not currently exercisable) or interest to or in any Company IP;

(iv) to the Knowledge of the Company, no Company Employee is: (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company; or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality as a result of his or her employment or activities with the Company;

(v) no funding, facilities or personnel of any Governmental Body or college, university or other education institution were used, directly or indirectly, to develop or create, in whole or in part, any Company Product (to the Knowledge of the Company, with respect to Intellectual Property licensed to the Company) or any Company IP;

(vi) the Company has taken all commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all source code for Company Software and all other proprietary information held by the Company, or purported to be held by the Company, as a trade secret;

(vii) the Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right in the Company IP to any other Person;

(viii) the Company is not bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any Company IP anywhere in the world; and

(ix) to the Knowledge of the Company, the Company owns or otherwise has, and after the Closing the Surviving Corporation will continue to have, all Intellectual Property Rights needed to conduct the business of the Company as currently conducted and currently planned by the Company to be conducted.

(d) to the Knowledge of the Company, all Company IP is valid, subsisting and enforceable. Without limiting the generality of the foregoing:

(i) to the Knowledge of the Company, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Company conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used or applied for by any other Person;

(ii) to the Knowledge of the Company, none of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which the Company has or purports to have an ownership interest has been impaired;

(iii) to the Knowledge of the Company, each item of Company IP that is Registered IP is and at all times has been in compliance with all Legal Requirements, and all filings, payments and other actions required to be made or taken to maintain each such item of Company IP in full force and effect have been made by the applicable deadline;

(iv) Schedule 2.13(d)(v) accurately identifies and describes each filing, payment, and action that must be made or taken on or before the date that is 120 days after the date of this Agreement in order to maintain each item of Company IP that is Registered IP in full force and effect;

(v) no interference, opposition, reissue, reexamination or other Legal Proceeding of any nature is or has been pending or, to the Knowledge of the Company, threatened, in which the scope, validity or enforceability of any Company IP is being, has been or could reasonably be expected to be contested or challenged; and

(vi) to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to render any Company IP invalid or unenforceable.

(e) Neither the execution, delivery or performance of this Agreement nor the consummation of the Contemplated Transactions will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Company IP; (ii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; or (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

(f) To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company IP.

(g) To the Knowledge of the Company, the Company has never infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:

(i) to the Knowledge of the Company, no Company Product, no Company Software and no Company IP ever owned, used or developed by the Company, has ever infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person;

(ii) no infringement, misappropriation or similar claim or Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened against the Company or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or Legal Proceeding;

(iii) the Company has never received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation by the Company, Company Employee, Company Product or Company Software of any Intellectual Property Right of another Person;; and

(iv) the Company is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any intellectual property infringement, misappropriation or similar claim (other than pursuant to the standard forms of Company IP Contracts described in Section 2.13(b));

(v) the Company has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation or violation of any Intellectual Property Right (other than pursuant to the standard forms of Company IP Contracts described in Section 2.13(b)); and

(vi) no claim or Legal Proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Company is pending against the Company or, to the Knowledge of the Company, has been threatened, except for any such claim or Legal Proceeding that, if adversely determined, would not adversely affect: (A) the use or exploitation of such Intellectual Property or Intellectual Property Right by the Company; or (B) the development, manufacturing, distribution, support, provision or sale of any Company Product.

(h) To the Company’s Knowledge, none of the Company Software: (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Company Software; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Company Software.

(i) To the Company’s Knowledge, none of the Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(j) None of the Company Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) could or does require, or could or does condition the use or distribution of such Company Software on, the disclosure, licensing or distribution of any source code for any portion of such Company Software; or (ii) could or does otherwise impose any limitation, restriction or condition on the right or ability of the Company to use or distribute any Company Software.

(k) Except as set forth in Schedule 2.13(k), no source code for any Company Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, a Company Employee. Except as set forth in Schedule 2.13(k), the Company does not have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Company Software to any other Person.

(l) No source code for any Company Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, a Company Employee. The Company does not have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or other Person. To the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Company Software to any other Person.

(m) The Company has taken all commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information of the Company (including trade secrets) or provided by any third party to the Company (“Confidential Information”). All Company Employees and any third party having access to Confidential Information have executed and delivered to the Company a written agreement regarding the protection of such Confidential Information. The Company has implemented and maintains commercially reasonable security, disaster recovery and business continuity plans consistent with industry practices of companies offering similar services, and acts in compliance therewith. To the Knowledge of the Company, the Company has not experienced any breach of security or otherwise unauthorized access by third parties to the Confidential Information, including Personal Data in the Company’s possession, custody or control. To the Knowledge of the Company, there has been no Company or third-party breach of confidentiality.

(n) The arrangements relating to the information and communications technology infrastructure and systems (including software, hardware, firmware, networks and the Company Websites) that is or has been used in the business (collectively, the “ICT Infrastructure”) will not be adversely affected by the Merger or the other Contemplated Transactions, and the ICT Infrastructure will continue to be available for use by the Company immediately following the consummation of the Contemplated Transactions and thereafter on substantially the same terms and conditions as prevailed immediately before the Closing, without further action or payment by Parent. The ICT Infrastructure that is currently used in the business constitutes all the information and communications technology and other systems infrastructure reasonably necessary to carry on the business, including having sufficient capacity and maintenance and support requirements to satisfy the requirements of the business with regard to information and communications technology, data processing and communications. To the Knowledge of the Company, the ICT Infrastructure is protected by adequate security and disaster recovery arrangements for preventing unauthorized access to the ICT Infrastructure. The Company has not experienced, and to the Knowledge of the Company no circumstances exist that are likely or expected to give rise to, any disruption in or to the operation of the Company’s business as a result of: (A) any substandard performance or defect in any part of the ICT

Infrastructure whether caused by any viruses, bugs, worms, software bombs or otherwise, lack of capacity or otherwise or (B) a breach of security in relation to any part of the ICT Infrastructure.

(o) To the Knowledge of the Company, the Company has complied with applicable Legal Requirements and with its internal privacy policies relating to the use, collection, storage, disclosure and transfer of any Personal Data collected by the Company or by third parties having authorized access to the records of the Company. The execution, delivery and performance of this Agreement by the Company will comply with all applicable Legal Requirements relating to privacy and with the Company’s privacy policies. The Company has not received any complaint regarding its collection, use or disclosure of Personal Data. The appropriate standard terms and conditions and (where applicable) privacy policy of the Company govern access to, and use of, any Company Website. To the Knowledge of the Company, no breach, security incident or violation of any data security policy in relation to Company Data has occurred or is threatened, and there has been no unauthorized or illegal Processing of any Company Data. To the Knowledge of the Company, no circumstance has arisen in which: (i) Privacy Laws would require the Company to notify a Governmental Body of a data security breach or security incident or (ii) applicable guidance or codes of practice promulgated under Privacy Laws would recommend the Company to notify a Governmental Body of a data security breach.

(p) To the Knowledge of the Company, the contents of any Company Website and all transactions conducted over the Internet comply with applicable Legal Requirements and codes of practice in any applicable jurisdiction.

2.14 Contracts.

(a) For purposes of this Agreement, each of the following shall be deemed to constitute a “Material Contract” and Schedule 2.14(a)(i) through 2.14(a)(xix) accurately identifies each Company Contract that constitutes a Material Contract.

(i) any Contract (A) relating to the employment of, or the performance of services by, any Company Employee, (B) pursuant to which the Company is or may become obligated to make any severance, termination or similar payment to any Company Employee, or (C) pursuant to which the Company is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $25,000 to any Company Employee;

(ii) any Company IP Contract (including End User Licenses) and any other Contract relating to the acquisition, sale, transfer or development of any Intellectual Property or Intellectual Property Right;

(iii) any Contract relating to the acquisition, sale, spinoff or outsourcing of any business unit;

(iv) any Contract that provides for indemnification of any Company Employee, officer, director or agent;

(v) any Contract imposing any restriction on the right or ability of the Company (A) to compete with, solicit any customer of or perform services for other Persons, (B) to solicit, hire or retain any Person as an employee, consultant or independent contractor, or (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person;

(vi) any Contract creating or involving any sales agency, distribution or reseller or franchise relationship;

(vii) any Contract (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any equity securities of the Company, (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any equity securities of the Company, or (C) providing the Company with any right of first refusal with respect to, or right to repurchase or redeem, any equity securities;

(viii) any Contract relating to the creation of any Encumbrance (other than Permitted Encumbrances) with respect to any asset of the Company;

(ix) any Contract incorporating or relating to any guaranty, any pledge, or any completion bond or any similar obligation, except for Contracts substantially identical to the standard forms of end-user licenses previously delivered by the Company to Parent;

(x) any Contract relating to any currency hedging;

(xi) any Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(xii) any Contract related to Indebtedness and any real estate lease;

(xiii) any Contract constituting or relating to a Government Contract;

(xiv) any Contract (A) imposing any confidentiality obligation on the Company or on any other Person (other than routine nondisclosure agreements entered into by the Company in the Ordinary Course of Business), (B) containing “standstill” or similar provisions, or (C) providing any right of first negotiation, right of first refusal or similar right to any Person;

(xv) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party;

(xvi) any Contract that has a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company (other than routine nondisclosure agreements entered into by the Company in the Ordinary Course of Business);

(xvii) any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $25,000 in the aggregate;

(xviii) any Contract that could reasonably be expected to have or result in a material effect on (A) the business, condition, capitalization, assets, Intellectual Property, liabilities, results of operations, financial performance or prospects of the Company or (B) the ability of the Company to perform any of its obligations under this Agreement or to consummate any of the Contemplated Transactions; and

(xix) any other Contract, if a breach of such Contract or the termination of such Contract could reasonably be expected to have or result in a Material Adverse Effect on the Company.

The Company has delivered to Parent an accurate and complete copy of each Company Contract that constitutes a Material Contract, including all amendments thereto.

(b) Each Company Contract that constitutes a Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(c) Except as set forth in Schedule 2.14(c): (i) the Company has not breached, or committed any default under, any Company Contract that constitutes a Material Contract, and, to the Knowledge of the Company, no other Person has breached, or committed any default under, any such Company Contract; (ii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to (A) result in a violation or breach of any of the provisions of any such Company Contract, (B) give any Person the right to declare a default under any such Company Contract, (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any such Company Contract, (D) give any Person the right to accelerate the maturity or performance of any such Company Contract, (E) result in the disclosure, release or delivery of any source code for any Company Software, or (F) give any Person the right to cancel, terminate or modify any such Company Contract; (iii) the Company has never received any written notice or other communication (or, to the Company’s Knowledge, oral notice or other communication) regarding any actual or possible violation or breach of, or default under, any such Company Contract; and (iv) the Company has not waived any of its material rights under any such Company Contract.

2.15 Liabilities. The Company does not have any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP and whether due or to become due), except for: (a) liabilities identified as such in the “liabilities” column of the Unaudited Balance Sheet; (b) liabilities disclosed in the “Notes to Consolidated Financial Statements” included in the Company’s 2017 audited financial statements; (c) normal and recurring current liabilities that have been incurred by the Company since the date of the Unaudited Balance Sheet in the Ordinary Course of Business; (d) liabilities under the Company Contracts identified in Schedule 2.14, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts; and (e) liabilities described in Schedule 2.15.

2.16 Compliance with Legal Requirements; Governmental Authorizations. The Company is, and has at all times been, in compliance in all material respects with all applicable Legal Requirements. Except as set forth in Schedule 2.16, the Company has not received any written notice or other communication (or, to the Company’s Knowledge, oral notice or other communication) from any Governmental Body or other Person regarding: (a) any actual or possible violation of, or failure to comply with, any Legal Requirement or material Governmental Authorization; or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization. Schedule 2.16 identifies each material Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all such Governmental Authorizations. The Governmental Authorizations identified in Schedule 2.16 are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which such business is currently being conducted. The Company is, and at all times has been, in material compliance with the terms and requirements of the Governmental Authorizations identified in Schedule 2.16.

2.17 Certain Business Practices. To the Knowledge of the Company, no Company Employee or any director, officer or agent of the Company, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

2.18 Tax Matters.

(a) The Company has filed on a timely basis (taking into account extensions of time to file) all income and other material Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects. Neither the Company nor any predecessor of the Company has ever been a member of a consolidated, combined, unitary or similar group of which the Company or any of its predecessors was not the ultimate parent corporation. The Company has paid all Taxes that were due and payable (whether or not shown on any Tax Return). The unpaid Taxes of the Company for Tax periods through the date of the Unaudited Balance Sheet do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Unaudited Balance Sheet and all unpaid Taxes of the Company for all Tax periods commencing after the date of the Unaudited Balance Sheet arose in the Ordinary Course of Business. The Company does not have any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or non-U.S. Legal Requirements), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than the Company. The Company is not a party to or bound by any agreement the principal purpose of which is Tax indemnity, Tax sharing or Tax allocation. All Taxes that the Company was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Body, and the Company has complied in all respects with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any Company Employee, creditor, or other third party.

(b) The Company has delivered to Parent (i) complete and correct copies of all income or other material Tax Returns of the Company relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company relating to Taxes for all taxable periods for which the statute of limitations has not yet expired. Audits of income Tax Returns that have been completed for all taxable periods for which the applicable statute of limitations has not yet expired are listed in Schedule 2.18(b). No examination or audit of any Tax Return of the Company by any Governmental Body is currently in progress or, to the Knowledge of the Company, threatened or contemplated. The Company has not been informed in writing by any jurisdiction in which the Company did not file a Tax Return that the jurisdiction believes that the Company was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction or that any Governmental Body intends to audit a Tax Return for any period for which the applicable statute of limitations has not yet expired other than as set forth in Schedule 2.18(b). The Company has not (x) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (y) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (z) executed or filed any power of attorney with any Taxing authority.

(c) The Company has not made any payment, is not obligated to make any payment and is not a party to any agreement that could obligate it to make any payment that may be treated, separately or in the aggregate, as an “excess parachute payment” under Section 280G of the Code (or any corresponding provision of state, local or non-U.S. Legal Requirements).

(d) There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of corresponding state, local or non-U.S. Tax Legal Requirements) that are required to be taken into account by the Company in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date.

(e) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(f) The Company has never distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years before the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Contemplated Transactions.

(g) Schedule 2.18(g) sets forth each jurisdiction (other than United States federal) in which the Company files a Tax Return.

(h) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) beginning after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or non-U.S. Tax Legal Requirements) with respect to a transaction occurring on or before the Closing Date, (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Legal Requirements) executed on or before the Closing Date, (iii) installment sale or other open transaction disposition made on or before the Closing Date, (iv) prepaid amount received on or before the Closing Date or (v) any election made pursuant to Section 108(i) of the Code on or before the Closing Date.

(i) There are no Encumbrances with respect to Taxes upon any of the assets or properties of the Company other than Encumbrances with respect to Taxes not yet due and payable.

(j) The Company has not engaged in any “reportable transaction” or “listed transaction” for purposes of Treasury Regulation sections 1.6011-4(b) or 301.6111-2(b)(2) or any analogous provision of state, local or non-U.S. Legal Requirements. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(k) The Company does not have a permanent establishment or otherwise have an office or fixed place of business in a country other than the United States.

2.19 Employee and Labor Matters; Benefit Plans.

(a) Schedule 2.19(a) sets forth, with respect to each current employee of the Company (including any such employee who is on a leave of absence): (i) name and hire date, (ii) job title, (iii) rate of compensation (including, as applicable, hourly rate, salary, bonus, commission, and other incentive compensation), (iv) exempt or non-exempt status and (v) any Governmental Authorization that is held by such employee that is required to be held by such employee in connection with such employee’s performance of services for the Company.

(b) Schedule 2.19(a) accurately identifies each former employee of the Company who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from the Company or otherwise) relating to such former employee’s employment with the Company, and Schedule 2.19(b) accurately describes such benefits.

(c) The employment of the Company’ employees is terminable by the Company at will, without payment of severance or other termination benefits.

(d) To the Knowledge of the Company: (i) no employee of the Company intends to terminate his employment with the Company; (ii) no employee of the Company has received an offer to join a business that may be competitive with the business of the Company; and (iii) no employee of the Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of the Company; or (B) the business or operations of the Company.

(e) Schedule 2.19(e) accurately sets forth, with respect to each independent contractor of the Company (i) name and date the contractor began providing services to the Company, (ii) a description of the services provided, (iii) the method/rate of compensation and (iv) any Governmental Authorization that is held by such independent contractor and that relates to or is useful in connection with any of the business of the Company. All persons who have performed services for the Company as independent contractors have been properly classified as such. The Company has never had any temporary or leased employees.

(f) Except as set forth in Schedule 2.19(f), the Company has not been a party to or bound by any union contract or collective bargaining agreement during the last three years.

(g) The Company is not nor has it ever been engaged, in any unfair labor practice of any nature. There is no slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute pending, or to the Company’s Knowledge, threatened. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Company Employee, including charges of unfair labor practices or discrimination complaints. The Company has not classified any non-exempt employees as exempt.

(h) Schedule 2.19(h) contains an accurate and complete list as of the date hereof of each Company Employee Plan and each Company Employee Agreement. The Company does not intend, nor has it agreed or committed to (i) establish or enter into any new Company Employee Plan or Company Employee Agreement, or (ii) to modify any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing).

(i) The Company has delivered to Parent accurate and complete copies of: (i) all documents setting forth the terms of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the two most recent annual reports (Form Series 5500 and all audit reports, schedules and financial statements attached thereto) summary annual reports and annual notices, if any, required under ERISA, the Code or any other applicable Legal Requirement in connection with each Company Employee Plan; (iii) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (iv) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (v) all non-routine correspondence to or from any Governmental Body relating to any Company Employee Plan received or delivered in the prior six years; (vi) all insurance policies in the possession of the Company or any Company Affiliate pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (vii) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the

Code or as required by Code section 105(h) for the two most recent plan years; and (viii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(j) The Company and Company Affiliates have performed in all material respects all obligations required to be performed by it under each Company Employee Plan. Neither the Company nor any Company Affiliate is in material default or violation of, and the Company has no Knowledge of any default or violation by any other party to, the terms of any Company Employee Plan. Each Company Employee Plan has in all material respects been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, that is not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no claims or Legal Proceedings pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan (other than any Company Employee Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, the Company or any Company Affiliate (other than ordinary administration expenses), subject to applicable Legal Requirements. There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of the Company, threatened by the IRS, the United States Department of Labor, or any other Governmental Body with respect to any Company Employee Plan. Neither the Company nor any Company Affiliate, has ever incurred any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA, under Sections 4975 through 4980 of the Code or under any other applicable Legal Requirement. The Company and Company Affiliates have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan, and have accrued liabilities for any contributions due after the Closing Date. No Company Employee Agreement and no Company Employee Plan can reasonably be expected to result in gross income inclusion pursuant to Section 409A(a)(1)(A) of the Code after the Effective Time.

(k) Neither the Company nor any Company Affiliate, has ever maintained, established, sponsored, participated in, or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) Company Pension Plan in which stock of the Company or any Company Affiliate is or was held as a plan asset. Neither the Company nor any Company Affiliate maintains any Foreign Plan.

(l) No Company Employee Plan provides (except at no cost to the Company or any Company Affiliate), or reflects or represents any liability of the Company or any Company Affiliate to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to the Company or any Company Affiliate, neither the Company nor any Company

Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) or any other Person that any such Company Employee or other Person would be provided with retiree life insurance, retiree health benefits or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(m) Except as set forth in Schedule 2.19(m), and except as expressly required or provided by this Agreement, neither the execution or delivery of this Agreement nor the consummation of any of the Contemplated Transactions will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration of any right, obligation or benefit, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.

(n) Except as set forth in Schedule 2.19(n), neither the Company nor any Company Affiliate: (i) has violated or otherwise failed in any material respect to comply with any Legal Requirement respecting employment, employment practices, terms and conditions of employment or wages and hours, including the health care continuation requirements of COBRA, the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the provisions of any similar Legal Requirement; (ii) has failed to withhold or report any amounts required by applicable Legal Requirements or by Contract to be withheld or reported with respect to wages, salaries and other payments to Company Employees; (iii) is liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable to any of the foregoing; and (iv) is liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or Legal Proceedings against the Company or any Company Affiliate under any worker’s compensation policy or long-term disability policy.

2.20 Environmental Matters. The Company possesses all material permits and other Governmental Authorizations required under applicable Environmental Laws, and is in material compliance with the terms and conditions thereof. The Company has not received any written notice or other communication (or, to the Company’s Knowledge, oral notice or other communication) from a Governmental Body that alleges that the Company is not in material compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by the Company with any Environmental Law in the future. To the Knowledge of the Company, (a) all property that is leased to the Company, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any material environmental contamination of any nature, (b) none of the property leased to the Company contains any underground storage tanks, asbestos, equipment using PCBs, underground injection wells, and (c) none of the property leased to the Company contains any septic tanks in which process wastewater or any Materials of Environmental

Concern have been disposed of. To the Knowledge of the Company, the Company has never sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law, (i) has been placed on the National Priorities List of hazardous waste sites or any similar state list (“National Priorities List”), (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity, or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

2.21 Insurance. Schedule 2.21 identifies each insurance policy maintained by, at the expense of or for the benefit of the Company and identifies any material claims (including any workers’ compensation claims) outstanding thereunder. Each of the insurance policies identified in Schedule 2.21 is in full force and effect. The Company has never received any written notice or other communication (or, to the Company’s Knowledge, oral notice or other communication) regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.22 Related Party Transactions. Except as set forth in Schedule 2.22: (a) no Related Party has, and no Related Party has had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is indebted to the Company; (c) no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company; and (d) no Related Party has any present claim or right against the Company (other than rights under Company Options and rights to receive compensation for services performed as a Company Employee). For purposes of this Agreement, each of the following shall be deemed to be a “Related Party”: (i) each of the Key Stockholders; (ii) each individual who is an officer or director of the Company; (iii) each member of the immediate family of each of the Persons referred to in clauses “(i)” and “(ii)” above; and (iv) any trust or other Entity (other than the Company) in which any one of the Persons referred to in clauses “(i)”, “(ii)” and “(iii)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

2.23 Legal Proceedings; Orders. Except as set forth in Schedule 2.23, there is no pending Legal Proceeding, and, to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (a) that involves the Company, any Related Party by reason of an act or omission involving the Company or by reason of the fact that such Related Party is or was an agent of the Company, or any of the assets owned or used by the Company; or (b) that challenges, or that is intended to prevent, delay, make illegal or otherwise interfere with, the Merger or any of the other Contemplated Transactions. To the Knowledge of the Company, except as set forth in Schedule 2.23, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Legal Proceeding. If any claim, dispute or Legal Proceeding is disclosed in Schedule 2.23, no such claim, dispute or Legal Proceeding could, if determined adversely to the Company that is a party thereto, reasonably be expected to have or result in a Material Adverse Effect on the Company. There is no Order to which the Company, or any of the assets owned or used by the Company, is subject. None of the Key Stockholders is subject to any Order that relates to the business of the Company or to any of the assets owned or used by the Company. To the Knowledge of the Company, no officer or Key Employee of the Company is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company.

2.24 Inventories. The inventories of the Company (including tooling, spare parts and supplies) reflected on the Unaudited Balance Sheet, or acquired by the Company after the date thereof and before the Closing Date, are carried at not more than the lower of cost or market, and such inventories do not include any material amount of obsolete inventory for which adequate reserves have not been established on the Financial Statements. For purposes of this Section 2.24, “obsolete inventory” is inventory which, as of the date of the Unaudited Balance Sheet, was not usable or salable in the lawful and Ordinary Course of Business as now conducted because of legal restrictions, failure to meet specifications, loss of market, damage, physical deterioration or for any other cause, in each case net of reserves provided therefor on the Unaudited Balance Sheet.

2.25 Warranties. The Company has not undertaken any warranties or guarantees with respect to the Company Products, other than as described on Schedule 2.25, and the aggregate cost to the Company to comply with such warranties or guarantees is properly reflected in the Company’s books and records in accordance with GAAP. The reserves for product warranties reflected in the Financial Statements have been determined in accordance with GAAP.

2.26 Product Liability; Recalls. To the Company’s Knowledge, there has been no accident, happening or event caused or allegedly caused by any defect in manufacture, design, materials or workmanship including any failure to warn or any breach of express or implied warranties or representations with respect to any Company Product which has resulted in serious injury or death to any Person or material damage to or destruction of property or other material damages. Each Company Product (a) is, and at all relevant times has been in material compliance with applicable Legal Requirements and (b) is, and at all relevant times has been, fit for the ordinary purposes for which it is intended to be used and conforms to any promises or affirmations of fact made in the warranty or on the label for such product or in connection with its sale, whether through advertising or otherwise, except in each case as would not individually or in the aggregate be material to the Company. To the Knowledge of the Company, there is no design defect with respect to any Company Product. Each Company Product contains reasonable warnings, presented in a reasonably prominent manner, in accordance with applicable Legal Requirements material to the Company. There has been no product recall or post-sale warning conducted by the Company with respect to any Company Product.

2.27 Customers and Suppliers. Schedule 2.27 sets forth a list of (a) each customer of the Company during the last full fiscal year, in each case with revenue equal to or in excess of $100,000, and the amount of revenues accounted for by such customer during each such period and (b) each supplier of the Company during the last full fiscal year and the interim period through the date of the Unaudited Balance Sheet, in each case with amounts paid or committed to be paid by the Company equal to or in excess of $100,000. No such customer or supplier has indicated in writing within the past year that it will stop, or decrease the rate of, buying materials, products or services from or supplying materials, products or services to, as applicable, the Company.

2.28 Export Control Laws. The Company has conducted its export transactions in accordance with all applicable provisions of United States export and re-export controls, including the Export Administration Act and Regulations, the Foreign Assets Control Regulations, the International Traffic in Arms Regulations and other controls administered by the United States Department of Commerce and/or the United States Department of State and all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing: (a) the Company has obtained all applicable export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Body required for the export, import and re-export of Company Products (collectively, “Export Approvals”), (b) the Company is in material compliance with the terms of all applicable Export Approvals, (c) there are no pending or, to the Knowledge of the Company, threatened claims against the Company with respect to such Export Approvals, and (d) to the Company’ Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s export transactions that would reasonably be expected to give rise to any future claims.

2.29 Government Contracts. The Company has not been a party to or otherwise bound by a written contract, subcontract, or agreement or understanding (written or oral) with any Governmental Body (other than Governmental Authorizations identified in Schedule 2.16 or contracts and agreements with respect utilities (electricity, water and the like) and municipality services, or other governmental services in the Ordinary Course of Business). The Company has not been suspended or debarred from bidding on contracts or subcontracts with any Governmental Body; and no such suspension or debarment has been initiated or, to the Knowledge of the Company, threatened.

2.30 Financial Advisor. Except with respect to Bulger Partners as set forth on Schedule 2.30, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of the Company.

2.31 Transaction Expenses. The Consideration Spreadsheet (to be delivered between signing and Closing) provides an accurate and complete breakdown of all Transaction Expenses incurred by or on behalf of the Company on or prior to the Closing, and all Transaction Expenses that are or will become payable or issuable with respect to services performed for the Company on or prior to the Closing, and, with respect to the Non-Cash Transaction Expense Recipients, the applicable portion of any Transaction Expenses issuable following the Closing in respect of Transaction Expense First Milestone Share Amount and/or Transaction Expense Second Milestone Share Amount.

2.32 Full Disclosure. To the actual Knowledge of the Company, this Agreement (including the Schedules provided by the parties hereunder) does not, and none of the certificates referred to in Article 6 or the other Contracts delivered to Parent in connection with the Contemplated Transactions will, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

2.33 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS Article 2, THE COMPANY HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT MADE OR INFORMATION COMMUNICATED (WHETHER ORALLY OR IN WRITING) TO THE PARENT, MERGER SUB AND/OR ANY REPRESENTATIVE OF PARENT(INCLUDING ANY OPINION, INFORMATION OR ADVICE, WHICH MAY HAVE BEEN PROVIDED TO PARENT, MERGER SUB OR ANY REPRESENTATIVE OF PARENT BY ANY DIRECT OR INDIRECT EQUITY HOLDER, DIRECTOR, MANAGER, OFFICER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL OR OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF THE COMPANY OR ANY STOCKHOLDER THEREOF, OR ANY RESPECTIVE AFFILIATE OF THE COMPANY OR ANY STOCKHOLDER THEREOF). THE COMPANY MAKES NO REPRESENTATION OR WARRANTY TO THE PARENT OR MERGER SUB EXCEPT AS CONTAINED IN THIS Article 2, AND ANY AND ALL STATEMENTS MADE OR INFORMATION COMMUNICATED BY ANY STOCKHOLDER OF THE COMPANY, THE COMPANY OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES OUTSIDE OF THIS AGREEMENT (INCLUDING BY WAY OF PROJECTIONS, DOCUMENTS PROVIDED IN RESPONSE TO THE PARENT’S OR MERGER SUB’S DILIGENCE REQUESTS (INCLUDING ANY DOCUMENTS POSTED IN AN ELECTRONIC OR VIRTUAL DATA ROOM) AND ANY MANAGEMENT PRESENTATIONS PROVIDED OR OTHERWISE MADE AVAILABLE TO PARENT OR MERGER SUB), WHETHER VERBALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN SUPERSEDED BY THIS AGREEMENT, IT BEING INTENDED THAT NO SUCH PRIOR OR CONTEMPORANEOUS STATEMENTS OR COMMUNICATIONS OUTSIDE OF THIS AGREEMENT SHALL SURVIVE THE EXECUTION AND DELIVERY HEREOF.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE KEY STOCKHOLDERS

Each Key Stockholder (as to such Key Stockholder but not as to any other Key Stockholder or other Person) hereby represents and warrants, to and for the benefit of Parent and Merger Sub, as of the date hereof and as of the Closing Date (provided, however, that the making of such representations and warranties as of the Closing Date shall in no event be deemed to constitute a covenant or obligation of any Key Stockholder), as follows:

3.1 Power and Capacity, Etc. Such Key Stockholder that is an Entity has the requisite power and authority to execute and deliver this Agreement, and to perform such Key Stockholder’s obligations hereunder. Such Key Stockholder that is an individual has the requisite legal capacity to execute and deliver this Agreement, and to perform such Key Stockholder’s obligations hereunder. This Agreement been duly authorized and duly executed and delivered by such Key Stockholder and constitutes the legal, valid and binding obligation of such Key Stockholder, enforceable against such Key Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

3.2 No Conflicts or Consents. The execution and delivery of this Agreement by such Key Stockholder does not and will not, and the performance of this Agreement by such Key Stockholder will not: (a) conflict with or violate any Legal Requirement or Order applicable to such Key Stockholder or by which such Key Stockholder is bound; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or result (with or without notice or lapse of time) in the creation of any Encumbrance on any of the shares of Company Capital Stock or other securities of the Company held by such Key Stockholder pursuant to, any Contract to which such Key Stockholder is a party, other than this Agreement.

3.3 Due Organization, Etc. If such Key Stockholder is an Entity: (a) such Key Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction under which it is organized; (b) the execution and delivery of this Agreement by such Key Stockholder have been duly authorized by all necessary action on the part of the board of directors of such Key Stockholder or other Persons performing similar functions; and (c) the execution and delivery of this Agreement by such Key Stockholder does not and will not, and the performance of this Agreement by such Key Stockholder will not, (i) result in or constitute any breach of or default under the partnership agreement or other organizational documents of such Key Stockholder, or (ii) require the approval of holders of voting or equity interests in such Key Stockholder.

3.4 Title to Securities. Such Key Stockholder owns beneficially and of record, and has good and valid title (free and clear of any Encumbrances, other than restrictions on transfer under applicable federal or state securities laws or pursuant to the Contracts set forth on Schedule 3.4(a)) to, the shares of Company Capital Stock described opposite such Key Stockholder’s name in Schedule 3.4(b), and such Key Stockholder does not directly or indirectly own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares described opposite such Key Stockholder’s name in Schedule 3.4(b).

3.5 Legal Proceedings. There is no Legal Proceeding pending, and, to such Key Stockholder’s Knowledge, no Person has threatened to commence any Legal Proceeding, that (i) involves such Key Stockholders by reason of an act or omission involving the Company or by reason of the fact that such Key Stockholder is or was an agent or stockholder of the Company, or any of the assets owned or used by the Company, or (ii) may have or result in an adverse effect on the ability of such Key Stockholder to comply with or perform any of its covenants or obligations under this Agreement. Such Key Stockholder (and if such Key Stockholder is a partnership, such Key Stockholder’s general partner) is not subject to any Legal Requirement or Order that may have an adverse effect on its ability to comply with or perform any of its covenants or obligations under this Agreement.

3.6 Entirely for Own Account. The shares of Parent Common Stock to be received by such Key Stockholder pursuant to the Merger will be acquired for investment for such Key Stockholder’s own account, not as a nominee or agent, and not as an underwriter of any part thereof, and such Key Stockholder has no present intention of selling or granting any participation in, the same. By executing this Agreement, such Key Stockholder further represents that such Key Stockholder does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any other person, with respect to any of such Parent Common Stock.

3.7 Investment Experience; Accredited Investor. Such Key Stockholder acknowledges that it is able to fend for itself, can bear the economic risk of holding Parent Common Stock, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of holding Parent Common Stock, if such Key Stockholder acquires any. Such Key Stockholder is an Accredited Investor (as defined in the Securities Act and regulations promulgated thereunder). Such Key Stockholder has not relied in connection with an investment in the Parent Common Stock upon any representations, warranties or agreements other than those set forth in this Agreement. Such Key Stockholder acknowledges that Parent has furnished or made available to it (i) the Annual Report on Form 10-K of Parent for its fiscal year ended December 31, 2016, (ii) the Quarterly Report on Form 10-Q of Parent for the quarterly period ending September 30, 2017, (iii) the Definitive Proxy Statement on Schedule 14A for the 2017 Annual Meeting of Shareholders of Parent, held on June 15, 2017 and (iv) all current reports on Form 8-K of Parent filed with the SEC since September 30, 2017.

3.8 Restricted Securities. Such Key Stockholder understands that, subject to Parent’s obligations under the Registration Rights Agreement, the Parent Common Stock issued to it will be characterized as “restricted securities” under federal securities laws inasmuch as they are being received from Parent in a transaction not involving a public offering and that under such laws and applicable regulations such shares may be resold without registration under the Securities Act, only in certain limited circumstances. Such Key Stockholder represents that he, she or it is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

3.9 Reliance on Tax Advisors. Such Key Stockholder has consulted with his, her or its own tax experts regarding the tax consequences of the Merger, and has not relied upon any representations made by Parent, Merger Sub or their counsel regarding such tax consequences, and acknowledges and agrees that neither Parent, Merger Sub or their counsel have made any representations regarding the tax consequences of the Merger.

3.10 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS Article 3, EACH KEY STOCKHOLDER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT MADE OR INFORMATION COMMUNICATED (WHETHER ORALLY OR IN WRITING) TO THE PARENT, MERGER SUB AND/OR ANY REPRESENTATIVE OF PARENT (INCLUDING ANY OPINION, INFORMATION OR ADVICE, WHICH MAY HAVE BEEN PROVIDED TO PARENT, MERGER SUB OR ANY REPRESENTATIVE OF PARENT BY ANY DIRECT OR INDIRECT EQUITY HOLDER, DIRECTOR, MANAGER, OFFICER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL OR OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF THE COMPANY OR ANY STOCKHOLDER THEREOF, OR ANY RESPECTIVE AFFILIATE OF THE COMPANY OR ANY STOCKHOLDER THEREOF). NO KEY STOCKHOLDER MAKES ANY REPRESENTATION OR WARRANTY TO THE PARENT OR MERGER SUB EXCEPT AS CONTAINED IN THIS Article 3, AND ANY AND ALL STATEMENTS MADE OR INFORMATION COMMUNICATED BY ANY STOCKHOLDER OF THE COMPANY, THE COMPANY OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES OUTSIDE OF THIS AGREEMENT (INCLUDING BY WAY OF PROJECTIONS, DOCUMENTS PROVIDED IN RESPONSE TO THE PARENT’S OR

MERGER SUB’S DILIGENCE REQUESTS (INCLUDING ANY DOCUMENTS POSTED IN AN ELECTRONIC OR VIRTUAL DATA ROOM) AND ANY MANAGEMENT PRESENTATIONS PROVIDED OR OTHERWISE MADE AVAILABLE TO PARENT OR MERGER SUB), WHETHER VERBALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN SUPERSEDED BY THIS AGREEMENT, IT BEING INTENDED THAT NO SUCH PRIOR OR CONTEMPORANEOUS STATEMENTS OR COMMUNICATIONS OUTSIDE OF THIS AGREEMENT SHALL SURVIVE THE EXECUTION AND DELIVERY HEREOF.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby jointly and severally represent and warrant to the Company and each of the Key Stockholders, as of the date hereof and as of the Closing Date (provided, however, that the making of such representations and warranties as of the Closing Date shall in no event be deemed to constitute a covenant or obligation of Parent or Merger Sub), as follows:

4.1 Due Organization. Each of Parent and its Subsidiaries (including Merger Sub) is an organization duly organized, validly existing and in good standing under the laws of its jurisdiction of formation with necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Contracts by which it is bound. Each of Parent and its Subsidiaries (including Merger Sub) is qualified, authorized, registered or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its assets owned or used or the nature of its activities would make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on Parent.

4.2 Capitalization, Etc.

(a) All of the outstanding shares of Parent Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Schedule 4.2(a): (i) none of the outstanding shares of Parent Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Parent Capital Stock is subject to any right of first refusal or similar right in favor of Parent or any other Person; and (iii) there is no Contract binding upon Parent or any Subsidiary thereof relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Parent Capital Stock. Parent is not under any obligation, and is not bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Capital Stock or any other securities.

(b) Except pursuant to this Agreement or as set forth in Schedule 4.2(b), there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent; (iii) Contract under which Parent or any Subsidiary thereof is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent.

(c) All outstanding shares of capital stock, options, warrants and other securities of Parent have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

4.3 Authorization.

(a) Parent has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by Parent and the performance by Parent of its obligations hereunder and the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent. The board of directors of the Parent (at a meeting duly called and held or pursuant to unanimous written consent) has (i) unanimously determined that the Merger is advisable and in the best interests of the Parent and its stockholders, (ii) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Parent and unanimously approved the Merger and the other Contemplated Transactions and (iii) unanimously recommended the approval by the Parent’s stockholders of the issuance and sale of any Securities not issued as of the Closing Date (the “Proposal”) and directed that the Proposal be submitted for consideration by the Parent’s stockholders. This Agreement has been duly executed and delivered by Parent and constitutes the legal, valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(b) Merger Sub has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by Merger Sub and the performance by Merger Sub of its obligations hereunder and the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action on the part of Merger Sub. The board of directors of Merger Sub (at a meeting duly called and held or pursuant to unanimous written consent) has (i) unanimously determined that the Merger is advisable and in the best interests of Merger Sub and its sole stockholder, (ii) unanimously authorized and approved the execution, delivery and performance of this Agreement by Merger Sub and unanimously approved the Merger and the other Contemplated Transactions, and (iii) unanimously recommended the approval of this Agreement and the Contemplated Transactions by Merger Sub’s sole stockholder and directed that this Agreement and the Contemplated Transactions be submitted for consideration by Merger Sub’s sole stockholder. This Agreement has been duly executed and delivered by Merger Sub and constitutes the valid and binding agreement of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

4.4 No Violations; Consents. Except as set forth in Schedule 4.4, neither the execution, delivery or performance of this Agreement or any of the other Transaction Documents referred to in this Agreement, nor the consummation of the Merger or any of the other Contemplated Transactions will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the Organizational Documents of Parent or Merger Sub, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Parent or Merger Sub;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Parent or Merger Sub, or any of the assets owned or used by Parent or Merger Sub, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or Merger Sub;

(d) result in a breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Parent Material Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Parent Material Contract, (iii) accelerate the maturity or performance of any obligation under any such Parent Material Contract, or (iv) cancel, terminate or modify any term of any such Parent Material Contract; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent or Merger Sub.

Except as may be required by the DGCL, and except as set forth in Schedule 4.4, neither Parent nor Merger Sub was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other Contemplated Transactions, or (y) the consummation of the Merger or any of the other Contemplated Transactions. For purposes of this Agreement, Parent or Merger Sub will be deemed to be or to have been “required” to obtain a Consent if the failure to obtain such Consent (i) reasonably could result in the imposition of any liability or obligation on, or the expansion of any liability or obligation of, Parent or Merger Sub under applicable Legal Requirements or Contractual obligations existing as of the date hereof, (ii) reasonably could result in the termination, modification or limitation of any contractual or other right of Parent or Merger Sub, (iii) reasonably could otherwise have a Material Adverse Effect on the Parent or (iv) reasonably could prevent Parent or Merger Sub from performing their respective obligations under this Agreement or any of the other Transaction Documents, including issuing any of the Securities.

4.5 Issuance of Shares. The shares of Parent Common Stock issuable in the Merger, if and when issued by Parent in accordance with this Agreement, assuming the accuracy of the representations and warranties made by the Company and the Key Stockholders herein, will be duly issued, fully paid and non-assessable.

4.6 SEC Documents and Related Representations and Warranties.

(a) Parent has filed all reports, schedules, forms, statements and other documents required to be filed by Parent under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, but excluding any risk factors, forward looking disclaimers or similar disclosures included or incorporated by reference therein, being collectively referred to herein as the “Parent SEC Documents”) on a timely basis or has received a valid extension of such time of filing and has filed any such Parent SEC Documents prior to the expiration of any such extension. As of their respective dates, the Parent SEC Documents complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable. Except to the extent amended or superseded by a subsequent filing, as of their respective dates (and if so amended or superseded, then as of the date of the last such amendment or applicable subsequent filing), none of the Parent SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has never been an issuer subject to Rule 144(i) under the Securities Act. The consolidated financial statements of Parent included in the Parent SEC Documents complies as of the date of such Parent SEC Document in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Parent and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(b) Parent maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15 of the General Rules and Regulations under the Exchange Act (the “Exchange Act Rules”)) that complies with the requirements of the Exchange Act and has been designed by Parent’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except to the extent described in the Parent SEC Documents, since the end of Parent’s most recent audited fiscal year, there has been (i) no material weakness in Parent’s internal control over financial reporting (whether or not remediated) and (ii) no change in Parent’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, Parent’s internal control over financial reporting. Parent’s internal control over financial reporting is overseen by the Audit Committee of Parent’s board of directors (the “Audit Committee”) to the extent required by the Exchange Act Rules. Except to the extent described in the Parent SEC Documents, Parent has not publicly disclosed or reported to the Audit Committee or to its board of directors any material weakness, change in internal control over financial reporting or fraud involving management or other employees who have a significant role in the internal control over financial reporting (each an “Internal Control Event”), any violation of, or failure to comply with, the U.S. Securities Laws.

(c) Parent maintains disclosure controls and procedures (as such is defined in Rule 13a-15 of the Exchange Act Rules) that are reasonably designed to ensure that information required to be disclosed by Parent with respect to itself and its Subsidiaries in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Parent has utilized such controls and procedures in preparing and evaluating the disclosures in the Parent SEC Documents. Parent’s certifying officers have evaluated the effectiveness of Parent’s disclosure controls and procedures as of the end of the period covered by Parent’s most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). Parent presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in Parent’s internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, Parent’s internal control over financial reporting.

(d) No relationship, direct or indirect, exists between or among Parent on the one hand, and the directors, officers, stockholders (or analogous interest holders), customers or suppliers of Parent or any of its affiliates on the other hand, which is required to be described in the Parent SEC Documents which is not so described.

(e) Other than pursuant to the Non-Dissenting Stockholder’s rights pursuant to the Registration Rights Agreement or as set forth in the Parent SEC Documents, no Person has any right to cause Parent to effect the registration under the Securities Act of any securities of Parent.

(f) The Parent Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act and is listed on the Principal Trading Market, and Parent has taken no action designed to terminate the registration of the Parent Common Stock under the Exchange Act or delist the Parent Common Stock from the Principal Trading Market, nor has Parent received any notification that the SEC or the Financial Industry Regulatory Authority, Inc. is contemplating terminating such registration or listing. Parent is in compliance in all material respects with all listing and maintenance requirements of the Principal Trading Market on the date hereof. Upon receipt of the Required Parent Stockholder Consent as contemplated by Section 5.23, the issuance of the Notes, Warrants and shares of Parent Common Stock issuable to Non-Dissenting Stockholders hereunder, in the manner and on the terms contemplated by this Agreement and the applicable Transaction Documents, will not violate the rules of the Principal Trading Market.

4.7 Vote Required. No Parent stockholder vote is required to approve (a) the Merger, (b) this Agreement, (c) the issuance of the Closing Stock Consideration Share Amount or (d) the issuance of the First Milestone Share Amount. The Required Parent Stockholder

Consent is the only Parent stockholder vote required for the issuance of the Second Milestone Share Amount, the Note Shares and the Warrant Shares.

4.8 Assets. Parent and each Subsidiary thereof owns, and has good, valid and marketable title to, all tangible assets purported to be owned by it. All of said assets are owned by Parent or its applicable Subsidiaries free and clear of any Encumbrances, except for Permitted Encumbrances or other liens described in Schedule 4.8. Parent and its Subsidiaries collectively own or lease all tangible assets sufficient for the conduct of their respective business, taken together as a whole, as presently conducted (other than to the extent disposed of in the Ordinary Course of Business).

4.9 Intellectual Property.

(a) Parent or any Subsidiary thereof exclusively owns all right, title and interest to and in the Parent IP and has a valid license under Intellectual Property Rights licensed to Parent or any Subsidiary, free and clear of any Encumbrances (other than licenses granted pursuant to the applicable Parent Material Contracts and other than End User Licenses). Without limiting the generality of the foregoing:

(i) all documents and instruments necessary to establish, secure and perfect the rights of the Parent or any applicable Subsidiary in the Parent IP that is Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

(ii) each Person who is or was a Parent Employee and who is or was involved in the creation or development of any Parent Product (other than Intellectual Property licensed to the Parent or any Subsidiary thereof) or any Parent IP has signed a valid and enforceable agreement containing an irrevocable assignment of Intellectual Property Rights to Parent or its applicable Subsidiary and confidentiality provisions protecting the Parent IP;

(iii) no Parent Employee has any claim, right (whether or not currently exercisable) or interest to or in any Parent IP;

(iv) to the Knowledge of the Parent, no Parent Employee is: (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Parent or any Subsidiary thereof; or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality as a result of his or her employment or activities with Parent or any Subsidiary thereof;

(v) no funding, facilities or personnel of any Governmental Body or college, university or other education institution were used, directly or indirectly, to develop or create, in whole or in part, any Parent Product (to the Knowledge of the Parent, with respect to Intellectual Property licensed to Parent or any Subsidiary thereof) or any Parent IP;

(vi) Parent and each Subsidiary thereof has taken all commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its respective rights in all source code for Parent Software and all other proprietary information held by Parent or any Subsidiary thereof, or purported to be held by Parent or any Subsidiary thereof, as a trade secret;

(vii) neither Parent nor any Subsidiary thereof has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any material Intellectual Property Right in the Parent IP to any other Person;

(viii) neither Parent nor any Subsidiary thereof is bound by, and no Parent IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Parent or any Subsidiary thereof to use, exploit, assert, or enforce any Parent IP anywhere in the world; and

(ix) to the Knowledge of Parent, Parent or its applicable Subsidiaries owns or otherwise has, and after will continue to have, all Intellectual Property Rights needed to conduct the business of the Parent and its Subsidiaries as currently conducted and currently planned by Parent or its applicable Subsidiaries to be conducted.

(b) to the Knowledge of Parent, all Parent IP is valid, subsisting and enforceable. Without limiting the generality of the foregoing:

(i) to the Knowledge of Parent, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by Parent or any Subsidiary thereof conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used or applied for by any other Person;

(ii) to the Knowledge of Parent, none of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Parent or any Subsidiary thereof has or purports to have an ownership interest has been impaired;

(iii) to the Knowledge of Parent, each item of Parent IP that is Registered IP is and at all times has been in compliance with all Legal Requirements, and all filings, payments and other actions required to be made or taken to maintain each such item of Company IP in full force and effect have been made by the applicable deadline;

(iv) no interference, opposition, reissue, reexamination or other Legal Proceeding of any nature is or has been pending or, to the Knowledge of the Parent, threatened, in which the scope, validity or enforceability of any Parent IP is being, has been or could reasonably be expected to be contested or challenged; and

(v) to the Knowledge of Parent, no facts or circumstances exist that could reasonably be expected to render any Parent IP invalid or unenforceable.

(c) To the Knowledge of Parent, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Parent IP.

(d) To the Knowledge of Parent, Parent has never infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person.

(e) To the Knowledge of Parent, none of the Parent Software: (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Parent Software or any product or system containing or used in conjunction with such Parent Software; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such software or any product or system containing or used in conjunction with such Parent Software.

(f) To the Knowledge of Parent, none of the Parent Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(g) None of the Parent Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) could or does require, or could or does condition the use or distribution of such Parent Software on, the disclosure, licensing or distribution of any source code for any portion of such Parent Software; or (ii) could or does otherwise impose any limitation, restriction or condition on the right or ability of Parent or any Subsidiary thereof to use or distribute any Parent Software.

(h) No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Parent Software to any other Person.

(i) Parent has taken all commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information of Parent and its Subsidiaries (including trade secrets) or provided by any third party to Parent or any Subsidiary thereof (“Parent Confidential Information”). All Parent Employees and any third party having access to Parent Confidential Information have executed and delivered to Parent or any Subsidiary thereof a written agreement regarding the protection of such Parent Confidential Information. Parent has implemented and maintains commercially reasonable security, disaster recovery and business continuity plans consistent with industry practices of companies offering similar services, and acts in compliance therewith. To the Knowledge of Parent, neither Parent nor any Subsidiary thereof has experienced any breach of security or otherwise unauthorized access by third parties to the Parent Confidential Information, including Personal Data in the possession, custody or control or Parent or any Subsidiary thereof. To the Knowledge of Parent, there has been no breach of confidentiality by Parent, any Subsidiary thereof or any third party.

(j) To the Knowledge of Parent, Parent and each Subsidiary thereof has complied with applicable Legal Requirements and with its internal privacy policies relating to the use, collection, storage, disclosure and transfer of any Personal Data collected by Parent or any such Subsidiary thereof or by third parties having authorized access to the records of Parent or its Subsidiaries. The execution, delivery and performance of this Agreement by Parent will comply with all applicable Legal Requirements relating to privacy and with the privacy policies of Parent and its Subsidiaries. Neither Parent nor any Subsidiary thereof has received any complaint regarding its respective collection, use or disclosure of Personal Data. The appropriate standard terms and conditions and (where applicable) privacy policy of Parent and/or its applicable Subsidiaries govern access to, and use of, any Parent Website. To the Knowledge of Parent, no breach, security incident or violation of any data security policy in relation to Parent Data has occurred or is threatened, and there has been no unauthorized or illegal Processing of any Parent Data. To the Knowledge of Parent, no circumstance has arisen in which: (i) Privacy Laws would require the Parent or any Subsidiary thereof to notify a Governmental Body of a data security breach or security incident or (ii) applicable guidance or codes of practice promulgated under Privacy Laws would recommend Parent or any Subsidiary thereof to notify a Governmental Body of a data security breach.

(k) To the Knowledge of Parent, the contents of any Parent Website and all transactions conducted over the Internet comply with applicable Legal Requirements and codes of practice in any applicable jurisdiction.

4.10 Contracts.

(a) Each Contract attached as an exhibit to Parent’s Annual Report on Form 10-K most recently filed with the SEC, Parent’s Quarterly Reports on Form 10-Q filed after such Annual Report on Form 10-K or Parents Current Reports on Form 8-K filed after such Annual Report on Form 10-K (each, a “Parent Material Contract”) is valid and in full force and effect, and is enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(b) Except as set forth in Schedule 4.10(b): (i) neither Parent nor any Subsidiary thereof has breached, or committed any default under, any Parent Material Contract, and, to the Knowledge of Parent, no other Person has breached, or committed any default under, any such Parent Material Contract; (ii) to the Knowledge of Parent, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to (A) result in a violation or breach of any of the provisions of any such Parent Material Contract, (B) give any Person the right to declare a default under any such Parent Material Contract, (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any such Parent Material Contract, (D) give any Person the right to accelerate the maturity or performance of any such Parent Material Contract, (E) result in the disclosure, release or delivery of any source code for any Parent Software, or (F) give any Person the right to cancel, terminate or modify any such Parent Material Contract; (iii) neither Parent nor any Subsidiary thereof received any written notice or other communication (or to the Parent’s Knowledge, oral notice or other communication) regarding any actual or possible violation or breach of, or default under, any such Parent Material Contract; and (iv) neither

Parent nor any Subsidiary thereof has waived any of its respective material rights under any such Parent Material Contract.

4.11 Liabilities. Neither Parent nor any Subsidiary thereof has any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP and whether due or to become due), except for: (a) (i) liabilities identified as such in the “liabilities” column of the most recent consolidated balance sheet set forth in the Parent SEC Documents and (ii) liabilities, disclosed in the “Notes to Consolidated Financial Statements” of Parent’s most recently completed audited financial statements; (b) normal and recurring current liabilities that have been incurred by Parent or any Subsidiary thereof since the date of such balance sheet in the Ordinary Course of Business; (c) liabilities under the Parent Material Contracts, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Parent Material Contracts; and (d) liabilities described in Schedule 4.11.

4.12 Compliance with Legal Requirements; Governmental Authorizations. Parent and each Subsidiary thereof are, and have at all times been, in compliance in all material respects with all applicable Legal Requirements. Neither Parent nor any Subsidiary thereof has received any written notice or other communication (or, to the Parent’s Knowledge, oral notice or other communication) from any Governmental Body or other Person regarding: (a) any actual or possible violation of, or failure to comply with, any Legal Requirement or material Governmental Authorization; or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization. Each Governmental Authorizations held by Parent or any Subsidiary thereof is valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Parent and each Subsidiary thereof to conduct its business in the manner in which such business is currently being conducted. Parent and each Subsidiary thereof are, and at all times have been, in material compliance with the terms and requirements of such Governmental Authorizations.

4.13 Certain Business Practices. None of Parent, any Subsidiary thereof and, to the Knowledge of the Parent, any Parent Employee or any director, officer or agent of Parent or any Subsidiary thereof, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

4.14 Tax Matters.

(a) Each of Parent and its Subsidiaries has filed on a timely basis (taking into account extensions of time to file) all income and other material Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects. Parent and its Subsidiaries have paid all Taxes that were due and payable (whether or not shown on any Tax Return). The unpaid Taxes of Parent and its Subsidiaries for Tax periods through the date of the Unaudited Balance Sheet do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Unaudited Balance Sheet and all unpaid Taxes of the Parent and its Subsidiaries commencing after the date of the Unaudited Balance Sheet arose in the Ordinary Course of Business. None of Parent or its Subsidiaries have any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or non-U.S. Legal Requirements), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than Parent and its Subsidiaries. None of Parent or any of its Subsidiaries is a party to or bound by any agreement the principal purpose of which is Tax indemnity, Tax sharing or Tax allocation. All Taxes that Parent or its Subsidiaries was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Body, and Parent and its Subsidiaries have complied in all respects with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, creditor, or other third party.

(b) No examination or audit of any Tax Return of Parent or any of its Subsidiaries by any Governmental Body is currently in progress or, to the Knowledge of Parent, threatened or contemplated. None or Parent or any of its Subsidiaries has been informed in writing by any jurisdiction in which any of them did not file a Tax Return that the jurisdiction believes that any of them was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction or that any Governmental Body intends to audit a Tax Return for any period for which the applicable statute of limitations has not yet expired. None or Parent or any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes.

(c) There are no Encumbrances with respect to Taxes upon any of the assets or properties of Parent or any of its Subsidiaries other than Encumbrances with respect to Taxes not yet due and payable.

(d) None or Parent or any of its Subsidiaries has engaged in any “reportable transaction” or “listed transaction” for purposes of Treasury Regulation sections 1.6011-4(b) or 301.6111-2(b)(2) or any analogous provision of state, local or non-U.S. Legal Requirements.

4.15 Employee and Labor Matters; Benefit Plans.

(a) To the Knowledge of the Parent: (i) no executive employee of the Parent or any Subsidiary thereof intends to terminate his employment with the Parent or any such Subsidiary, as applicable; (ii) no executive employee of the Parent or any Subsidiary thereof has received an offer to join a business that may be competitive with the business of such employee’s employer; and (iii) no executive employee of the Parent or any Subsidiary thereof is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of Parent or any Subsidiary thereof; or (B) the business or operations of Parent or any Subsidiary thereof.

(b) To the Parent’s Knowledge, all persons who have performed independent contractor or consulting services for Parent or any Subsidiary thereof as independent contractors have been properly classified as such.

(c) Neither Parent nor any Subsidiary thereof is a party to or bound by any union contract or collective bargaining agreement.

(d) None of Parent or any Subsidiary thereof is, nor has ever been, engaged, in any unfair labor practice of any nature. There are no slowdown, work stoppages, labor disputes or union organizing activities, or any similar activities or disputes pending, or to the Parent’s Knowledge, threatened. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Parent, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Parent Employee, including charges of unfair labor practices or discrimination complaints.

(e) Parent and Parent Affiliates have performed in all material respects all obligations required to be performed by it under each Parent Employee Plan. Neither Parent nor any Parent Affiliate is in material default or violation of, and the Parent has no Knowledge of any default or violation by any other party to, the terms of any Parent Employee Plan. Each Parent Employee Plan has in all material respects been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Any Parent Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, that is not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Parent Employee Plan. There are no claims or Legal Proceedings pending, or, to the Knowledge of the Parent, threatened or reasonably anticipated (other than routine claims for benefits), against any Parent Employee Plan or against the assets of any Parent Employee Plan. There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of the Parent, threatened by the IRS, the United States Department of Labor, or any other Governmental Body with respect to any Parent Employee Plan. Neither the Parent nor any Parent Affiliate has ever incurred any penalty or tax with respect to any Parent Employee Plan under Section 502(i) of ERISA, under Sections 4975 through 4980 of the Code or under any other applicable Legal Requirement. Parent and Parent Affiliates have timely made all contributions and other payments required by and due under the terms of each Parent Employee Plan. No Parent Employee Agreement and no Parent Employee Plan can reasonably be expected to result in gross income inclusion pursuant to Section 409A(a)(1)(A) of the Code after the Effective Time.

(f) No Parent Employee Plan provides (except at no cost to the Parent or any Parent Affiliate), or reflects or represents any liability of the Parent or any Parent Affiliate to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to Parent or any Parent Affiliate, neither Parent nor any Parent Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Parent Employee (either individually or to Parent Employees as a group) or any other Person that any such Parent Employee or other Person would be provided with retiree life insurance, retiree health benefits or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(g) Except as expressly required or provided by this Agreement, neither the execution or delivery of this Agreement nor the consummation of any of the Contemplated Transactions will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Parent Employee Plan, Parent Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration of any right, obligation or benefit, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Parent Employee.

(h) Neither Parent nor any Parent Affiliate: (i) has violated or otherwise failed in any material respect to comply with any Legal Requirement respecting employment, employment practices, terms and conditions of employment or wages and hours, including the health care continuation requirements of COBRA, the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the provisions of any similar Legal Requirement; (ii) has failed to withhold or report any amounts required by applicable Legal Requirements or by Contract to be withheld or reported with respect to wages, salaries and other payments to Parent Employees; (iii) is liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable to any of the foregoing; and (iv) is liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Parent Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of the Parent, threatened or reasonably anticipated claims or Legal Proceedings against Parent or any Parent Affiliate under any worker’s compensation policy or long-term disability policy.

4.16 Environmental Matters. Parent and each Subsidiary thereof possesses all material permits and other Governmental Authorizations required under applicable Environmental Laws, and is in material compliance with the terms and conditions thereof. Neither Parent nor any Subsidiary thereof has received any written notice or other communication (or, to the Parent’s Knowledge, oral notice or other communication) from a Governmental Body that alleges that Parent or any Subsidiary thereof is not in material compliance with any Environmental Law, and, to the Knowledge of the Parent, there are no circumstances that may prevent or interfere with the compliance by the Parent or any Subsidiary thereof with any Environmental Law in the future. To the Knowledge of the Parent, (a) all property that is leased to the Parent or any Subsidiary thereof, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any material environmental contamination of any nature, (b) none of the property leased to Parent or any Subsidiary thereof contains any underground storage tanks, asbestos, equipment using PCBs, underground injection wells, and (c) none of the property leased to Parent or any Subsidiary thereof contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been disposed of. To the Knowledge of the Parent, neither Parent nor any Subsidiary thereof has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law, (i) has been placed on the National Priorities List, (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity, or (iii) is subject to a Legal Requirement to take “removal” or

“remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

4.17 Insurance. Neither Parent nor any Subsidiary thereof has ever received any written notice or other communication (or, to the Parent’s Knowledge, oral notice or other communication) regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

4.18 Legal Proceedings; Orders. Except as set forth in the Parent SEC Documents and in Schedule 4.18, there is no pending Legal Proceeding, and, to the Knowledge of Parent, no Person has threatened to commence any Legal Proceeding: (a) that involves the Parent, any Subsidiary thereof or any Related Party of any of the foregoing by reason of an act or omission involving the Parent or any Subsidiary thereof or by reason of the fact that such Related Party is or was an agent of Parent or any Subsidiary thereof, or any of the assets owned or used by Parent or any Subsidiary thereof; or (b) that challenges, or that is intended to prevent, delay, make illegal or otherwise interfere with, the Merger or any of the other Contemplated Transactions. To the Knowledge of Parent, except as set forth in the Parent SEC Documents, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Legal Proceeding. If any claim, dispute or Legal Proceeding is disclosed in the Parent SEC Documents, no such claim, dispute or Legal Proceeding could, if determined adversely to Parent or any Subsidiary party thereto, reasonably be expected to have or result in a Material Adverse Effect on Parent. There is no Order to which Parent or any Subsidiary thereof, or any of the assets owned or used by Parent or any Subsidiary thereof, is subject. To the Knowledge of Parent, no officer or key employee of Parent or any Subsidiary thereof is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Parent or any Subsidiary thereof.

4.19 Product Liability; Recalls. To the Parent’s Knowledge, there has been no accident, happening or event caused or allegedly caused by any defect in manufacture, design, materials or workmanship including any failure to warn or any breach of express or implied warranties or representations with respect to any Parent Product which has resulted in serious injury or death to any Person or material damage to or destruction of property or other material damages. Each Parent Product (a) is, and at all relevant times has been in material compliance with applicable Legal Requirements and (b) is, and at all relevant times has been, fit for the ordinary purposes for which it is intended to be used and conforms to any promises or affirmations of fact made in the warranty or on the label for such product or in connection with its sale, whether through advertising or otherwise, except in each case as would not individually or in the aggregate be material to the Parent and its Subsidiaries, taken together as a whole. To the Knowledge of the Parent, there is no design defect with respect to any Parent Product. Each Parent Product contains reasonable warnings, presented in a reasonably prominent manner, in accordance with applicable Legal Requirements material to the Parent and its Subsidiaries, taken together as a whole. There has been no product recall or post-sale warning conducted by the Parent or any Subsidiary thereof with respect to any Parent Product.

4.20 Customers and Suppliers. No material customer or supplier of Parent and its Subsidiaries, taken together as a whole, has indicated in writing within the past year that it will stop, or decrease the rate of, buying materials, products or services from or supplying materials, products or services to, as applicable, the Parent or any Subsidiary thereof.

4.21 Export Control Laws. Parent and each Subsidiary thereof has conducted its respective export transactions in accordance with all applicable provisions of United States export and re-export controls, including the Export Administration Act and Regulations, the Foreign Assets Control Regulations, the International Traffic in Arms Regulations and other controls administered by the United States Department of Commerce and/or the United States Department of State and all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing: (a) Parent and each Subsidiary thereof has obtained all applicable export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Body required for the export, import and re-export of Parent Products (collectively, “Parent Export Approvals”), (b) Parent and each Subsidiary thereof is in material compliance with the terms of all applicable Parent Export Approvals, (c) there are no pending or, to the Knowledge of Parent, threatened claims against Parent or any Subsidiary thereof with respect to such Parent Export Approvals, and (d) to the Parent’s Knowledge, there are no actions, conditions or circumstances pertaining to export transactions of Parent or any Subsidiary thereof that would reasonably be expected to give rise to any future claims.

4.22 Government Contracts. Neither Parent nor any Subsidiary thereof has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Body; and no such suspension or debarment has been initiated or, to the Knowledge of the Parent, threatened.

4.23 No Prior Merger Sub Operations. Merger Sub is an entity newly formed for the purpose of participating in the Merger and is a wholly-owned subsidiary of Parent, and at no time before the Effective Time has the Merger Sub had assets (other than nominal assets contributed upon the formation of the Merger Sub) or business operations.

4.24 Financial Advisor Except as set forth on Schedule 4.24, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

4.25 Full Disclosure. To the actual Knowledge of the Parent, this Agreement (including the Schedules provided by the parties hereunder) does not, and none of the certificates referred to in Article 7 or the other Contracts delivered to the Key Stockholders or the Stockholder Representative in connection with the Contemplated Transactions will, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

4.26 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS Article 4, EACH OF PARENT AND MERGER SUB HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT MADE OR INFORMATION COMMUNICATED (WHETHER ORALLY OR IN WRITING) TO THE COMPANY, THE STOCKHOLDER REPRESENTATIVE, ANY KEY STOCKHOLDER, ANY NON-DISSENTING STOCKHOLDER AND/OR ANY REPRESENTATIVE OF ANY OF THE FOREGOING (INCLUDING ANY OPINION, INFORMATION OR ADVICE, WHICH MAY HAVE BEEN PROVIDED TO ANY OF THE FOREGOING BY ANY DIRECTOR, MANAGER, OFFICER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL OR OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF THE PARENT OR MERGER SUB OR ANY RESPECTIVE AFFILIATE OF PARENT OR MERGER SUB). NEITHER PARENT NOR MERGER SUB MAKES ANY REPRESENTATION OR WARRANTY TO THE COMPANY, THE STOCKHOLDER REPRESENTATIVE, ANY KEY STOCKHOLDER OR ANY NON-DISSENTING STOCKHOLDER EXCEPT AS CONTAINED IN THIS Article 4, AND ANY AND ALL STATEMENTS MADE OR INFORMATION COMMUNICATED BY PARENT OR MERGER SUB, OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES OUTSIDE OF THIS AGREEMENT (INCLUDING BY WAY OF PROJECTIONS, DOCUMENTS PROVIDED IN RESPONSE TO THE COMPANY’S, THE STOCKHOLDER REPRESENTATIVE’S, ANY KEY STOCKHOLDER’S OR ANY NON-DISSENTING STOCKHOLDER’S DILIGENCE REQUESTS (INCLUDING ANY DOCUMENTS POSTED IN AN ELECTRONIC OR VIRTUAL DATA ROOM) AND ANY MANAGEMENT PRESENTATIONS PROVIDED OR OTHERWISE MADE AVAILABLE TO THE COMPANY, THE STOCKHOLDER REPRESENTATIVE, ANY KEY STOCKHOLDER OR ANY NON-DISSENTING STOCKHOLDER), WHETHER VERBALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN SUPERSEDED BY THIS AGREEMENT, IT BEING INTENDED THAT NO SUCH PRIOR OR CONTEMPORANEOUS STATEMENTS OR COMMUNICATIONS OUTSIDE OF THIS AGREEMENT SHALL SURVIVE THE EXECUTION AND DELIVERY HEREOF.

ARTICLE 5

COVENANTS OF THE PARTIES

5.1 Access and Investigation. During the Pre-Closing Period, the Company shall: (a) provide Parent and Parent’s Representatives with reasonable access to the Company and to all existing books, records, Tax Returns, work papers, Company Contracts and other documents and information relating to the Company; and (b) provide Parent and Parent’s Representatives with copies of such existing books, records, Tax Returns, work papers, Company Contracts and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request. Without limiting the generality of the previous sentence, (i) within 15 days after the end of each calendar month during the Pre-Closing Period, the Company shall deliver to Parent (A) a consolidated balance sheet of the Company as of the last day of such calendar month, (B) a statement of income for such calendar month and for the period from January 1, 2017 through the end of such calendar month, and (C) a certificate executed on the Company’s behalf by the Company’s Chief Financial Officer confirming that such financial statements fairly present in all material respects the financial position of the Company as of the date thereof and the results of operations and cash flows of the Company for the periods covered thereby, and have been prepared in accordance with GAAP applied on a basis consistent with the basis on which the Company Financial Statements were prepared (except that, in the case of unaudited financial statements, such financial statements will not contain footnotes and will be subject to normal, immaterial, year-end audit adjustments), and (ii) during the Pre-Closing Period, the Company shall, permit Parent’s senior officers to meet with the controller and other officers of the Company responsible for the Company’s financial statements, the internal controls of the Company and the disclosure controls and procedures of the Company to discuss such matters as Parent may deem reasonably necessary or appropriate for Parent to satisfy its obligations under the Sarbanes-Oxley Act of 2002 and the rules and regulations relating thereto.

5.2 Operation of the Company’s Business.

(a) During the Pre-Closing Period: (i) the Company shall use commercially reasonable efforts to conduct its business and operations (A) in the Ordinary Course of Business, and (B) in material compliance with all applicable Legal Requirements and the requirements of each Company Contract that constitutes a Material Contract; (ii) the Company shall use commercially reasonable efforts to preserve intact its current business organization, keeps available the services of its current officers and Key Employees and maintains its relations and goodwill with all material suppliers, customers, development partners, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company; (iii) the Company shall keep in full force all insurance policies referred to in Section 2.21 and, if any such insurance policy is scheduled to expire during the Pre-Closing Period, the Company shall cause such insurance policy to be renewed or replaced (on terms and with coverage substantially equivalent to the terms and coverage of the expiring insurance policy) on or prior to the date of expiration of such insurance policy; (iv) the Company shall cause to be provided all notices, assurances and support required by any Company Contract relating to any Intellectual Property or Intellectual Property Right in order to ensure that no condition under such Company Contract occurs that could result in (A) any transfer or disclosure by the Company of the source code for any portion of the Company Software, or (B) a release from any escrow of any source code for any Company Software that has been deposited or is required to be deposited in escrow under the terms of such Company Contract; and (v) the Company shall promptly notify Parent of (A) any notice or other communication (in writing or otherwise) from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, and (B) any Legal Proceeding commenced, or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company.

(b) During the Pre-Closing Period, without the prior written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned), the Company shall not:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

(ii) other than pursuant to, or as disclosed in connection with, the Series D Offering, sell, issue, grant or authorize the sale, issuance or grant of (A) any capital stock or other security, (B) any option or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company shall be permitted to issue Company Common Stock upon the exercise of outstanding Company Options or upon the conversion of outstanding Company Preferred Stock or upon the exercise of other outstanding warrants or other securities disclosed to Parent in writing prior to the date of this Agreement);

(iii) amend or waive any of its rights under any Contract evidencing any outstanding stock option or any restricted stock purchase agreement;

(iv) amend or permit the adoption of any amendment to its Organizational Documents, or effect or become a party to any Acquisition Transaction (other than pursuant to the Contemplated Transactions), recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(v) form any subsidiary or acquire any equity interest or other interest in any other Entity;

(vi) make any capital expenditure except in accordance with the Company Budget;

(vii) prepay or accelerate the payment of any expense;

(viii) other than in the Ordinary Course of Business, enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract;

(ix) acquire, lease or license any right or other asset from any other Person, or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for (A) immaterial assets acquired, leased, licensed or disposed of by the Company in the Ordinary Course of Business, and (B) licenses granted by the Company in the Ordinary Course of Business and without significant deviation from the terms set forth in the End User Licenses);

(x) lend money to any Person (except that the Company may make routine travel advances to employees in the Ordinary Course of Business not in excess of $10,000 in the aggregate), or incur or guarantee any Indebtedness;

(xi) establish, adopt or amend any employee benefit plan, pay any bonus (other than Transaction Bonuses) or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any Company Employee outside the Ordinary Course of Business;

(xii) hire any employee with an annual base salary in excess of $100,000, or promote any Company Employee except in order to fill a position vacated after the date of this Agreement;

(xiii) change any of its sales contract terms and conditions, pricing or discounting policies or practices, product return policies, product maintenance policies, service policies, product modification or upgrade policies, personnel policies or other business policies, or any of its methods of accounting or accounting practices in any respect;

(xiv) make any Tax election;

(xv) commence or settle any Legal Proceeding;

(xvi) enter into any material transaction or take any other material action outside the Ordinary Course of Business, other than as expressly permitted or contemplated pursuant to the terms hereof; or

(xvii) agree or commit to take any of the actions described in clauses “(i)” through “(xvi)” of this Section 5.2(b).

5.3 Operation of Parent’s Business. During the Pre-Closing Period: (i) Parent shall use, or cause any applicable Subsidiary thereof to use, commercially reasonable efforts to conduct its respective business and operations (A) in the Ordinary Course of Business, and (B) in material compliance with all applicable Legal Requirements and the requirements of each Parent Material Contract; and (ii) Parent shall promptly notify the Company of (A) any notice or other communication (in writing or otherwise) from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, and (B) any Legal Proceeding commenced, or, to the Knowledge of Parent, threatened against, relating to or involving or otherwise affecting Parent or any Subsidiary thereof.

5.4 Notification; Updates to Schedule.

(a) Company Obligations.

(i) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that has caused or could reasonably be expected to cause, the failure of the Closing conditions set forth in Section 6.1 or Section 6.2; and (ii) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article 6 or Article 7 impossible or unlikely or that has had or could reasonably be expected to have or result in a Material Adverse Effect on the Company.

(ii) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.4(a)(i) relates to an event, condition, fact or circumstance occurring after the date hereof but prior to the Closing Date (a “Company Interim Event”), then the Company shall promptly deliver to Parent a supplement Schedule specifying such Company Interim Event and identifying the applicable representations, warranties or covenants (each such supplement, a “Company Schedule Supplement”). Parent shall be entitled to terminate this Agreement within five business days after delivery of any Company Schedule Supplement; provided, that if Parent does not so terminate this Agreement within five business days after delivery of a Company Schedule Supplement, then the Company Schedule Supplement and all Company Interim Events set forth therein shall be deemed to update the Schedules for all purposes under this Agreement and Parent Indemnitees shall be deemed to have irrevocably waived any and all rights to indemnification, as well as the ability to terminate this Agreement pursuant to Article 8, in each case, with respect to the subject matter of such Company Schedule Supplement.

(b) Parent Obligations.

(i) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of: (i) the discovery by Parent of any event, condition, fact or circumstance that has caused or could reasonably be expected to cause, the failure of the Closing conditions set forth in Section 7.1 or Section 7.2; and (ii) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article 6 or Article 7 impossible or unlikely or that has had or could reasonably be expected to have or result in a Material Adverse Effect on Parent.

(ii) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.4(b)(i) relates to an event, condition, fact or circumstance occurring after the date hereof but prior to the Closing Date (a “Parent Interim Event”), Parent shall promptly deliver to the Company a supplement Schedule specifying such Parent Interim Event and identifying the applicable representations, warranties or covenants (each such supplement, a “Parent Schedule Supplement”). The Stockholder Representative shall be entitled to terminate this Agreement within five business days after delivery of any Parent Schedule Supplement; provided, that if the Stockholder Representative does not so terminate this Agreement within five business days after delivery of a Parent Schedule Supplement, then the Parent Schedule Supplement and all Parent Interim Events set forth therein shall be deemed to update the Schedules for all purposes under this Agreement and Company Indemnitees shall be deemed to have irrevocably waived any and all rights to indemnification, as well as the ability to terminate this Agreement pursuant to Article 8, in each case, with respect to the subject matter of such Parent Schedule Supplement.

5.5 No Negotiation. During the Pre-Closing Period, neither the Company nor any of the Key Stockholders shall (and the Company shall ensure that none of the Representatives of the Company shall), directly or indirectly: (a) solicit, facilitate or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction; (b) participate in any discussions or negotiations or enter into any Contract with, or provide any non-public information to, any Person (other than Parent or, with respect to the Contemplated Transactions, the Company’s current investors or their applicable Representatives) relating to or in connection with a possible Acquisition Transaction; or (c) accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction. The Company shall promptly notify Parent in writing of any inquiry, proposal or offer relating to a possible Acquisition Transaction (including to the extent any of the following is non-confidential: the identity of the Person making or submitting such inquiry, proposal or offer, and the terms thereof) that is received by or on behalf of the Company or any of the Key Stockholders during the Pre-Closing Period.

5.6 Restriction on Transfer. Each Key Stockholder agrees that, during the Pre-Closing Period, such Key Stockholder shall not directly or indirectly sell or otherwise transfer or dispose of, or pledge or otherwise permit to be subject to any Encumbrance (other than Permitted Encumbrances), any shares of Company Capital Stock or any option, warrant or other right to acquire any other security of the Company.

5.7 Regulatory Approvals.

(a) Each of Parent and the Company shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Parent and the Stockholder Representative shall work together in good faith with respect to any proceedings or negotiations with any Governmental Body relating to any of the foregoing, and no response shall be provided to the applicable Governmental Body without the other applicable party’s prior written consent, not to be unreasonably withheld, delayed or conditioned.

(b) Without limiting the generality of Section 5.7(a), but with the matters addressed in this Section 5.7(b) being governed only by the terms of this Section 5.7(b), from and after the Effective Time, Parent shall, or shall cause any Parent Affiliate (including the Surviving Corporation) and their respective licensees, transferees, successors and assigns to:

(i) file an application for Regulatory Approval with a Regulatory Authority for an IFU of a product that includes specifically EMG within the six (6) month period following the Closing Date; and

(ii) use Commercially Reasonable Efforts to prosecute such application for Regulatory Approval so as to cause the applicable to Regulatory Authority to issue such Regulatory Approval.

5.8 Written Consents; Information Statement. As soon as practicable following the execution of this Agreement, each Key Stockholder shall execute and deliver to the Company a written consent approving the Merger and adopting this Agreement (a “Written Consent”), and each Key Stockholder agrees not to revoke or withdraw such Key Stockholder’s Written Consent and not to take any other action that is inconsistent with such Written Consent or that may have the effect of delaying or interfering with the Merger. As promptly as practicable following the date of this Agreement, the Company shall prepare an information statement accurately describing this Agreement, the Merger, the other Contemplated Transactions and the provisions of Section 262 of the DGCL (the “Information Statement”), and shall deliver the Information Statement to those of its stockholders who did not execute Written Consents for the purpose of (a) informing them of the approval of the Merger and the adoption of this Agreement by the Key Stockholders and (b) soliciting additional Written Consents approving the Merger and adopting this Agreement. The Information Statement shall include a statement to the effect that the board of directors of the Company unanimously recommends that the Company’s stockholders execute Written Consents approving the Merger and adopting this Agreement.

5.9 Public Announcements. During the Pre-Closing Period, none of the Company, any Key Stockholder, Parent or Merger Sub shall (and the Company, on the one hand, shall not permit the Company or any Representative of the Company to, and Parent, on the other hand, shall not permit Parent, any Subsidiary thereof (including Merger Sub), or any Representative of Parent or any Subsidiary thereof (including Merger Sub) to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other Contemplated Transactions, without Parent’s prior written consent (in the case of any such action to be undertaken by the Company or any Representative thereof), or without the Stockholder Representative’s prior written consent (in the case of any such action to be undertaken by Parent, any Subsidiary thereof (including Merger Sub) or any Representative of Parent or any Subsidiary thereof), with such prior written consent, in each case, not to be unreasonably withheld, delayed or conditioned; provided, however, that Parent may, without the Stockholder Representative’s prior written consent, issue such press release or make such public statement as may be required by any Legal Requirement or the rules and regulations of its Principal Trading Market (provided, that Parent shall provide the Stockholder Representative at least 2 days’ prior written notice of any such release or statement and consider in good faith any comments made by the Stockholder Representative before such release or issuance).

5.10 Additional Agreements.

(a) Parent, Merger Sub, the Company and each Key Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions, and (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions. Each of Parent and the Company shall promptly deliver to the other a copy of each such filing made, each such notice given and each such Consent obtained by such party during the Pre-Closing Period.

(b) Notwithstanding anything to the contrary contained in this Agreement, no party hereto shall have any obligation under this Agreement or otherwise: (i) to dispose of or transfer any assets, or to commit to cause any other party hereto to dispose of or transfer any assets; (ii) to discontinue offering any product or service, or to commit to cause any other party hereto to discontinue offering any product or service; (iii) to license or otherwise make available to any Person, any technology, software or other Intellectual Property or Intellectual Property Right, or to commit to cause any other party hereto to license or otherwise make available to any Person any technology, software or other Intellectual Property or Intellectual Property Right; (iv) to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any other party hereto to hold separate any assets or operations; (v) to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any other party hereto; or (vi) to contest any Legal Proceeding relating to the Merger.

5.11 Commercially Reasonable Efforts. During the Pre-Closing Period, (a) the Company and the Key Stockholders shall use commercially reasonable efforts to cause the conditions set forth in Article 6 to be satisfied on a timely basis, and (b) Parent and Merger Sub shall use commercially reasonable efforts to cause the conditions set forth in Article 7 to be satisfied on a timely basis.

5.12 Termination of Agreements. To the extent requested by Parent, the Company shall use commercially reasonable efforts to cause all warrants to purchase shares of Company Capital Stock to be exercised or terminated prior to the Effective Time in accordance with all of the terms of such warrants and all agreements relating thereto.

5.13 FIRPTA Matters. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897—2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the IRS the notification required under Section 1.897—2(h)(2) of the United States Treasury Regulations.

5.14 Termination of Option Plan. The Company shall ensure that the Company Option Plan shall be terminated immediately prior to the Effective Time, unless Parent shall have delivered a written notice to the Company at or prior to the Closing requesting that such plan not be terminated.

5.15 Resignation of Officers and Directors. The Company shall obtain and deliver to Parent at or prior to the Closing the resignation of each officer and director of the Company.

5.16 Release.

(a) Effective upon the Closing, the Parent, Merger Sub, the Company and the Surviving Corporation, on behalf of themselves and all Parent Indemnitees (collectively, “Releasing Parties”), hereby fully and irrevocably waives, releases and discharges forever the Stockholder Representative and each Company Equityholder (i) from whom Parent received a duly executed Release pursuant to Section 6.6(c) or (ii) from whom the Company or Parent received a duly executed Acknowledgment and Release Agreement, each Transaction Bonus Recipient from whom the Company received a duly executed Transaction Bonus Agreement, their respective affiliates (other than the Company) and each of their respective officers, directors, managers, partners, employees, Representatives, heirs, estates and agents (collectively, “Seller Released Parties”) from any Encumbrances, claims, demands, debts, accounts, covenants, Contracts, arrangements, promises, obligations, Damages, judgments, or liabilities of any kind, in law or equity, and causes of action of every kind and nature, or otherwise (including claims for Damages, costs, expenses, and attorneys’, brokers’, experts’ and accountants’ fees and expenses) which any Releasing Party has or may have against any Seller Released Party, whether known or unknown, suspected or unsuspected, and that now exist or may hereafter exist solely to the extent it has arisen or arises out of or relates to an action or event occurring or existing prior to the Closing (collectively, the “Released Claims”; provided, however, that nothing contained in this Section 5.16 will operate to release any obligations of any Company Equityholder or Transaction Bonus Recipient arising under this Agreement or any Transaction Document from and after the Effective Time. It is the intention of the parties hereto that the release set forth in this Section 5.16 shall be effective as a full and final accord, satisfaction and release of all of the Released Claims. In furtherance of this intention, each Releasing Party hereby acknowledges and agrees that the release of the Released Claims provided for in this Section 5.16 shall extend to any and all Released Claims, whether known or unknown, suspected or unsuspected, disclosed or undisclosed, legal or equitable, and expressly waives and relinquishes any right any Releasing Party may have under California Civil Code, Section 1542, which provides that:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Each Releasing Party expressly waives and releases any and all rights and benefits which it has or may have under California Civil Code, Section 1542, and any other similar law or rule in any other jurisdiction pertaining to the Released Claims. Each Releasing Party acknowledges and agrees that any Releasing Party may later discover facts in addition to, or different from, those which it now knows or believes to be true as to the Released Claims or the subject matter of this Agreement, but it is the intention of each Releasing Party, through and in accordance with this Agreement and with the advice of counsel, to fully, finally and forever settle and release any and all Released Claims. In furtherance of this intention, the releases of the Released Claims provided for under this Agreement shall be, and are to remain in effect as, full and complete releases of any and all Released Claims notwithstanding the discovery of any additional claims or facts relating to such releases.

(b) Parent, Merger Sub, the Company and the Surviving Corporation shall refrain, and shall cause their respective affiliates to refrain, from directly or indirectly asserting any Damages or commencing (or causing to be commenced) any action of any kind before any court, arbitrator or Governmental Body against any Seller Released Party based upon any Released Claim.

5.17 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent agrees that all rights to indemnification and related rights to advancement of expenses on the part of each Person who is now, or has been at any time prior to the Closing, a director, manager or officer of the Company (collectively, the “Covered Persons”), including all such rights existing pursuant to any written agreement between any such Covered Person and the Company in effect as of the date hereof, applicable Delaware Legal Requirements or as provided in the Company’s Organizational Documents, shall survive the Merger and shall continue in full force and effect until ninety (90) days after the expiration of the longest applicable statute of limitation. Parent agrees that from and after the Effective Time it shall (and shall cause the Surviving Corporation to) indemnify all such Covered Persons to the fullest extent permitted by such indemnity obligations with respect to all actual or alleged acts or omissions prior to the Effective Time.

(b) Except to the extent required by Legal Requirements, Parent shall, and shall cause the Surviving Corporation to, maintain the indemnification and exculpation provisions in the applicable Organizational Documents of the Surviving Corporation substantially in the form that they shall exist as of the Closing, which provisions shall not, except to the extent required by Legal Requirements, be amended, repealed or otherwise modified after the Effective Time in any manner that could adversely affect the rights thereunder of any

Covered Person. In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Person of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall use commercially reasonable efforts to cause the successors and assigns of Parent or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 5.17.

(c) Parent shall, or shall cause the Surviving Corporation to, maintain the Company’s existing directors’ and officers’ liability insurance or purchase so-called “tail” coverage for such directors’ and officers’ liability insurance, in each case covering Persons who are currently covered by such insurance on terms no less favorable than those in effect on the date hereof for a period of at least six (6) years after the Closing. Such tail coverage shall be procured at Closing and 50% of the costs of such coverage shall be a Transaction Expense.

(d) The provisions of Section 5.17 are intended to be for the benefit of, and enforceable by, each Covered Person and such Covered Person’s estate, heirs and representatives, and nothing herein shall affect any indemnification rights that any Covered Person or such Covered Person’s estate, heirs and representatives may have under any Organizational Documents of the Surviving Corporation, any Legal Requirement, any Contract or otherwise.

(e) The obligations of the Parent and the Surviving Corporation under Section 5.17(b) shall continue in full force and effect for a period commencing as of the Closing and ending as of the later of (i) the six (6) year anniversary of the Closing and (ii) the date that all applicable statute of limitation periods have expired for any claim or claims for which a Covered Person may be entitled to indemnification under Section 5.17; provided, that all rights to indemnification in respect of any claim for indemnification under Section 5.17 asserted or made within such period shall continue until the final disposition of such claim.

5.18 Taxes.

(a) Preparation of Tax Returns.

(i) Parent shall prepare (or cause to be prepared) all Tax Returns of the Company or the Surviving Corporation, as applicable, for all periods ending on or prior to the Closing Date that are first due after the Closing Date (other than any such Tax Returns which have already been filed on or before the Closing Date). Such Tax Returns shall be prepared in a manner consistent with the past practices of the Company, except to the extent required by applicable Legal Requirement. Parent shall provide the Stockholder Representative with a copy of any such Tax Return for its review at least twenty (20) business days prior to the date such Tax Return is due (after taking into consideration any extensions available). Parent shall make revisions to any such Tax Return as reasonably requested by the Stockholder Representative in writing within ten (10) business days after its receipt of such Tax Return from Parent. If there is a disagreement as to whether revisions requested by the Stockholder Representative should be included in any such Tax Return, the disagreement shall be submitted to the Independent Accountant for resolution (the expenses of which shall be shared in a manner similar to that set forth in Section 1.10(b). Parent shall timely file (after taking into consideration any extensions available) with the applicable Governmental Body such Tax Returns as finally prepared (including the resolution of the Independent Accountant, if applicable). The provisions of this subsection (i) shall not apply to Straddle Period Tax Returns, which are governed by subsection (ii) below.

(ii) With respect to all taxable periods beginning on or before the Closing Date but ending after the Closing Date (each, a “Straddle Period”), Parent shall prepare (or cause to be prepared) all Tax Returns required by be filed with a Governmental Body by the Company or the Surviving Corporation, as applicable (each such Tax Return, a “Straddle Period Tax Return”). Each such Straddle Period Tax Return shall be prepared in a manner consistent with past practices of the Company, except to the extent required by applicable Legal Requirement. Parent shall provide the Stockholder Representative with a copy of any Straddle Period Tax Return for its review at least twenty (20) business days prior to the date such Straddle Period Tax Return is due (after taking into consideration any extensions available). Parent shall make revisions to any such Tax Return as reasonably requested by the Stockholder Representative in writing within ten (10) business days after its receipt of such Tax Return from Parent. If there is a disagreement as to whether revisions requested by the Stockholder Representative should be included in any such Tax Return, the disagreement shall be submitted to the Independent Accountant for resolution (the expenses of which shall be shared in a manner similar to that set forth in Section 1.10(b)). Parent shall timely file (after taking into consideration any extensions available) with the applicable Governmental Body all Straddle Period Tax Returns as finally prepared (including the resolution of the Independent Accountant, if applicable).

(iii) The income Tax year of the Company shall end as of the close of business on the Closing Date and the Surviving Corporation shall join the consolidated federal income Tax group of which Parent is the parent on the day after the Closing Date. If the Company or the Surviving Corporation, as applicable, is permitted but not required under applicable state, local or foreign Tax Legal Requirement to treat the Closing Date as the last day of a taxable period, then the parties shall elect with the relevant Governmental Body to, or otherwise treat, that day as the last day of a taxable period.

(b) Amended Tax Returns/Refunds

.

(i) Except with the written consent of the Stockholder Representative, Parent shall not, nor shall it permit or cause any Parent Affiliate or the Company or the Surviving Corporation to, amend, file (including undertaking any voluntary disclosure or similar process), refile, revoke or otherwise modify any Tax Return or Tax election of the Company or the Surviving Corporation, as applicable, with respect to Tax periods that begin on or prior to the Closing Date, or that reasonably could be expected to affect Tax periods that begin on or prior to the Closing Date.

(ii) Except to the extent attributable to the carryback of losses, credits or other Tax assets from a taxable period beginning after the Closing Date, any refunds of Taxes and any interest thereon received in cash, or benefit of crediting an overpayment of Taxes and any interest thereon realized and resulting in actual Tax savings, with respect to the Company or the Surviving Corporation, as applicable, with respect to Taxes that relate to a period (or a portion of a period) that ends on or prior to the Closing Date shall be delivered to the Stockholder Representative (for further distribution to the Non-Dissenting Stockholders) within thirty (30) days of receipt of such cash refund or of the filing of such Tax Return that takes into consideration such overpayment.

(c) Cooperation. The parties shall, and shall each cause their respective affiliates (including the Company) to, provide the other with such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return, determining liability for Taxes or the availability of a refund or credit of Taxes, or in conducting any audit or other proceeding with respect to Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns and related documents, and making its employees available, to the extent reasonably requested.

(d) Transfer Taxes. All transfer, sales, use, real property transfer, recording, documentary, stamp, registration, stock transfer and other similar Taxes and fees imposed in respect of the Contemplated Transactions shall be borne by Parent, and Parent (with the cooperation of the Stockholder Representative) shall file all Tax Returns and other documentation related thereto.

(e) Straddle Periods. For purposes of this Agreement, in the case of any Straddle Period, the amount of any Taxes of the Company not based upon or measured by income or gain, proceeds, receipts or expenses (e.g., payroll Taxes) allocated to the portion of the period ending on the Closing Date will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. The amount of any other Taxes for a Straddle Period that relate to the portion of the period ending on the Closing Date will be determined based on an interim closing of the books as of the close of business on the Closing Date, provided, however, that any item determined on an annual or periodic basis (such as deductions for depreciation or real estate Taxes) shall be apportioned on a daily basis. Notwithstanding anything else in this Agreement, the parties agree that payments made with respect to Indebtedness and Transaction Expenses, to the extent such payments give rise to Tax deductions, Tax losses and Tax credits or otherwise may offset taxable income or Tax under applicable Legal Requirement, shall, to the maximum extent permitted by applicable Legal Requirement, be considered to arise in the taxable period (or portion thereof) ending on the Closing Date and the provisions of this Agreement shall be interpreted and applied in a manner consistent therewith.

(f) Closing Date Items/No 338 Election. None of Parent, the Company, the Surviving Corporation or any of their respective affiliates shall cause or permit to be made any extraordinary transaction or event after the Closing on the Closing Date that would result in any increased Tax liability for which indemnification would be provided pursuant to this Agreement. None of Parent, the Company, the Surviving Corporation or any of their respective affiliates shall cause or permit to be filed any election under Section 338 or Section 336 of the Code in connection with the Merger.

(g) Mitigation. The parties agree to use commercially reasonable efforts to obtain any certificate or other document from any Person as may be reasonably necessary to mitigate, reduce or eliminate any Tax that could otherwise be imposed with respect to the

Company or the Surviving Corporation with respect to any taxable period or portion thereof ending on or before the Closing Date.

5.19 Employment Matters.

(a) Prior to the Closing Date (but subject to the occurrence of the Merger), the Company shall terminate the employment of Eugene Cattarina (the “Designated Employee”). All costs and expenses related to such termination shall be borne by the Company.

(b) For all purposes (including purposes of eligibility, vesting and benefit accrual) under the employee benefit plans of the Parent, the Surviving Corporation and any of their respective affiliates providing benefits to any employee of the Company that becomes an employee of the Parent, the Surviving Corporation or any of their respective affiliates after the Closing (which , for clarity, shall exclude the Designated Employee) (any such employee, an “Employee” and such employee benefit plans, “Parent Plans”), each Employee shall be credited with his or her years of service with the Company before the Closing Date, to the same extent as such Employee was entitled before the Closing Date to credit for such service under any similar benefit plan of the Company in which such Employee participated or was eligible to participate immediately prior to the Closing Date and shall also be credited with and carry-over all vacation accrual earned while employed by the Company or its respective predecessors, as applicable; provided, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits or the accrual of benefits under a defined benefit pension plan with respect to such Employee or such activities are not permitted under the applicable Parent Plan. In addition, and without limiting the generality of the foregoing, but subject to the requirements of the applicable Parent Plan, (i) each Employee shall be immediately eligible to participate without any waiting time, in any and all Parent Plans to the extent coverage under such Parent Plans is comparable to any benefit plan of the Company in which the Employee participated immediately before the Closing Date and (ii) the Parent shall cause (A) to be waived all pre-existing condition exclusion and similar limitations, eligibility waiting periods and evidence of insurability requirements under any Parent Plans to the extent waived or satisfied by such Employee under any benefit plan of the Company as of the Closing Date, and (B) any covered expenses incurred on or before the Closing Date by any such Employee (or covered dependent thereof) to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable Parent Plan.

(c) Nothing in this Section 5.19 shall be construed to confer on any Person (including current and former employees or and other service providers to the Company), other than the parties hereto, their successors and permitted assigns, any benefit under or right to enforce the provisions of this Section 5.19, including any right to employment or continued employment for any period of time or any right to a particular term or condition of employment, or be construed as an amendment, waiver or creation of any benefit plan. Nor does anything in this Section 5.19 limit the ability of the Parent, the Surviving Corporation or any affiliate of any of the foregoing to amend or terminate any benefit plan pursuant to its terms.

5.20 Principal Trading Market Listing. In the time and manner required by the Principal Trading Market, Parent shall prepare and file with such Principal Trading Market an additional shares listing application covering all of the Shares, Note Shares and Warrant Shares and shall use its commercially reasonable efforts to take all steps necessary to cause all of the Shares, Note Shares and Warrant Shares to be approved for listing on the Principal Trading Market as promptly as possible thereafter. Parent shall maintain the listing of the Shares, the Note Shares and the Warrant Shares on the Principal Trading Market.

5.21 Form D; Blue Sky. Parent agrees to timely file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof, promptly upon the written request of any Non-Dissenting Stockholder. Parent, on or before the Closing Date, shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Securities for sale to the Non-Dissenting Stockholders under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification) and shall provide evidence of such actions promptly upon the written request of any Non-Dissenting Stockholder.

5.22 Reservation of Parent Common Stock. Parent shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance from and after the Closing Date, the number of shares of Parent Common Stock issuable upon exercise of the Notes, Warrants and Shares issuable hereunder (without taking into account any limitations on exercise of the Notes or Warrants set forth in the Notes and Warrants, respectively).

5.23 Stockholder Consent; Lock-Up. Parent shall use its best efforts to obtain the consent of its stockholders required by the Principal Trading Market to issue the Warrant Shares, the Note Shares and the Second Milestone Share Amount (the “Required Parent Stockholder Consent”) as part of the next meeting of its stockholders (the “Stockholders Meeting”), which shall take place no later than May 17, 2018 (or no later than June 14, 2018 in the event the SEC reviews Parent’s proxy statement for soliciting the Required Parent Stockholder Consent) after the Effective Time (such date, the “Parent Stockholder Approval Outside Date”) hereof for the purpose of seeking approval of Parent’s stockholders for the Proposal. Parent’s board of directors shall recommend to the Parent stockholders that the Proposal be approved and Parent shall solicit proxies form its stockholders in connection with the Proposal in the same manner as all other management proposals in proxy statements sent to Parent’s stockholders. Parent shall cause all management-appointed proxyholders to vote their proxies in favor of the Proposal. If Parent does not obtain the Required Parent Stockholder Consent at the stockholder first meeting held after the Effective Time, Parent shall call a stockholders meeting every four months thereafter to seek the Required Parent Stockholder Consent until the date the Required Parent Stockholder Consent is obtained. Until the Required Parent Stockholder Consent has been obtained, Parent will not, without the prior written consent of the Stockholder Representative, (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Parent Common Stock (whether newly issued shares or treasury shares) or any securities convertible into or exercisable or exchangeable for shares of Parent Common Stock, other than (i) the Shares to be issued hereunder; (ii) any shares Parent Common Stock issued upon the exercise or conversion of any currently outstanding options, warrants, rights or convertible securities (but only to the extent exercisable or convertible at the time of such exercise or conversion); (iii) any options, restricted shares or restricted stock units of Parent Common Stock granted as equity compensation to employees, directors and consultants, consistent with the Parent’s past practices, provided that such options, restricted shares or restricted stock units are either unvested or ineligible to vote at the Stockholders

Meeting; or (iv) any warrants or shares of preferred stock of Parent (but excluding Parent Common Stock issuable upon the exercise of such warrants or the conversion of such shares of preferred stock, as applicable) issued in connection with any warrant exercise or preferred financing of Parent contemplated as of the date hereof; (b) modify, amend or waive the terms of any outstanding securities convertible into or exercisable or exchangeable for shares of Parent Common Stock in a manner which would have the effect of accelerating the time such securities are convertible, exercisable or exchangeable or otherwise allowing such securities to be converted, exercised or exchanged prior to the receipt of the Required Parent Stockholder Consent even though the terms of such securities on the date hereof would not allow such conversion, exercise or exchange.

5.24 Cancellation of Excluded Warrants. By executing and delivering this Agreement, the Company and each Excluded Warrantholder (by virtue of executing and delivering this Agreement in such Excluded Warrantholder’s capacity as a Key Stockholder), hereby agree that, effective as of immediately prior to the Effective Time (but subject to the occurrence of the Merger), each Excluded Warrant held by and between the Company and each Excluded Warrantholder, as applicable, are automatically cancelled, voided and shall be of no further force and effect without any further action on the part of the Company or such Excluded Warrantholder and without additional consideration of any kind.

ARTICLE 6

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations. The representations and warranties in Article 2 and Article 3 of this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any materiality qualifications or similar qualifications contained or incorporated directly or indirectly in such representations and warranties), and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date (without giving effect to any materiality qualifications or similar qualifications contained or incorporated directly or indirectly in such representations and warranties).

6.2 Performance of Covenants. Each of the covenants and obligations that the Company and the Key Stockholders are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3 Stockholder Approval. The Merger shall have been duly approved and this Agreement shall have been duly adopted by the Required Company Stockholder Vote. The number of shares of Company Common Stock that are Dissenting Shares shall be less than 2% of the number of shares of Company Common Stock outstanding immediately prior to the Closing and no shares of Company Preferred Stock shall be Dissenting Shares. All of the Key Stockholders, in their capacities as stockholders of the Company, shall have executed Written Consents.

6.4 Consents. All Consents required to be obtained in connection with the Merger and the other Contemplated Transactions set forth in Item No. 1 on Schedule 2.5 shall have been obtained and shall be in full force and effect.

6.5 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Company.

6.6 Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(a) an employment agreement for each Key Employee, in substantially the form agreed to between Parent and such Key Employee, executed by such Key Employee;

(b) [Reserved];

(c) a Release substantially in the form of Exhibit H, dated as of the Closing Date, executed by each Key Stockholder (each, a “Release”);

(d) [Reserved];

(e) the statement referred to in Section 5.13, executed on behalf of the Company;

(f) a certificate executed on behalf of the Company by the Chief Financial Officer of the Company setting forth the Aggregate Transaction Expense Amount, accompanied by detailed supporting documentation reasonably satisfactory to Parent;

(g) a certificate, executed on behalf of the Company by an officer of the Company, containing the representation and warranty of the Company that the conditions set forth in Sections 6.1 (as it relates to the representations and warranties of the Company), 6.2 (as it relates to the covenants and obligations of the Company) and 6.5 have been duly satisfied;

(h) a certificate, executed by the Key Stockholders, certifying that the conditions set forth in Sections 6.1 (as it relates to the representations and warranties of such Key Stockholder) and 6.2 (as it relates to the covenants and obligations of such Key Stockholder) have been duly satisfied (the “Key Stockholder Certificate”);

(i) written resignations of all officers and directors of the Company, effective as of the Effective Time;

(j) the Certificate of Merger, executed by the Company;

(k) certified by the Secretary of the Company, a copy of the resolutions of the board of directors of the Company approving this Agreement, the Merger and the transactions contemplated hereby; and

(l) such other documents as may be reasonably requested by Parent.

6.7 FIRPTA Compliance. The Company shall have filed with the IRS the notification referred to in Section 5.13.

6.8 No Restraints. No Order preventing the consummation of the Merger shall have been issued by any Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

6.9 No Legal Proceedings. No Person shall have commenced or threatened to commence any Legal Proceeding: (a) seeking the recovery of a material amount of Damages in connection with the Merger; (b) seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of Merger Sub or the Surviving Corporation; or (c) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions.

6.10 Termination of Option Plan. If required by Section 5.14, the Company shall have provided Parent with evidence reasonably satisfactory to Parent as to the termination of the Company Option Plan.

6.11 No Warrants. The Company shall have provided Parent with evidence, reasonably satisfactory to Parent, as to the exercise or termination of all warrants and other rights to purchase shares of Company Capital Stock (other than Company Options).

6.12 Effect of Waiver. To the extent that any condition set forth in this Article 6 is not satisfied, and if such failure is either (a) waived by Parent or (b) the Company and the Parent elect to consummate the Merger notwithstanding such failure, then no party hereto shall have any liability whatsoever to the other parties hereto, their affiliates or any of their respective equity holders, officers, directors, managers or representatives, for the failure of such condition to be satisfied, in whole or in part.

ARTICLE 7

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligation of the Company and each Key Stockholder to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction (or waiver by the Company), at or prior to the Closing, of the following conditions:

7.1 Accuracy of Representations. The representations and warranties in Article 4 of this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any materiality qualifications or similar qualifications contained or incorporated directly or indirectly in such representations and warranties), and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date (without giving effect to any materiality qualifications or similar qualifications contained or incorporated directly or indirectly in such representations and warranties).

7.2 Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on Parent.

7.4 Consents. All Consents required to be obtained in connection with the Merger and the other Contemplated Transactions set forth in Item Nos. 1, 2 and 4 on Schedule 4.4 shall have been obtained and shall be in full force and effect.

7.5 Agreements and Documents. The Company shall have received the following agreements and documents, each of which shall be in full force and effect:

(a) an employment agreement for each Key Employee in substantially the form agreed to between Parent and such Key Employee, executed by Parent and such Key Employee;

(b) a Registration Rights Agreement, substantially in the form of Exhibit I, executed by Parent;

(c) a certificate, executed on behalf of Parent, by an executive officer of Parent, certifying that the conditions set forth in Sections 7.1 (as it relates to the representations and warranties of Parent), 7.2 (as it relates to the covenants and obligations of Parent), and 7.3 have been duly satisfied;

(d) a certificate, executed on behalf of Merger Sub, by an executive officer of Merger Sub, certifying that the conditions set forth in Sections 7.1 (as it relates to the representations and warranties of Merger Sub) and 7.2 (as it relates to the covenants and obligations of Merger Sub) have been duly satisfied;

(e) the Certificate of Merger, executed by Merger Sub;

(f) to each Company Equityholder that, with respect to Non-Dissenting Stockholders, has duly executed and delivered a Letter of Transmittal in accordance with the terms thereof, such Company Equityholder’s (i) Note, (ii) Warrant, and (iii) certificates representing all of the applicable shares of Parent Common Stock comprising the Closing Stock Consideration Share Amount, in each case, to which such Company Equityholder is entitled pursuant to the terms hereof;

(g) certified by the Secretary of Parent, a copy of the written resolutions duly-adopted by the board of directors of Parent (i) approving this Agreement, the Merger and the Contemplated Transactions and (ii) appointing James L.L. Tullis to the board of directors of Parent, effective as of the Effective Time;

(h) certified by the Secretary of Merger Sub, a copy of (i) the written consent of the board of directors of Merger Sub approving this Agreement, the Merger and the transactions contemplated hereby, and (ii) the written consent of the sole stockholder of Merger Sub approving this Agreement, the Merger and the transactions contemplated hereby;

(i) Support Agreements, duly executed by the stockholders of Parent holding in the aggregate a number of shares of capital stock sufficient to provide the Required Parent Stockholder Consent, substantially in the form of Exhibit F (“Support Agreements”);

(j) such other documents as may be reasonably requested by the Stockholder Representative.

7.6 No Restraints. No Order preventing the consummation of the Merger shall have been issued by any Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.7 Listing. The Nasdaq Global Select Market shall have approved the listing of additional shares application for the Shares, the Warrant Shares and the Note Shares.

7.8 No Suspensions of Trading in Common Stock. The Parent Common Stock shall not have been suspended, as of the Closing Date, by the SEC or the Principal Trading Market from trading on the Principal Trading Market nor shall suspension by the SEC or the Principal Trading Market have been threatened, as of the Closing Date, either (a) in writing by the SEC or the Principal Trading Market or (b) by falling below the minimum listing maintenance requirements of the Principal Trading Market.

7.9 Payment and Issuance of Closing Merger Consideration. Parent shall have made, or caused to have made, all applicable payments and issuances of the Closing Merger Consideration.

7.10 Effect of Waiver. To the extent that any condition set forth in this Article 7 is not satisfied, and if such failure is either (a) waived by the Company or (b) the Company and the Parent elect to consummate the Merger notwithstanding such failure, then no party hereto shall have any liability whatsoever to the other parties hereto, their affiliates or any of their respective equity holders, officers, directors, managers or representatives, for the failure of such condition to be satisfied, in whole or in part.

ARTICLE 8

TERMINATION

8.1 Termination Events. This Agreement may be terminated prior to the Closing:

(a) by the mutual consent of Parent and the Company;

(b) by Parent if the Closing has not taken place on or before ninety (90) days following the date hereof (the “End Date”) (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub, respectively, set forth in this Agreement or in any other agreement or instrument delivered to the Company or any Key Stockholder);

(c) by the Company if the Closing has not taken place on or before the End Date (other than as a result of the failure on the part of the Company or any of the Key Stockholders to comply with or perform any covenant or obligation of the Company or any of the Key Stockholders set forth in this Agreement or in any other agreement or instrument delivered to Parent);

(d) by Parent if (i) any representation or warranty of the Company or any Key Stockholder contained in this Agreement shall be inaccurate or shall have been breached, which such inaccuracy or breach would give rise to the failure of the Closing condition in Section 6.1, and such inaccuracy or breach, if curable by the Company or such Key Stockholder through the use of commercially reasonable efforts during the 30-day period after Parent notifies the Company in writing of the existence of such inaccuracy or breach (the “Company Cure Period”), remains uncured as of the expiration of the Company Cure Period, or (ii) the Company or any Key Stockholder shall have breached any of the Parent’s or such Key Stockholder’s covenants or agreements contained in this Agreement to be complied with or performed at or prior to the Closing, which breach would give rise to the failure of the Closing condition in Section 6.2, and such breach, if curable by the Company or such Key Stockholder through the use of commercially reasonable efforts during the Company Cure Period, remains uncured as of the expiration of the Company Cure Period;

(e) by the Company if (i) any representation or warranty of the Parent or Merger Sub contained in this Agreement shall be inaccurate or shall have been breached, which such inaccuracy or breach would give rise to the failure of the Closing condition in Section 7.1, and such inaccuracy or breach, if curable by Parent or Merger Sub through the use of commercially reasonable efforts during the 30-day period after the Company notifies Parent in writing of the existence of such inaccuracy or breach (the “Parent Cure Period”), remains uncured as of the expiration of the Parent Cure Period, or (ii) Parent or Merger Sub shall have breached any of Parent’s or Merger Sub’s covenants or agreements contained in this Agreement to be complied with or performed at or prior to the Closing, which breach would give rise to the failure of the Closing condition in Section 7.2, and such breach, if curable by Parent or Merger Sub through the use of commercially reasonable efforts during the Parent Cure Period, remains uncured as of the expiration of the Parent Cure Period;

(f) by Parent if there shall have occurred any Material Adverse Effect on the Company;

(g) by the Company if there shall have occurred any Material Adverse Effect on the Parent;

(h) by either Parent or the Company if a Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

(i) by Parent if the Required Company Stockholder Vote is not obtained prior to the End Date.

8.2 Termination Procedures. If a party wishes to terminate this Agreement pursuant to Section 8.1, then such party shall deliver to the other parties to this Agreement a written notice stating that such party is terminating this Agreement and setting forth a brief description of the basis on which such party is terminating this Agreement.

8.3 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) subject to Sections 5.4(a)(ii) and 5.4(b)(ii), none of the Company or Parent shall be relieved of any obligation or liability arising from any prior intentional or willful breach by such party of any representation, warranty, covenant, or obligation contained in this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 5.9 and Article 10.

ARTICLE 9

INDEMNIFICATION, ETC.

9.1 Survival of Representations, Sole Remedy.

(a) The representations and warranties of (i) the Company and the Key Stockholders set forth in this Agreement (including the representations and warranties set forth in Article 2 and Article 3, as certified in accordance with Article 6), and (ii) Parent and Merger Sub set forth in this Agreement (including the representations and warranties set forth in Article 4, as certified in accordance with Article 7) shall survive the Closing and expire on the Expiration Date. All covenants and agreements of the Company, the Key Stockholders, Parent, Merger Sub and the Surviving Corporation shall survive and continue in accordance with their terms until performance (or until the applicable statute of limitations has expired, if no term for performance is satisfied) (each survival period set forth in this Section 9.1(a), a “Survival Period”). Notwithstanding anything to the contrary set forth in this Section 9.1(a), if, at any time on or prior to the expiration of the applicable Survival Period, any Indemnitee (acting in good faith) delivers to the applicable Indemnifying Party a Notice of Indemnification Claim alleging the existence of a possible inaccuracy in or a breach of any representation, warranty, covenant or agreement, and asserting a claim for recovery under this Article 9 based on such possible inaccuracy or breach, then the claim asserted in such Notice of Indemnification Claim shall survive until such time as such claim is fully and finally resolved.

(b) The remedies set forth in this Article 9 shall be the sole and exclusive remedies of any Indemnitee from and after the Effective Time with respect to any and all matters covered by this Agreement or any certificate delivered at Closing by or on behalf of any party hereto, or the negotiation, execution or performance of this Agreement or any certificate delivered at Closing by or on behalf of any party hereto, or the Contemplated Transactions, except, in each case, for (i) claims arising out of or resulting from Fraud and (ii) the remedies of injunctive relief or other equitable remedy. From and after the Effective Time, no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, with respect to any and all matters covered by this Agreement or any certificate delivered at Closing by or on behalf of any party hereto, or the negotiation, execution or performance of this Agreement, any certificate delivered at Closing by or on behalf of any party hereto, or the Contemplated Transactions, it being irrevocably agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the parties to the fullest extent permitted by applicable Legal Requirements. Except with respect to (i) claims arising out of or resulting from Fraud and (ii) the remedies of injunctive relief or other equitable remedy, from and after the Effective Time, each party hereto, on behalf of itself and its affiliates and their respective directors, managers, equity holders, officers, employees, successors, assigns, estates and heirs, covenants and agrees not to bring any legal, equitable, administrative, legislative or adversarial claim, cause of action, suit or proceeding of any kind or nature (whether at law or in equity, in contract, tort or otherwise) against any other party hereto (or affiliate thereof) that in any way allegedly or actually arises from, or relates to, directly or indirectly, this Agreement, any certificate delivered at Closing by or on behalf of any party hereto and/or the negotiation, execution or performance of this Agreement, any certificate delivered at Closing by or on behalf of any party hereto or the Contemplated Transactions, other than pursuant to and in accordance with the remedies provided for in this Article 9, and each such party, on behalf of itself, its affiliates and their respective directors, managers, equity holders, officers, employees, successors, assigns, estates and heirs, further covenants and agrees that this Section 9.1(b) is a bar to any such claim, cause of action, suit or proceeding. The provisions of this Article 9 (including this Section 9.1(b)) were specifically bargained for among the parties and were relied on and taken into account by the parties in arriving at the aggregate Merger Consideration and the terms and conditions of this Agreement and the Contemplated Transactions.

9.2 Indemnification of Parent Indemnitees.

(a) Without limiting the rights of any Parent Indemnitee under Section 9.2(b), but subject to the applicable limitations set forth in this Article 9, from and after the Effective Time, each Equityholder Indemnifying Party shall, severally in proportion to such Equityholder Indemnifying Party’s Indemnity Pro Rata Percentage, and not jointly, hold harmless and indemnify each of the Parent Indemnitees from and against, any Damages that are suffered or incurred by any of the Parent Indemnitees (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are connected with:

(i) any inaccuracy in or breach of any representation or warranty set forth in Article 2 (provided, however, that for purposes of determining the amount of Damages that are the subject matter of any claim for indemnification hereunder, each representation and warranty in Article 2 (other than (A) the first sentence of Section 2.8(b), (B) Section 2.9(a), (C) Section 2.14(a)(xviii), (D) the third sentence of Section 2.23, (E) applicability of the defined term “Material Contract(s)” and (F) “listing representations” calling or the disclosure of information in the Schedules) shall be read without giving effect to any materiality qualification contained in such representation or warranty);

(ii) any breach of any covenant or obligation of the Company under this Agreement;

(iii) any valid claim asserted by any Person who held or claims to have held, stock, options, warrants, convertible notes or other equity securities of the Company prior to Closing relating to or arising from events, facts or circumstances existing prior to Closing that is based upon such Person’s ownership or rights of ownership in any stock, options, warrants, convertible notes or other equity securities of the Company;

(iv) any Transaction Expenses, if not otherwise taken into account in determining the Merger Consideration;

(v) any errors, omissions, misstatements, miscalculations or mistakes in, or claims by any Person to any portion of the Merger Consideration that is not reflected on, the Consideration Spreadsheet;

(vi) (A) all income Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (B) any and all income Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (C) any and all income Taxes of any person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes (x) arise from an event or transaction occurring before the Closing and (y) are with respect to a Pre-Closing Tax Period; or

(vii) any Legal Proceeding initiated by a third party relating to any of the foregoing.

(b) Without limiting the rights of any Parent Indemnitee under Section 9.2(a), but subject to the applicable limitations set forth in this Article 9, from and after the Effective Time, each Key Stockholder shall, severally in proportion to such Key Stockholder’s Indemnity Pro Rata Percentage, and not jointly with any other Key Stockholder, hold harmless and indemnify each of the Parent Indemnitees from and against any Damages that are suffered or incurred by any of the Parent Indemnitees (regardless of whether or not such Damages relate to any third party claim) and that arise from or as a result of, or are connected with:

(i) any inaccuracy in or breach of any representation or warranty of such Key Stockholder set forth in Article 3 (provided, however, that for purposes of determining the amount of Damages that are the subject matter of any claim for indemnification hereunder, each representation and warranty in Article 3 shall be read without giving effect to any materiality qualification contained in such representation or warranty);

(ii) any breach of any covenant or obligation of such Key Stockholder under this Agreement; or

(iii) any Legal Proceeding initiated by a third party relating to any of the foregoing.

(c) The parties acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation by the Company or any of the Key Stockholders, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach (it being understood that any Damages suffered or incurred by the Surviving Corporation shall be recoverable under this Article 9 by either Parent or the Surviving Corporation, but not both of them).

9.3 Indemnification of Equityholder Indemnitees.

(a) Subject to the applicable limitations set forth in this Article 9, from and after the Effective Time, the Parent and the Surviving Corporation (each, a “Parent Indemnifying Party”) shall, jointly and severally, hold harmless and indemnify each of the Equityholder Indemnitees from and against, any Damages that are suffered or incurred by any of the Equityholder Indemnitees (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are connected with:

(i) any inaccuracy in or breach of any representation or warranty set forth in Article 4 (provided, however, that for purposes of determining the amount of Damages that are the subject matter of any claim for indemnification hereunder, each representation and warranty in Article 4 (other than (A) the last sentence of Section 4.6(b), (B) uses and applicability of the defined term “Parent Material Contract(s)” and (C) all “listing representations” calling for the disclosure of information in the Schedules) shall be read without giving effect to any materiality qualification contained in such representation or warranty);

(ii) any breach of any covenant or obligation of the Parent or the Surviving Corporation under this Agreement; or

(iii) any Legal Proceeding initiated by a third party relating to any of the foregoing.

9.4 Certain Limitations.

(a) Applicability of Basket.

(i) In addition to the other limitations set forth in this Article 9, no Parent Indemnitee shall be entitled to recover any Damages for which such Parent Indemnitees may be entitled pursuant to Section 9.2(a) and/or Section 9.2(b) until such time as and only to the extent that the total amount of all such indemnifiable Damages that have been suffered or incurred by any one or more of the Parent Indemnitees exceeds in the aggregate $300,000 (the “Basket”), and thereafter, Parent Indemnitees shall be entitled to recover Damages from the first dollar, subject to the other limitations of this Article 9; provided, however, the Basket shall not apply to any claim for indemnification pursuant to Section 9.2(a)(ii).

(ii) In addition to the other limitations set forth in this Article 9, no Equityholder Indemnitee shall be entitled to recover any Damages for which such Equityholder Indemnitees may be entitled pursuant to Section 9.3(a) until such time as and only to the extent that the total amount of all such indemnifiable Damages that have been suffered or incurred by any one or more of the Parent Indemnitees exceeds the Basket, and thereafter, Equityholder Indemnitees shall be entitled to recover Damages from the first dollar, subject to the other limitations of this Article 9; provided, however, the Basket shall not apply to any claim for indemnification pursuant to Section 9.3(a)(ii).

(b) Applicability of Cap.

(i) In addition to the other limitations of this Article 9, Parent Indemnitees shall not be entitled to recover any Damages for which such Parent Indemnitees may be entitled pursuant to Section 9.2(a) and/or Section 9.2(b) in an amount exceeding the Cap, and, with respect to Parent Indemnitees’ recovery rights against any particular Equityholder Indemnifying Party, recourse to such Equityholder Indemnifying Party’s applicable Note pursuant to Section 9.7 shall be the Parent Indemnitees’ sole and exclusive remedy for such Damages; provided, however, neither the Cap nor the Parent Indemnitees’ exclusive remedy of offset to the applicable Note shall apply to any claim for indemnification pursuant to Section 9.2(a)(ii).

(ii) In addition to the other limitations of this Article 9, Equityholder Indemnitees shall not be entitled to recover any Damages for which such Equityholder Indemnitees may be entitled pursuant to Section 9.3(a) in an amount exceeding the Cap, and, with respect to Equityholder Indemnitees’ recovery rights, addition to the principal amount of such Equityholder Indemnitee’s applicable Note pursuant to Section 9.7 shall be the Equityholder Indemnitees’ sole and exclusive remedy for such Damages; provided, however, neither the Cap nor the Equityholder Indemnitees’ exclusive remedy of addition to the applicable Note shall apply to any claim for indemnification pursuant to Section 9.3(a)(ii).

(c) Notwithstanding anything else in this Agreement, Damages shall not include (i) any Tax of the Company or the Surviving Corporation with respect to taxable periods or portions thereof beginning after the Closing Date or (ii) any limitation or diminution of or on any Tax attribute of the Company or the Surviving Corporation.

(d) Notwithstanding any other provision herein to the contrary, the amount of Damages that any Indemnitee may recover for indemnification pursuant to this Agreement shall be offset, on a dollar for dollar basis, net of any Taxes thereon and any costs incurred by any Indemnitees in seeking collection thereof and premium increases resulting therefrom, against any amounts received by such Indemnitee (or its affiliates) in respect of the Damages forming the basis of such claim for recovery from a third party pursuant to any indemnification or other similar right or any applicable insurance policy. Each party hereby agrees to use all commercially reasonable efforts to claim for and obtain recovery of any such available insurance, indemnification, contribution or similar payment. If any Indemnitee receives such amount from such third party subsequent to a recovery for indemnification under this Agreement, the applicable Indemnitee will promptly remit such offset amount to the indemnifying parties hereunder.

(e) Notwithstanding any other provision herein to the contrary, Damages shall not include any matter that is taken into consideration and included in the determination of the Closing adjustments pursuant to Section 1.10(a) or the post-Closing adjustments pursuant to Section 1.10(b).

(f) Notwithstanding any other provision herein to the contrary, no Equityholder Indemnifying Party, on the one hand, or the Parent or the Surviving Corporation, on the other hand, shall be required to indemnify, defend or hold harmless any Parent Indemnitee or Equityholder Indemnitee, as applicable, against or reimburse any Parent Indemnitee or Equityholder Indemnitee, as applicable, for any Damages to the extent any Parent Indemnitee or

Equityholder Indemnitee, as applicable, has been indemnified or reimbursed for such amount under any other provision of this Agreement or any other agreement with any Equityholder Indemnifying Party, on the one hand, or Parent or the Surviving Corporation, on the other hand, in respect of the same subject matter.

9.5 No Contribution.

(a) Subject to the rights of the Covered Persons pursuant to Section 5.17, each Equityholder Indemnifying Party waives, and acknowledges and agrees that such Equityholder Indemnifying Party shall not have and shall not exercise or assert (or attempt to exercise or assert), and shall cause their affiliates and their respective Representatives not to assert, any right of contribution, right of indemnity or other right or remedy against Parent or against the Surviving Corporation in connection with any indemnification obligation or any other liability to which such Equityholder Indemnifying Party may become subject under or in connection with this Agreement.

(b) Each of Parent and the Surviving Corporation waives, and acknowledges and agrees that each of them shall not have and shall not exercise or assert (or attempt to exercise or assert), and shall cause their affiliates and their respective Representatives not to assert, any right of contribution, right of indemnity or other right or remedy against any Equityholder Indemnitee in connection with any indemnification obligation or any other liability to which such Parent, the Surviving Corporation or any affiliate thereof may become subject under or in connection with this Agreement

9.6 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding with respect to which any Indemnitee may be entitled to be indemnified pursuant to this Article 9 (each, a “Third Party Claim”), the following shall apply:

(a) The applicable Indemnitee shall promptly notify (such notice, the “Third Party Claim Notice”) the Stockholder Representative (in the case of indemnification sought by a Parent Indemnitee) or the Parent (in the case of indemnification sought by an Equityholder Indemnitee) after such Indemnitee receives written notice of such Third Party Claim (it being understood that any failure by any Indemnitee to so notify shall have no effect on such Indemnitee’s ability to recover Damages pursuant to this Article 9, except to the extent that the applicable Indemnifying Party is prejudiced thereby; provided that such Third Party Claim Notice has been delivered within the applicable Survival Period for such claim). Such Third Party Claim Notice shall describe in reasonable detail the facts giving rise or that could reasonably be expected to give rise to the claim for indemnification hereunder that is the subject of the Third Party Claim Notice, the amount and the method of computation of the amount of such claim, a reference to the provision of this Agreement upon which such claim is based and all material documentation relevant to the claim described in the Third Party Claim Notice. The Indemnifying Party, at its sole expense, shall have the right, at its election, to proceed with the defense of such Third Party Claim on its own with counsel reasonably acceptable to the applicable Indemnitee; provided, that the Indemnitee may participate in such defense through counsel chosen by such Indemnitee and paid at its own expense. If the Indemnifying Party so proceeds with the defense of any such Third Party Claim, then the applicable Indemnitee shall make available to the Indemnifying Party any documents and materials that the Indemnifying Party determines in good faith may be necessary to the defense of such Third Party Claim.

(b) The Indemnifying Party shall have the full right to settle, adjust or compromise such Third Party Claim; provided, however, that (i) except for the settlement of a Third Party Claim that involves (A) no obligation of any Indemnitee other than the payment of money to be paid by the Indemnifying Party pursuant to (and subject to the limitations of) this Agreement and (B) a release from all liability in favor of the Indemnitee, the Indemnifying Party shall not settle or compromise any Third Party Claim without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed; and (ii) the Indemnifying Party may not consent to entry of any judgment or enter into any settlement in respect of a Third Party Claim that does not include a release of the Indemnitee from all liability in respect of such Third Party Claim.

(c) If the Indemnifying Party does not elect to proceed with the defense of any such Third Party Claim or does not reasonably diligently prosecute such defense, the Indemnitee shall (at the sole expense of the Indemnifying Party) proceed with the defense of such Third Party Claim with counsel reasonably acceptable to the Indemnitee; provided that (i) the Indemnifying Party shall be entitled to a right to participate in any such Third Party Claim at its own cost and expense; (ii) except for the settlement of a Third Party Claim that involves (A) no obligation of any Indemnifying Party other than the payment of money pursuant to (and subject to the limitations of this Article 9) and (B) a release from all liability in favor of the Indemnifying Party, the Indemnitee shall not settle or compromise any Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed; and (iii) the Indemnitee may not consent to entry of any judgment or enter into any settlement in respect of a Third Party Claim that does not include a release of the Indemnifying Party from all liability in respect of such Third Party Claim.

(d) The party controlling the defense of any Third Party Claim (the “Controlling Party”) shall (i) permit the other applicable parties (collectively, the “Non-Controlling Party”) to participate, at their own expense, in the defense of such Third Party Claim, (ii) conduct the defense of such Third Party Claim with reasonable diligence and keep the Non-Controlling Party reasonably informed of material developments in such Third Party Claim at all stages thereof, (iii) promptly submit to the Non-Controlling Party copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received or filed in connection therewith, (iv) permit the Non-Controlling Party and its counsel to confer on the conduct of the defense thereof and (v) permit the Non-Controlling Party and its counsel an opportunity to review all legal papers to be submitted prior to their submission and consider in good faith any comments from the Non-Controlling Party and its counsel thereto.

9.7 Indemnification Claims.

(a) If any Indemnitee has incurred or suffered or claims to have incurred or suffered, or believes that it may incur or suffer, Damages for which it is or may be entitled to be indemnified under this Article 9, such Indemnitee may deliver a notice to the applicable Indemnifying Party (any such notice being referred to as a “Notice of Indemnification Claim,”

and the claim for indemnification described in such Notice of Indemnification Claim being referred to as an “indemnification claim”), which shall (i) state that such Indemnitee believes that there is or has been a possible inaccuracy in or breach of a representation, warranty, covenant or obligation contained in this Agreement or that such Indemnitee is otherwise entitled to be indemnified under this Article 9, (ii) contain a brief description of the circumstances supporting such Indemnitee’s belief that there is or has been such a possible inaccuracy or breach or that such Indemnitee may otherwise be entitled to be indemnified, (iii) contain a good faith, non-binding, preliminary estimate of the aggregate dollar amount of actual and potential Damages that have arisen and may arise as a result of the inaccuracy, breach or other matter referred to in such notice (the aggregate amount of such estimate, as it may be modified by such Indemnitee in good faith from time to time, being referred to as the “Claimed Amount”), and (iv) specify the applicable provision of Section 9.2(a) (a “General Indemnity Claim”), Section 9.2(b) (a “Key Stockholder Claim”) or Section 9.3 (a “Parent Claim”), as applicable, for which the indemnification claim described in such notice is being made by such Indemnitee.

(b) During the 30-day period commencing upon the delivery by an Indemnitee to the applicable Indemnifying Party of a Notice of Indemnification Claim (the “Dispute Period”), the applicable Indemnifying Party shall deliver to the Indemnitee a written response (the “Response Notice”) in which the Indemnifying Party: (i) agrees that the full Claimed Amount is owed to the Indemnitee; (ii) agrees that part (but not all) of the Claimed Amount (the “Agreed Amount”) is owed to the Indemnitee; or (iii) asserts that no part of the Claimed Amount is owed to the Indemnitee. Any part of the Claimed Amount that is not agreed by the Indemnifying Party to be owed to the Indemnitee pursuant to the Response Notice (or the entire Claimed Amount, if the Indemnifying Party asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnitee) shall be referred to as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications by the Indemnitee to the Claimed Amount). If a Response Notice is not received by the Indemnitee prior to the expiration of the Dispute Period, then the entire Claimed Amount shall be deemed to be a Contested Amount.

(c) If the Indemnifying Party delivers a Response Notice to the Indemnitee agreeing that the full Claimed Amount is owed to the Indemnitee, then, within three days following the delivery of such Response Notice to the Indemnitee:

(i) if the indemnification claim is a General Indemnity Claim, then the Note Amount shall be reduced by the full Claimed Amount and the principal amount owing under each Note shall be reduced accordingly on a pro rata basis based on the original principal amount of all Notes, provided, however, that if the General Indemnity Claim is brought pursuant to Section 9.2(a)(ii) and the Claimed Amount exceeds the Cap, then, (x) first, the Note Amount shall be reduced by the portion of the Claimed Amount equal to the Note Amount and the principal amount owing under each Note shall be reduced accordingly on a pro rata basis based on the original principal amount of all Notes and (y) second, the Equityholder Indemnifying Parties shall pay, on a several basis in accordance with their respective Indemnity Pro Rata Percentages, and not jointly, to the Parent Indemnitees, the remaining amount of the Claimed Amount;

(ii) if the indemnification claim is a Key Stockholder Claim, then the principal amount of the Note held by the particular Key Stockholder that is responsible for satisfying such indemnification claim shall be reduced by the full Claimed Amount; provided, however, that if the Key Stockholder Claim is brought pursuant to Section 9.2(b)(ii) and the Claimed Amount exceeds the principal amount of the applicable Note held by such Key Stockholder, then, (x) first, the principal amount of such Note shall be reduced by the portion of the Claimed Amount to the full extent of such principal amount and (y) second, the applicable Key Stockholder shall pay to the Parent Indemnitees, the remaining amount of the Claimed Amount; or

(iii) if the indemnification claim is a Parent Claim, then the principal amount of the Note held by each Equityholder Indemnitee shall be increased by such Equityholder Indemnitee’s Pro Rata Percentage of the full Claimed Amount; provided, however, that if the Parent Claim is brought pursuant to Section 9.3(a)(ii) and any of the Notes have been converted to equity or redeemed for cash as of such time, then the Parent shall pay to the Stockholder Representative (for distribution to the Equityholder Indemnitees in accordance with their respective Pro Rata Percentages), the full Claimed Amount.

(d) If the Indemnifying Party delivers a Response Notice during the Dispute Period to the Indemnitee agreeing that less than the full Claimed Amount is owed to the Indemnitee, then, within three days following the delivery of such Response Notice to the Indemnitee:

(i) if the indemnification claim is a General Indemnity Claim, then the Note Amount shall be reduced by the amount of such Agreed Amount and the principal amount owing under each Note shall be reduced accordingly on a pro rata basis based on the original principal amount of all Notes; provided, however, that if the General Indemnity Claim is brought pursuant to Section 9.2(a)(ii) and the Agreed Amount exceeds the Cap, then, (x) first, the Note Amount shall be reduced by the portion of the Agreed Amount equal to the Note Amount and the principal amount owing under each Note shall be reduced accordingly on a pro rata basis based on the original principal amount of all Notes and (y) second, the Equityholder Indemnifying Parties shall pay, on a several basis in accordance with their respective Indemnity Pro Rata Percentages, and not jointly, to the Parent Indemnitees, the remaining amount of the Agreed Amount;

(ii) if the indemnification claim is a Key Stockholder Claim, then the principal amount of the Note held by the particular Key Stockholder that is responsible for satisfying such indemnification claim shall be reduced by such Agreed Amount; ; provided, however, that if the Key Stockholder Claim is brought pursuant to Section 9.2(b)(ii) and the Agreed Amount exceeds the principal amount of the applicable Note held by such Key Stockholder, then, (x) first, the principal amount of such Note shall be reduced by the portion of the Agreed Amount to the full extent of such principal amount and (y) second, the applicable Key Stockholder shall pay to the Parent Indemnitees, the remaining amount of the Agreed Amount; or

(iii) if the indemnification claim is a Parent Claim, then the principal amount of the Note held by each Equityholder Indemnitee shall be increased by such

Equityholder Indemnitee’s Pro Rata Percentage of the full Agreed Amount; provided, however, that if the Parent Claim is brought pursuant to Section 9.3(a)(ii) and any of the Notes have been converted to equity or redeemed for cash as of such time, then the Parent shall pay to the Stockholder Representative (for distribution to the Equityholder Indemnitees in accordance with their respective Pro Rata Percentages), the full Agreed Amount.

(e) If the Indemnifying Party delivers a Response Notice to the Indemnitee during the Dispute Period indicating that there is a Contested Amount, the Indemnifying Party and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnitee and the Indemnifying Party resolve such dispute in writing, then their resolution of such dispute shall be binding on the Stockholder Representative, the Key Stockholders, the other Equityholder Indemnifying Parties, Parent, the Surviving Corporation and the applicable Indemnitee and a settlement agreement stipulating the amount owed to the Indemnitee (the “Stipulated Amount”) shall be signed by the Indemnitee and the Indemnifying Party. Within three days after the execution of such settlement agreement:

(i) if the indemnification claim is a General Indemnity Claim, then the Note Amount shall be reduced by the amount of such Stipulated Amount and the principal amount owing under each Note shall be reduced accordingly on a pro rata basis based on the original principal amount of all Notes; provided, however, that if the General Indemnity Claim is brought pursuant to Section 9.2(a)(ii) and the Stipulated Amount exceeds the Cap, then, (x) first, the Note Amount shall be reduced by the portion of the Stipulated Amount equal to the Note Amount and the principal amount owing under each Note shall be reduced accordingly on a pro rata basis based on the original principal amount of all Notes and (y) second, the Equityholder Indemnifying Parties shall pay, on a several basis in accordance with their respective Indemnity Pro Rata Percentages, and not jointly, to the Parent Indemnitees, the remaining amount of the Stipulated Amount;

(ii) if the indemnification claim is a Key Stockholder Claim, then the principal amount of the Note held by the particular Key Stockholder that is responsible for satisfying such indemnification claim shall be reduced by such Stipulated Amount; provided, however, that if the Key Stockholder Claim is brought pursuant to Section 9.2(b)(ii) and the Stipulated Amount exceeds the principal amount of the applicable Note held by such Key Stockholder, then, (x) first, the principal amount of such Note shall be reduced by the portion of the Stipulated Amount to the full extent of such principal amount and (y) second, the applicable Key Stockholder shall pay to the Parent Indemnitees, the remaining amount of the Stipulated Amount; or

(iii) if the indemnification claim is a Parent Claim, then the principal amount of the Note held by each Equityholder Indemnitee shall be increased by such Equityholder Indemnitee’s Pro Rata Percentage of the full Stipulated Amount; provided, however, that if the Parent Claim is brought pursuant to Section 9.3(a)(ii) and any of the Notes have been converted to equity or redeemed for cash as of such time, then the Parent shall pay to the Stockholder Representative (for distribution to the Equityholder Indemnitees in accordance with their respective Pro Rata Percentages), the full Agreed Amount.

(f) If the Indemnifying Party and the Indemnitee are unable to resolve the dispute relating to any Contested Amount during the 30-day period commencing upon the delivery of the Response Notice (the “Initial Resolution Period”), or if the Indemnifying Party does not deliver a Response Notice to the Indemnitee during the Dispute Period, then, in either case, either the Indemnitee or the Indemnifying Party may submit such dispute to binding arbitration in San Diego County, California in accordance with the JAMS Comprehensive Arbitration Rules and Procedures then in effect. Arbitration will be conducted by one arbitrator, mutually selected by Indemnitee and the Indemnifying Party; provided, however, that if Indemnitee and the Indemnifying Party fail to mutually select an arbitrator within 15 business days after such dispute is submitted to arbitration, then the arbitrator shall be selected by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures then in effect. The parties agree to use commercially reasonable efforts to cause the arbitration hearing to be conducted within 75 days after the appointment of the arbitrator, and to use commercially reasonable efforts to cause the decision of the arbitrator to be furnished within 15 days after the conclusion of the arbitration hearing. The parties shall be entitled to only limited discovery at the discretion of the arbitrator, and agree that any discovery shall be completed at least 10 days prior to the commencement of the arbitration hearing. The decision of the arbitrator shall relate solely: (i) to whether the Indemnitee is entitled to recover the Contested Amount (or a portion thereof), and the portion of such Contested Amount the Indemnitee is entitled to recover; and (ii) to the determination of whether the Indemnitee is the prevailing party as provided below. The final decision of the arbitrator shall be furnished to the Indemnifying Party and the Indemnitee in writing, shall constitute a conclusive determination of the issues in question, binding upon the Stockholder Representative, the Key Stockholders, the other Equityholder Indemnifying Parties, Parent, the Surviving Corporation and the applicable Indemnitee and shall not be contested by any of them. If the Indemnitee is determined by the arbitrator to be the prevailing party, then the aggregate dollar amount of the arbitrator’s award to the Indemnitee shall be increased by the amount of the reasonable expenses (including attorneys’ fees) of the Indemnitee, and the fees and expenses associated with the arbitration (including the arbitrator’s fees and expenses). If the Indemnitee is determined by the arbitrator not to be the prevailing party and the arbitrator determines that the Indemnifying Party is the prevailing party, then any amount awarded by the arbitrator to the Indemnitee shall be reduced by the amount of the reasonable expenses (including attorneys’ fees) of the Indemnifying Party, and the fees and expenses associated with the arbitration (including the arbitrator’s fees and expenses), and if no amount is awarded to the Indemnitee, the Indemnitee shall reimburse the Indemnifying Party for its reasonable expenses (including attorneys’ fees) and pay the fees and expenses associated with the arbitration (including the arbitrator’s fees and expenses). Within three days following the receipt of the final award of the arbitrator setting forth the aggregate amount owed to the Indemnitee (the “Award Amount”):

(i) if the indemnification claim is a General Indemnity Claim, then the Note Amount shall be reduced by the amount of such Award Amount and the principal amount owing under each Note shall be reduced accordingly on a pro rata basis based on the original principal amount of all Notes; provided, however, that if the General Indemnity Claim is brought pursuant to Section 9.2(a)(ii) and the Award Amount exceeds the Cap, then, (x) first, the Note Amount shall be reduced by the portion of the Award Amount equal to the Note Amount and the principal amount owing under each Note shall be reduced accordingly on a pro rata basis based on the original principal amount of all Notes and (y) second, the Equityholder Indemnifying

Parties shall pay, on a several basis in accordance with their respective Indemnity Pro Rata Percentages, and not jointly, to the Parent Indemnitees, the remaining amount of the Award Amount;

(ii) if the indemnification claim is a Key Stockholder Claim, then the principal amount of the Note held by the particular Key Stockholder that is responsible for satisfying such indemnification claim shall be reduced by such Award Amount; provided, however, that if the Key Stockholder Claim is brought pursuant to Section 9.2(b)(ii) and the Award Amount exceeds the principal amount of the applicable Note held by such Key Stockholder, then, (x) first, the principal amount of such Note shall be reduced by the portion of the Award Amount to the full extent of such principal amount and (y) second, the applicable Key Stockholder shall pay to the Parent Indemnitees, the remaining amount of the Award Amount; and

(iii) if the indemnification claim is a Parent Claim, then the principal amount of the Note held by each Equityholder Indemnitee shall be increased by such Equityholder Indemnitee’s Pro Rata Percentage of the full Award Amount; provided, however, that if the Parent Claim is brought pursuant to Section 9.3(a)(ii) and any of the Notes have been converted to equity or redeemed for cash as of such time, then the Parent shall pay to the Stockholder Representative (for distribution to the Equityholder Indemnitees in accordance with their respective Pro Rata Percentages), the full Award Amount.

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1 Stockholder Representative.

(a) Effective as of the Effective Time, the Key Stockholders (by virtue of their execution of this Agreement) and the other Equityholder Indemnifying Parties (with respect to the Non-Dissenting Stockholders: by virtue of their execution and delivery of the Company stockholder consent (whether through joinder or otherwise) approving this Agreement and the Contemplated Transactions; with respect to the In-the-Money Optionholders, by virtue of their execution and delivery of Acknowledgment and Release Agreements; and with respect to each Non-Cash Transaction Expense Recipient, by virtue of executing and delivering such Non-Cash Transaction Expense Recipient’s applicable Note) shall be deemed to have agreed, for and on behalf of the Equityholder Indemnifying Parties, to: (i) irrevocably nominate, constitute and appoint the Stockholder Representative as the Equityholder Indemnifying Parties’ respective, exclusive agent and true and lawful attorney in fact, with full power of substitution, to act in the name, place and stead of each of them in all matters relating to this Agreement, the Transaction Documents and the Contemplated Transactions; (ii) acknowledge and agree that the foregoing appointment, constitution and appointment of the Stockholder Representative shall survive the dissolution, death or incapacity of applicable Equityholder Indemnifying Party and hereby irrevocably waive any and all claims any of them may have against the Stockholder Representative for any action taken on his, her or its behalf in the Stockholder Representative’s capacity as attorney-in-fact in accordance with the terms of this Section 10.1; (iii) agrees to indemnify and hold harmless the Stockholder Representative, its affiliates, their respective successors and assigns and the respective officers, directors, managers, employees, direct and indirect equity holders, Representatives and agents of any of the foregoing, from any Damages that any of them may suffer or incur in connection with the performance of the Stockholder Representative’s duties and obligations in connection with this Agreement, the Transaction Documents and the Contemplated Transactions, except to the extent such actions are finally determined by a court of competent jurisdiction to constitute fraud.

(b) The Stockholder Representative may from time to time submit invoices to the Equityholder Indemnifying Parties covering the fees, costs, expenses (including the cost of D&O insurance), losses or liabilities incurred by the Stockholder Representative in connection with its formation, organization, responsibilities, rights or obligations hereunder (collectively, “Out-of-Pocket Expenses”) and, to the extent the Stockholder Representative does not elect to deduct any Out-of-Pocket Expenses from the Stockholder Representative Escrow Account (which each Equityholder Indemnifying Party hereby authorizes the Stockholder Representative to so deduct), each Equityholder Indemnifying Party shall fully and promptly reimburse the Stockholder Representative for such Out-of-Pocket Expenses according to the Indemnity Pro Rata Percentage of such Equityholder Indemnifying Party.

(c) As of the Effective Time, the Stockholder Representative is authorized to act on behalf of each Equityholder Indemnifying Party with respect to any and all matters, claims, controversies, or disputes arising out of the terms of this Agreement and each applicable Transaction Document, and shall have the power to take any and all actions that the Stockholder Representative believes are necessary or appropriate or in the best interests of any Equityholder Indemnifying Party, as fully as if such Equityholder Indemnifying Party was acting on its, his or her own behalf with respect to all matters concerning this Agreement, the Transaction Documents, the Contemplated Transactions or the Parent or any Parent Indemnitee following the Effective Time, including with respect to: (i) the pursuing, continuing, settlement or resolution of all claims for indemnification following the Closing under Article 9; (ii) the resolution of all matters related to the determination of the post-Closing adjustments described in Section 1.10(b), including the calculation, any dispute or finalization of any of the foregoing; (iii) the unilateral right to offset any Out-of-Pocket Expenses from the Stockholder Representative Escrow Account; (iv) the authorization of any disbursement of amounts from the Stockholder Representative Escrow Account; (v) the preparation, review, comment and filing of any Tax Returns of the Company or the Surviving Corporation or in accordance with, as well as the Tax matters set forth in, Section 5.18; or (vi) the authorization of any increase or set-aside of the Stockholder Representative Escrow Fund, whether by directing that any portion of the Merger Consideration payable or issuable at Closing or to be paid or issued following Closing shall be directed to the Stockholder Representative Escrow Fund or otherwise.

(d) The Stockholder Representative may take any action or no action in connection with any of the foregoing as the Stockholder Representative may deem appropriate as effectively as any Equityholder Indemnifying Party could act, including the settlement or compromise of any dispute or controversy. Each Equityholder Indemnifying Party shall be bound by any and all actions taken by the Stockholder Representative on such Equityholder Indemnifying Party’s behalf, as applicable.

(e) Notwithstanding anything to the contrary contained in this Agreement, each Parent Indemnitee shall be entitled to deal exclusively with the Stockholder Representative on all matters relating to Article 9, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Equityholder Indemnifying Party by the Stockholder Representative, and on any other action taken or purported to be taken on behalf of any Equityholder Indemnifying Party by the Stockholder Representative, as fully binding upon such Equityholder Indemnifying Party.

(f) The power of attorney granted in Section 10.1(a): (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Stockholder Representative; and (iii) shall survive the dissolution, death or incapacity of each of the Equityholder Indemnifying Parties.

(g) If the Stockholder Representative elects to resign as such, then the Key Stockholders shall, within ten days after the effective date of such resignation, appoint a successor agent for the Equityholder Indemnifying Parties and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the Stockholder Representative for purposes of this Agreement.

(h) All of the indemnities, immunities and powers granted to the Stockholder Representative under this Agreement shall survive the termination of this Agreement.

10.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Contemplated Transactions.

10.3 Fees and Expenses. Except as otherwise provided in this Agreement, each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees, accounting fees and investment banking fees) that have been incurred or that are incurred by or on behalf of such party in connection with the Contemplated Transactions.

10.4 Attorneys’ Fees. Subject to the applicable limitations of Article 9, if any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled hereunder).

10.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by email) to the street or email address set forth beneath the name of such party below (or to such other street or email address as such party shall have specified in a written notice given to the other parties hereto):

If to the Company: 11350 McCormick Rd., EPIII Suite 1003 Hunt Valley, MD 21031 E-mail: GCattarina@safeopsurgical.com	with a copy to: Pepper Hamilton LLP 400 Berwyn Park 899 Cassatt Road Berwyn, PA 19087

Attention: Eugene Cattarina	E-mail: rossic@pepperlaw.com Attention: Christopher A. Rossi

If to the Surviving Corporation, Parent or Merger Sub: 5818 El Camino Real Carlsbad, California 92008 E-mail: chunsaker@atecspine.com Attention: Craig Hunsaker	Durham, Jones & Pinegar, P.C. 192 E 200 N, Third Floor St. George, Utah 84770 E-mail: jlittle@djplaw.com Attention: Joshua Little

If to Stockholder Representative: Safari Holding Company, LLC 11770 U.S. Highway 1 Suite 503 Palm Beach Gardens, FL 33408 E-mail: jtullis@tullisfunds.com Attention: James L.L. Tullis	with a copy to: Pepper Hamilton LLP 400 Berwyn Park 899 Cassatt Road Berwyn, PA 19087 E-mail: rossic@pepperlaw.com Attention: Christopher A. Rossi
If to Key Stockholder: to the respective street and email addresses set forth beneath the names of the Key Stockholders on the signature pages of this Agreement.

10.6 Confidentiality.

(a) During the Pre-Closing Period or if this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms, provided, however, that in the event that a party is requested or required (by oral question or request for information or documents in any subpoena or Legal Proceeding) to disclose any Confidential Information (as defined in the Confidentiality Agreement), to the extent permitted to do so by Legal Requirements, the Stockholder Representative (on behalf of the Company and/or the Key Stockholders) will promptly notify the Parent, or the Parent (on behalf of Parent and Merger Sub) will promptly notify the Stockholder Representative, as applicable, of the request or requirement so that the other applicable parties may seek an appropriate protective order or waive compliance with the provisions of the Confidentiality Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, a party is, on the advice of counsel, required to disclose any such Confidential Information, such party may disclose that portion of the requested information that is so required to be disclosed; provided, further, that, at the request of any other party, the first party will cooperate with such other party with respect to such other party’s attempts, if any, to limit the scope of disclosure or to obtain other assurances that confidential treatment will be accorded to such portion of such Confidential Information required to be disclosed as the other party designates; provided, the requesting party shall pay all of the first party’s out-of-pocket costs incurred in connection with such cooperation.

(b) In the event of the Closing, the Confidentiality Agreement shall immediately terminate as of such Closing (without any further action required by any party thereto) and be of no further force or effect.

(c) From and after the Closing, each Key Stockholder shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in such Key Stockholder’s possession that relates to the business of the Company or Parent, except: (i) to consummate the transactions contemplated hereunder; (ii) to satisfy or enforce any obligations pursuant to this Agreement or any other Transaction Document, including the obligation to defend against indemnifiable claims brought by third parties; and/or (iii) to disclose to any Representative of such Key Stockholder, in the course of performing their normal duties as a Representative.

10.7 Time of the Essence. Time is of the essence of this Agreement.

10.8 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.9 Counterparts and Exchanges by Electronic Transmission. This Agreement may be executed electronically and in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.

10.10 Governing Law; Venue.

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b) Except as otherwise provided in Section 9.7, any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced only in any state or federal court located in San Diego County, California. Each party to this Agreement: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in San Diego County, California; (ii) agrees that each state and federal court located in the State of California shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any state or federal court located in San Diego County, California, any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such Legal Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c) Each Key Stockholder irrevocably constitutes and appoints the Stockholder Representative as his or her agent to receive service of process in connection with any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement.

10.11 Successors and Assigns. This Agreement shall be binding upon: (a) the Company and its successors and assigns (if any); (b) the Key Stockholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); (c) Parent and its successors and assigns (if any); (d) Merger Sub and its successors and assigns (if any); (e) the Stockholder Representative and its successors and assigns (if any); and (f) the Equityholder Indemnifying Parties and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; Parent; Merger Sub; the Key Stockholders; the Stockholder Representative; the Indemnitees; and the respective successors and assigns (if any) of the foregoing. None of Parent, the Surviving Corporation or Merger Sub, on the one hand, or the Company, any Key Stockholder or any Equityholder Indemnifying Party, on the other hand, may assign (including by operation of law and/or via change of greater than 50% of the beneficial ownership of a party hereto) any or all of its rights under this Agreement (including its indemnification rights under Article 9), in whole or in part, to any other Person without obtaining the prior written consent of the Stockholder Representative (with respect to an assignment or purported assignment of Parent, the Surviving Corporation or Merger Sub) or Parent (with respect to an assignment of purported assignment of any Key Stockholder or Equityholder Indemnifying Party); provided, however, that Parent may assign its rights under this Agreement for collateral security purposes to any lender providing financing to Parent in connection with the consummation of the transactions contemplated hereby without such prior written consent. Any assignment or purported assignment made in contravention of this Section 10.11 shall be null and void.

10.12 Equitable Remedies. The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach. The parties agree that no party hereto or Indemnitee shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related Legal Proceeding.

10.13 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Subject to Section 10.1, no Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.14 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any Legal Proceeding arising out of or related to this Agreement or the Contemplated Transactions.

10.15 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered by the Parent, on the one hand, and, the Company (before the Effective Time) or the Stockholder Representative (after the Effective Time), on the other hand, as applicable.

10.16 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. If such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.17 Parties in Interest. Except for the provisions of Section 5.16, Section 5.17, Section 10.1, and Article 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

10.18 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

10.19 Schedules. The Schedules (and any update thereto delivered pursuant to Section 5.4) shall be arranged in separate parts corresponding to the numbered and lettered sections contained herein, and the applicable matter, document, item or other information disclosed in any numbered or lettered part shall be deemed to relate to, qualify and constitute exceptions to the particular representation, warranty or covenant set forth in the corresponding numbered or lettered section herein, and shall be deemed to relate to, qualify, and constitute exceptions to, any other representation, warranty or covenant set forth herein to the extent such matter, document, item or information (a) is cross referenced in a Schedule applicable to such other representation, warranty or schedule, or (b) it is reasonably apparent from the face of the disclosure that the disclosure contained in such parts contains information regarding the subject matter of such other representation, warranty or covenant contained herein. No matter, document, item or other information disclosed on any Schedule shall be deemed to constitute any additional representation, warranty, covenant or agreement or to expand the scope or effect of any representation, warranty, covenant or agreement of any party hereto, except to the extent expressly contemplated therein. Unless expressly called for by the applicable provision of this Agreement, mere inclusion of any matter, document, item or other information in any part of any Schedule shall not be deemed or construed as an admission by the applicable disclosing party that such information (w) represents a material exception or fact, event or circumstance, (x)

constitutes, or is reasonably likely to result in, a Material Adverse Effect or is material to the applicable disclosing party, (y) constitutes or is an admission of liability, or (z) is required by this Agreement to be referenced or disclosed. No disclosure in any Schedule relating to any possible breach or violation of any Contract or Legal Requirement shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. References to any document contained in any Schedule are not intended to summarize or describe such document, but rather are for convenience only and reference is made to such document for a full explanation thereof.

10.20 Construction. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. As used in this Agreement and Exhibit A and the Schedules to this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

10.21 No Recourse Against Non-Parties. All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of, be connected with or relate in any manner to this Agreement or any Transaction Document, or the negotiation, execution or performance of this Agreement (including any representation, warranty or omission made in or in connection with this Agreement or any other Transaction Document or as an inducement to enter into this Agreement or any Transaction Document), may be made only against the entities or individuals that are expressly identified as parties hereto. No Person who is not a named party to this Agreement or applicable Transaction Document, including any director, manager, officer, employee, incorporator, direct or indirect equity holder, partner, affiliate, agent, attorney or Representative of any named party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, out of, in connection with or related in any manner to this Agreement or for any claim (whether for breach of contract, tort or otherwise) based on, in respect of, or by reason of this Agreement, any Transaction Document or the negotiation or execution of any of the foregoing; and each party hereto (on behalf of itself and its respective Indemnitees and affiliates) hereby irrevocably waives and releases all such liabilities against any such Non-Party Affiliates. Without limiting the foregoing, (a) each party hereto hereby irrevocably waives (on behalf of itself and its respective Indemnitees and affiliates) and releases any and all rights, claims or causes of action (whether for breach of contract, tort of otherwise) that may otherwise be available at law or in equity to avoid or disregard the entity form of a party, whether based on theories of agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each party hereto disclaims any reliance upon any Non-Party Affiliates with respect to any representation, warranty or omission made in or in connection with this Agreement, any Transaction Document or the Contemplated Transactions; all such representations, warranties and omissions being made solely by the named parties to, and being expressly limited by the exclusive remedies provided in, this Agreement.

10.22 Attorney-Client Privilege and Conflict Waiver. Pepper Hamilton LLP has represented the Company’s stockholders, Company’s optionholders and the Company. All of the parties hereto recognize the commonality of interest that has existed until the Closing, and the parties hereto agree that the existence of such commonality of interest prior to the Closing should continue to be recognized after the Closing. Specifically, the parties hereto agree that none of Parent, the Surviving Corporation, nor any Representative or affiliate of Parent or the Surviving Corporation, shall seek to have Pepper Hamilton LLP disqualified from representing any Company stockholder, Company optionholder or the Stockholder Representative in connection with any dispute that may arise between any Company stockholder, Company optionholder or the Stockholder Representative, on the one hand, and Parent, the Surviving Corporation or any Representative or affiliate of Parent or the Surviving Corporation, on the other hand, in connection with this Agreement, any Transaction Document or the Contemplated Transactions and, in connection with any such dispute, each applicable Company stockholder, Company optionholder or the Stockholder Representative (and not Parent, the Surviving Corporation or any Representative or affiliate of Parent or the Surviving Corporation) shall have the right to decide whether or not to waive the attorney-client privilege that may apply to any communications between the Company and Pepper Hamilton LLP that occurred prior to the Closing in connection with this Agreement and the Contemplated Transactions. Further, Parent and the Surviving Corporation (on behalf of themselves and their respective Representatives and affiliates) hereby irrevocably acknowledge and agree that with respect to all privileged communications prior to the Closing between or among the Company, any Company stockholder or Company optionholder and Pepper Hamilton LLP made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any Transaction Document or the Contemplated Transactions, or any matter relating to any of the foregoing, are privileged communications between such applicable Company stockholder or Company optionholder, on the one hand, and Pepper Hamilton LLP, on the other hand (notwithstanding that the Company participated or was provided such communications nor that the Company is also a client of Pepper Hamilton LLP) and from and after the Closing neither Parent, the Surviving Corporation, any Representative or affiliate of Parent or of the Surviving Corporation nor any Person purporting to act on behalf of or through any of them, will seek to obtain the same by any process; provided, that in the event a dispute arises after the Closing between Parent, the Surviving Corporation or any Representative or affiliate of Parent or the Surviving Corporation, on the one hand, and any other third Person (other than any Company stockholder, Company optionholder, the Stockholder Representative, or any affiliate or Representative of any of the foregoing) on the other hand, upon the written request of Parent, the Stockholder Representative, on behalf of the Company stockholders and Company optionholders, as applicable, shall assert the attorney/client privilege to prevent disclosure of privileged communications to such third Person.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

ALPHATEC HOLDINGS, INC., a Delaware corporation

By:	/s/ Jeff Black
Name:	Jeff Black
Title:	Chief Financial Officer

SAFARI MERGER SUB, INC., a Delaware corporation

By:	/s/ Jeff Black
Name:	Jeff Black
Title:	Chief Financial Officer

(signature pages to Merger Agreement)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

SAFEOP SURGICAL, INC., a Delaware corporation

By:	/s/ Eugene Cattarina
Name:	Eugene Santa Cattarina
Title:	Chief Executive Officer

(signature pages to Merger Agreement)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

SAFARI HOLDING COMPANY, LLC, as Stockholder Representative

By:	/s/ Eugene Cattarina
Name:	Eugene Santa Cattarina
Title:	Manager

(signature pages to Merger Agreement)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

TULLIS GROWTH FUND, L.P.

By: Tullis Growth Partners, L.L.C., its general partner

By:	/s/ James Tullis
Name:	James L.L. Tullis
Title:	Manager

Address:

Email:

(signature pages to Merger Agreement)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

TULLIS-DICKERSON CAPITAL FOCUS III, L.P.
By: Tullis-Dickerson Partners III, L.L.C., its general partner

By:	/s/ James Tullis
Name:	James L.L. Tullis
Title:	Manager

Address:

Email:

(signature pages to Merger Agreement)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

/s/ James Tullis
James L.L. Tullis

Address:

Email:

(signature pages to Merger Agreement)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

LIGHTHOUSE HOLDINGS CORPORATION

By:	/s/ Christoffel Krediet
Name:	Christoffel Krediet
Title:	Vice President

Address:

Email:

(signature pages to Merger Agreement)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

/s/ Eugene Cattarina
Eugene Santa Cattarina

Address:

Email:

(signature pages to Merger Agreement)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

/s/ Mark D’Addato
Mark D’Addato

Address:

Email:

(signature pages to Merger Agreement)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

By:	/s/ Richard O’Brien
Richard O’Brien

Address:

Email:

(signature pages to Merger Agreement)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

/s/ Robert Snow
Robert Snow

Address:

Email:

(signature pages to Merger Agreement)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

/s/ Christopher Brown
Christopher Brown

Address:

Email:

(signature pages to Merger Agreement)

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A and the Schedules):

“Acknowledgement and Release Agreement” means an Acknowledgement and Release Agreement, substantially in the form set forth as Exhibit J.

“Acquisition Transaction” means any transaction involving: (a) the sale, license, disposition or acquisition of all or a substantially all of the assets of the Company; (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company (other than in connection with the Series D Offering or any Company Common Stock issued to employees of the Company upon exercise of Company Options in routine transactions in accordance with the Company’s past practices), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; or (c) any merger, consolidation, share exchange, business combination, reorganization, recapitalization or similar transaction involving the Company.

“Aggregate Option Exercise Amount” means the sum of the aggregate exercise price, as of immediately prior to the Effective Time, of all outstanding In-the-Money Options.

“Aggregate Preferred Stock Liquidation Preferences” means the sum of the Aggregate Series A Liquidation Preference, plus the Aggregate Series B Liquidation Preference, plus the Aggregate Series C Liquidation Preference, plus the Aggregate Series D Liquidation Preference.

“Aggregate Series A Liquidation Preference” means an amount equal to the Per Share Series A Liquidation Preference multiplied by the aggregate number of shares of Company Series A Preferred Stock outstanding immediately prior to the Effective Time.

“Aggregate Series B Liquidation Preference” means an amount equal to the Per Share Series B Liquidation Preference multiplied by the aggregate number of shares of Company Series B Preferred Stock outstanding immediately prior to the Effective Time.

“Aggregate Series C Liquidation Preference” means an amount equal to the Per Share Series C Liquidation Preference multiplied by the aggregate number of shares of Company Series C Preferred Stock outstanding immediately prior to the Effective Time.

“Aggregate Series D Liquidation Preference” means an amount equal to the Per Share Series D Liquidation Preference multiplied by the aggregate number of shares of Company Series D Preferred Stock outstanding immediately prior to the Effective Time.

“Aggregate Transaction Expense Amount” means the aggregate dollar amount of all Transaction Expenses (including legal fees and expenses, accounting fees and expenses and financial advisory fees and expenses) that are or have been paid or incurred by or on behalf of the Company at or prior to the Effective Time.

“Aggregate Transaction Expense Cash Amount” means the Aggregate Transaction Expense Amount, less the Transaction Expense Non-Cash Amount.

“Agreement” means the Agreement and Plan of Merger to which this Exhibit A is attached (including the Schedules delivered by the parties hereunder), as it may be amended from time to time.

“Bulger Partners” means Bulger Partners, LLC.

“Cap” means the aggregate principal amount of the Notes, as determined from time to time.

“Cash” means the aggregate of all cash, cash equivalents, bank deposits, investment accounts, lockboxes, certificates of deposit, bank accounts, deposits, marketable securities and other similar cash items, and in the case of any such Cash denominated in a currency other than U.S. dollars, valuing such foreign Cash in U.S. dollars at the applicable exchange rate in effect on the opening of business on the day prior to the Closing Date (as reported by Bloomberg L.P.)

“Cash Portion of the Purchase Price” means an amount equal to (a) $15,000,000 minus (b) the Parent Payment Amount, plus (c) the Estimated Closing Working Capital Excess, minus (d) the Estimated Closing Working Capital Deficiency, plus (e) the Estimated Closing Cash, minus (f) the outstanding Indebtedness of the Company as of the Effective Time (without giving effect to the Contemplated Transactions), minus (g) the Aggregate Transaction Expense Cash Amount as of the Effective Time, minus (h) the Stockholder Representative Escrow Amount.

“Closing Cash” means the aggregate Cash of the Company as of the close of business of the Company on the Closing Date (without giving effect to the Contemplated Transactions).

“Closing Stock Consideration Amount” means an amount equal to Eight Million Six Hundred Sixty-Six Thousand Six Hundred Sixty-Seven Dollars and Fifty Cents ($8,666,667.50), which amount (for clarity) shall include the Transaction Expense Closing Stock Consideration Amount.

“Closing Stock Consideration Share Amount” means a number of shares of Parent Common Stock equal to the sum of (a) Two Million Six Hundred Thousand (2,600,000) shares of Parent Common Stock, plus (b) the Closing VWAP Stock Amount, which consideration shall include (for clarity) the Transaction Expense Closing Stock Consideration Share Amount.

“Closing VWAP Stock Amount” means a number of shares of Parent Common Stock determined by dividing (a) Two Million One Hundred Sixty-Six Thousand Six Hundred Sixty-Seven Dollars and Fifty Cents ($2,166,667.50) by (b) the VWAP, which amount (for clarity) shall include the Transaction Expense Closing VWAP Stock Amount.

“Closing Working Capital” means, without duplication, as of the close of business of the Company on the Closing Date: (a) Current Assets minus (b) Current Liabilities.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collar” means an amount equal to Fifty Thousand Dollars ($50,000).

“Commercially Reasonable Efforts” means the carrying out of activities in a manner that uses efforts and resources, including reasonably necessary personnel and financial resources, that are consistent with those used by Parent and Parent Affiliates (other than the Surviving Corporation) for their own internally developed products. Commercially Reasonable Efforts shall be determined without regard to any payments of Second Milestone Share Amount owed by Parent or any Parent Affiliate (including the Surviving Corporation) pursuant to this Agreement.

“Company Affiliate” means any Person under common control with the Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Company Budget” means the budget of the Company, attached hereto as Appendix A.

“Company Capital Stock” means Company Common Stock and Company Preferred Stock.

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Contract” means any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is bound or under which the Company has any obligation; or (c) under which the Company has any right or interest.

“Company Data” means all data collected, generated, or received in connection with the marketing, delivery, or use of any Company Product, including Personal Data.

“Company Employee” means any current or former employee, consultant, independent contractor or director of the Company.

“Company Employee Agreement” means any management, employment, severance, change in control, transaction bonus, consulting, relocation, repatriation or expatriation agreement or other Contract between the Company or a Company Affiliate and any Company Employee, other than any such Contract that is terminable “at will” and without any obligation on the part of the Company or any Company Affiliate to make any payments or provide any benefits in connection with termination of such Contract.

“Company Employee Plan” means any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, and whether funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to or required to be contributed to by the Company or any Company Affiliate for the benefit of any Company Employee, or with respect to which the Company or any Company Affiliate has or may have any liability or obligation; provided, however, than a Company Employee Agreement shall not be considered a “Company Employee Plan.”

“Company Equityholder” means a Non-Dissenting Stockholder or an In-the-Money Optionholder.

“Company IP” means all Intellectual Property Rights in which the Company has (or purports to have) an ownership interest or an exclusive license or similar exclusive right, including the Company Software.

“Company IP Contract” means any Company Contract that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with or for the Company, including any source code escrow agreement.

“Company Option” means an option to acquire shares of Company Common Stock from the Company, whether vested or unvested.

“Company Option Plan” means the Company’s 2012 Equity Incentive Plan, as amended.

“Company Pension Plan” means any Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Company Preferred Stock” means Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock and Company Series D Preferred Stock.

“Company Product” means any software or other product that is currently being or at any time has been developed, manufactured, marketed, distributed, licensed, sold or made available (as part of a service bureau, time-sharing, application service provider or similar arrangement or otherwise) by the Company.

“Company Series A Preferred Stock” means the Company’s Series A Preferred Stock, par value $0.0001 per share.

“Company Series B Preferred Stock” means the Company’s Series B Preferred Stock, par value $0.0001 per share.

“Company Series C Preferred Stock” means the Company’s Series C Preferred Stock, par value $0.0001 per share.

“Company Series D Preferred Stock” means the Company’s Series D Preferred Stock, par value $0.0001 per share.

“Company Software” means any software (including software development tools and software embedded in hardware devices, and all updates, upgrades, releases, enhancements and bug fixes) owned, developed (or currently being developed), marketed, distributed, licensed or sold by the Company at any time (other than non-customized third-party software that is not incorporated into any Company Product.

“Company Websites” means all web sites owned, operated or hosted by the Company or through which the Company conducts its business, and the underlying platforms for such web sites.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement by and between the Company and Alphatec Spine, Inc., fully executed as of November 15, 2017.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the transactions and other matters contemplated by the Agreement, including the Merger and the solicitation and obtaining of Written Consents.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, certificate, warranty, proxy, insurance policy, benefit plan or legally binding commitment, arrangement or undertaking of any nature.

“Current Assets” means the sum of the line items of the balance sheet of the Company that are listed under the heading “Current Assets on the Form Working Capital Statement and calculated in accordance with the Company Accounting Methodologies; provided, however, that Current Assets shall exclude Cash and all current and deferred Tax assets.

“Current Liabilities” means the sum of the line items of the balance sheet of the Company that are listed under the heading “Current Liabilities” on the Form Working Capital Statement and calculated in accordance with the Company Accounting Methodologies; provided, however, that Current Liabilities shall exclude all current and deferred Tax liabilities, the current portion of any Indebtedness and the Transaction Bonuses.

“Damages” includes any loss, damage (including consequential, indirect and special damages), injury, decline in value, lost opportunity, lost profits, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End User License” means an end user license or similar agreement pursuant to which a Person is granted by the Company or by the Parent or any Subsidiary thereof, as applicable, in the Ordinary Course of Business (either expressly or by implication) a license to, or right to access as a service, one or more applicable Company Products or Parent Products granted.

“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company

(including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“Equityholder Indemnifying Parties” means, collectively: (a) each Key Stockholder; (b) each Non-Dissenting Stockholder that executes and delivers (i) the Company stockholder consent (whether through joinder or otherwise) approving this Agreement and the Contemplated Transactions and/or (ii) a Letter of Transmittal; (c) each In-the-Money Optionholder that executes and delivers an Acknowledgment and Release Agreement; and (d) each Non-Cash Transaction Expense Recipient (for clarity, excluding Bulger Partners) that executes and delivers such Non-Cash Transaction Expense Recipient’s applicable Note.

“Equityholder Indemnitees” means the following Persons: (a) each Company Equityholder; (b) each Transaction Bonus Recipient; (c) the current and future affiliates of the Persons referred to in clauses “(a)” and “(b)”; (d) the respective Representatives of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above; and (e) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)”, “(c)” and “(d)” above; provided, however, that neither Parent nor the Surviving Corporation (nor any affiliate of Parent or the Surviving Corporation) shall be deemed to be “Equityholder Indemnitees.”

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Working Capital Deficiency” means, if there is a Negative Estimated Working Capital Adjustment, then the amount by which the Target Working Capital exceeds the Estimated Closing Working Capital.

“Estimated Closing Working Capital Excess” means, if there is a Positive Estimated Working Capital Adjustment, then the amount by which the Estimated Closing Working Capital exceeds the Target Working Capital.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Matter” means (a) any change in the United States or foreign economies or securities or financial markets in general, or any change in general national or regional economic or financial conditions; (b) any change that generally affects any industry in which the Company or Parent, as applicable operates; (c) any change arising in connection with earthquakes, tsunamis, tornados, hurricanes, hostilities, infectious disease, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, infectious disease, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (d) any changes in Legal Requirements; (e) any changes in accounting rules or in the authoritative interpretations thereof or in regulatory or interpretive guidance related thereto; or (f) the failure of the Company or Parent, as applicable, in and of itself, to meet any internal projections or forecasts or revenue or earnings predictions; provided that the matters set forth in clauses (a) through (e) above shall not be deemed “Excluded Matters” if they have a disproportionate impact on the Company or Parent, as applicable, relative to the other companies in the industries or industry segments in which the Company or Parent, as applicable, operate.

“Excluded Warrantholders” mean, collectively, Tullis Growth Fund, L.P.; Tullis-Dickerson Capital Focus III, L.P.; and Lighthouse Holdings Corporation.

“Excluded Warrants” means, collectively, that certain: (a) Common Stock Purchase Warrant No. 2016-1 dated April 8, 2016, issued by the Company to Tullis Growth Fund, L.P.; (b) Common Stock Purchase Warrant No. 2016-2 dated April 8, 2016, issued by the Company to Tullis-Dickerson Capital Focus III, L.P.; (c) Common Stock Purchase Warrant No. 2016-3 dated April 8, 2016, issued by the Company to Lighthouse Holdings Corporation; (d) Common Stock Purchase Warrant No. 2016-4 dated June 2016, issued by the Company to Tullis Growth Fund, L.P.; and (e) Common Stock Purchase Warrant No. 2016-5 dated June 30, 2016, issued by the Company to Lighthouse Holdings Corporation.

“Expiration Date” means the date that is the first anniversary of the Closing Date.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“FDCA” means the Federal Food, Drug, and Cosmetic Act and the implementing regulations of the FDA, each as may be amended from time to time.

“Final Closing Working Capital Overage” means:

(a) if (i) there was a Negative Estimated Working Capital Adjustment, and (ii) the Final Closing Working Capital exceeds the Target Working Capital by an amount in excess of the Collar, then the Final Closing Working Capital Overage shall be the amount by which Final Closing Working Capital exceeds the Target Working Capital, plus the amount of the Estimated Closing Working Capital Deficiency;

(b) if (i) there was a Negative Estimated Working Capital Adjustment, but (ii) the Final Closing Working Capital exceeds the Target Working Capital by an amount that is less than or equal to the Collar, then the Final Closing Working Capital Overage shall be the amount of the Estimated Closing Working Capital Deficiency;

(c) if (i) there was a Positive Estimated Working Capital Adjustment, and (ii) the Final Closing Working Capital exceeds the Estimated Closing Working Capital, then the Final Closing Working Capital Overage shall be the amount by which Final Closing Working Capital exceeds Estimated Closing Working Capital;

(d) if (i) there was neither a Positive Estimated Working Capital Adjustment nor a Negative Estimated Working Capital Adjustment, and (ii) the Final Closing Working Capital exceeds the Estimated Closing Working Capital by an amount in excess of the Collar, then the Final Closing Working Capital Overage shall be the amount by which the Final Closing Working Capital exceeds the Target Working Capital; or

(e) otherwise, the Final Closing Working Capital Overage shall be $0.

“Final Closing Working Capital Underage” means:

(a) if (i) there was a Positive Estimated Working Capital Adjustment, and (ii) the Target Working Capital exceeds the Final Closing Working Capital by an amount in excess of the Collar, then the Final Closing Working Capital Underage shall be the amount by which the Target Working Capital exceeds the Final Closing Working Capital, plus the amount of the Estimated Closing Working Capital Excess;

(b) if (i) there was a Positive Estimated Working Capital Adjustment, but (ii) the Target Working Capital exceeds the Final Closing Working Capital by an amount that is less than or equal to the Collar, then the Final Closing Working Capital Underage shall be the amount of the Estimated Closing Working Capital Excess;

(c) if (i) there was a Negative Estimated Working Capital Adjustment, and (ii) the Estimated Closing Working Capital exceeds the Final Closing Working Capital, then the Final Closing Working Capital Underage shall be the amount by which Estimated Closing Working Capital exceeds Final Closing Working Capital;

(d) if (i) there was neither a Positive Estimated Working Capital Adjustment nor a Negative Estimated Working Capital Adjustment, and (ii) the Target Working Capital exceeds the Final Closing Working Capital by an amount in excess of the Collar, then the Final Closing Working Capital Underage shall be the amount by which the Target Working Capital exceeds the Final Closing Working Capital; or

(e) otherwise, the Final Closing Working Capital Underage shall be $0.

“First Milestone Consideration Amount” means an amount equal to One Million Four Hundred Forty-Four Thousand Four Hundred Forty-Five Dollars ($1,444,445), which amount (for clarity) shall include the Transaction Expense First Milestone Consideration Amount.

“First Milestone Share Amount” means a number of shares of Parent Common Stock equal to (a) the First Milestone Consideration Amount divided by (b) the VWAP, which amount (for clarity) shall include the Transaction Expense First Milestone Share Amount.

“Foreign Plan” means: (a) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body outside the United States; (b) any Company Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States; and (c) any Company Employee Plan that covers any Company Employee whose services are or have been performed primarily outside of the United States.

“Form Working Capital Statement” means that certain Statement of Working Capital attached hereto as Appendix B.

“Fraud” means, as finally determined by a court of competent jurisdiction, an actual and intentional common law fraud (and not a constructive fraud, equitable fraud or promissory fraud or negligent misrepresentation or omission, or any form of fraud, misrepresentation or omission based on recklessness or negligence) by a party to this Agreement with respect to the making of a representation or warranty or covenant by such party set forth in this Agreement upon which the claiming party relied.

“Fully Diluted Company Share Number” shall be the sum, without duplication, of (A) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including any such shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other Contract and including any such shares subject to issuance pursuant to Company Options exercised prior to the Effective Time), (B) the aggregate number of shares of Company Common Stock purchasable under or otherwise subject to Company Options that are outstanding immediately prior to the Effective Time, (C) the aggregate number of shares of Company Common Stock purchasable under or otherwise subject to warrants and other rights (other than Company Options and the Excluded Warrants) to acquire shares of Company Common Stock (whether or not immediately exercisable) outstanding immediately prior to the Effective Time, (D) the aggregate number of shares of Company Common Stock issuable upon the conversion of Company Preferred Stock outstanding immediately prior to the Effective Time, (E) the aggregate number of shares of Company Common Stock issuable upon the conversion of Company Preferred Stock purchasable under or otherwise subject to warrants and other rights to acquire shares of Company Preferred Stock (whether or not immediately exercisable) outstanding immediately prior to the Effective Time and (F) the aggregate number of shares of Company Common Stock issuable upon the conversion of any convertible securities of the Company (other than shares of Company Preferred Stock) outstanding immediately prior to the Effective Time.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal); or (d) the Principal Trading Market or any other self-regulatory organization (including the NASD).

“Government Contract” means any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

“In-the-Money Optionholder” means any holder of an In-the-Money Option immediately prior to the Effective Time.

“Indebtedness” with respect to any Person means (a) any indebtedness or other obligation for borrowed money; (b) any obligation incurred for all or any part of the deferred purchase price of property or other assets or for the deferred cost of property or other assets constructed or of improvements thereto, other than accounts payable and other current liabilities incurred in the Ordinary Course of Business; (c) the face amount of all letters of credit issued for the account of such Person; (d) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Encumbrances issued by such Person; (e) capitalized lease obligations; (f) all third party financial guarantees and similar obligations of such Person; (g) all accrued interest, fees and charges in respect of any indebtedness; (h) all bankers acceptances and overdrafts issued for the account of such Person; and (i) all interest, prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any of the foregoing.

“Indemnifying Party” means, as the context requires, (a) the applicable Parent Indemnifying Party or (b) the applicable Equityholder Indemnifying Party, provided, however, that the Stockholder Representative shall be deemed to constitute the “Indemnifying Party” for purposes of any notice, consent or similar right of the Indemnifying Party as set forth in Article 9.

“Indemnitees” means the Parent Indemnitees or the Equityholder Indemnitees, as the context requires.

“Indemnity Pro Rata Percentage” means, with respect to: (a) any Key Stockholder for purposes of Section 9.2(b) and the other applicable provisions of Article 9 relating to the indemnification obligations of the Key Stockholders under Section 9.2(b), the percentage determined by dividing (i) the aggregate Merger Consideration and Transaction Bonus actually received hereunder by such Key Stockholder, by (ii) the aggregate Merger Consideration and Transaction Bonuses actually received hereunder by all Key Stockholders; and (b) any Equityholder Indemnifying Party for purposes of Section 9.2(a) and the other applicable provisions of Article 9 relating to the indemnification obligations of the Equityholder Indemnifying Parties under Section 9.2(a), the percentage determined by dividing (i) the aggregate Merger Consideration and Transaction Bonus actually received hereunder by such Equityholder Indemnifying Party, by (ii) the aggregate Merger Consideration and Transaction Bonuses actually received hereunder by all Equityholder Indemnifying Parties.

“Intellectual Property” means algorithms, APIs, apparatus, databases, data collections, development tools, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

“Intellectual Property Rights” means all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

“IRS” means the United States Internal Revenue Service.

An individual shall be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter, after exercising reasonable diligence in the performance of his or her duties, a reasonable review of the applicable books and records, and due inquiry of those employees and independent contractors, if any, who report to such individual. References to the “Knowledge” of the Company shall be deemed to constitute the Knowledge of Eugene Cattarina and Mark D’Addato. References to any Key Stockholder shall be deemed to constitute the Knowledge of such Key Stockholder (or, to the extent such Key Stockholder is an Entity, of the board of directors, managing member, general partner or similar governing body thereof). References to the “Knowledge” of Parent or Merger Sub shall be deemed to constitute the Knowledge of Pat Miles, Jeff Black and Terry Rich.

“Key Employees” means each of Richard O’Brien, Robert Snow and Christopher Brown.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Material Adverse Effect” means, as to the Company or the Parent, as applicable, any change, event, effect, claim, circumstance or matter that is, or could reasonably be expected to be or have, a material adverse effect on the business, condition (financial or otherwise), assets, capitalization or liabilities of the Company or Parent, as applicable, taken as a whole, or the ability of the Company or Parent, as applicable, to perform its respective material obligations under this Agreement, except to the extent related to an Excluded Matter.

“Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

“Merger Consideration” shall be the aggregate consideration that all Company Equityholders are entitled to receive pursuant to Section 1.5 and Section 1.6.

“Negative Estimated Working Capital Adjustment” means that the Target Working Capital exceeds the Estimated Closing Working Capital by an amount exceeding the Collar.

“Non-Cash Transaction Expense Recipients” means, collectively, Bulger Partners and the Transaction Bonus Recipients.

“Non-Dissenting Stockholder” means each stockholder of the Company that does not perfect such stockholder’s appraisal rights under the DGCL and is otherwise entitled to receive such Non-Dissenting Stockholder’s applicable portion of the Merger Consideration hereunder.

“Note” means a promissory note of Parent in the form attached hereto as Exhibit K.

“Note Amount” means an amount equal to $3,000,000, which amount (for clarity) shall include the Transaction Expense Note Amount.

“Note Shares” means any shares of Parent Common Stock issuable pursuant to conversion of any Notes.

“Order” means any order, writ, injunction, judgment or decree.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Organizational Documents” means the articles of incorporation, certificate of formation, certificate of incorporation, charter, bylaws, articles of formation, articles of organization, regulations, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation, organization or governance of a Person, including any amendments thereto.

“Parent Affiliate” means any Person under common control with the Parent within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Parent Capital Stock” means Parent Common Stock and any other class of capital stock issued and outstanding of Parent as of the date hereof or as of the Closing Date.

“Parent Common Stock” means the common stock, $0.0001 par value, of Parent.

“Parent Data” means all data collected, generated, or received in connection with the marketing, delivery, or use of any product of Parent or any Parent Affiliate, including Personal Data.

“Parent Employee” means any current or former employee, consultant, independent contractor or director of Parent or any Subsidiary thereof.

“Parent Employee Agreement” means any management, employment, severance, change in control, transaction bonus, consulting, relocation, repatriation or expatriation agreement or other Contract between Parent or a Parent Affiliate and any Parent Employee, other than any such Contract that is terminable “at will” and without any obligation on the part of the Parent or any Parent Affiliate to make any payments or provide any benefits in connection with termination of such Contract.

“Parent Employee Plan” means any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, and whether funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to or required to be contributed to by Parent or any Parent Affiliate for the benefit of any Parent Employee, or with respect to which Parent or any Parent Affiliate has or may have any liability or obligation; provided, however, than a Parent Employee Agreement shall not be considered a “Parent Employee Plan.”

“Parent Indemnitees” means the following Persons: (a) Parent; (b) Parent’s current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above; provided, however, that the stockholders of the Company shall not be deemed to be “Parent Indemnitees.”

“Parent IP” means all Intellectual Property Rights in which Parent or any Subsidiary thereof has (or purports to have) an ownership interest or an exclusive license or similar exclusive right, including the Parent Software.

“Parent Payment Amount” means the aggregate amount of cash paid by Parent to the Company from January 2, 2018 through the date of this Agreement (without giving effect to the Contemplated Transactions).

“Parent Product” means any software or other product that is currently being or at any time has been developed, manufactured, marketed, distributed, licensed, sold or made available (as part of a service bureau, time-sharing, application service provider or similar arrangement or otherwise) by Parent or any Subsidiary thereof.

“Parent Software” means any software (including software development tools and software embedded in hardware devices, and all updates, upgrades, releases, enhancements and bug fixes) owned, developed (or currently being developed), marketed, distributed, licensed or sold by Parent or any Subsidiary thereof at any time (other than non-customized third-party software that is not incorporated into any Parent Product).

“Parent Websites” means all web sites owned, operated or hosted by Parent or any Subsidiary thereof or through which Parent or any Subsidiary thereof conducts its business, and the underlying platforms for such web sites.

“PBGC” means the United States Pension Benefit Guaranty Corporation.

“Per Share Common Consideration” means the quotient of (a) the Cash Portion of the Purchase Price, plus the amount by which the Note Amount exceeds the Transaction Expense Note Amount, plus the amount by which the Warrant Amount exceeds the Transaction Expense Warrant Amount, plus the amount by which the Closing Stock Consideration Amount exceeds the Transaction Expense Closing Stock Consideration Amount, plus the amount by which the First Milestone Consideration Amount exceeds the Transaction Expense First Milestone

Consideration Amount (if any), plus the amount by which the Second Milestone Consideration Amount exceeds the Transaction Expense Second Milestone Consideration Amount, plus the Aggregate Option Exercise Amount, minus the Aggregate Preferred Stock Liquidation Preferences, divided by (b) the Fully Diluted Company Share Number.

“Per Share Merger Consideration” means: (a) with respect to each share of Company Series A Preferred Stock, the Per Share Series A Liquidation Preference, plus the Per Share Common Consideration; (b) with respect to each share of Company Series B Preferred Stock, the Per Share Series B Liquidation Preference, plus the Per Share Common Consideration; (c) with respect to each share of Company Series C Preferred Stock, the Per Share Series C Liquidation Preference, plus the Per Share Common Consideration; (d) with respect to each share of Company Series D Preferred Stock, the Per Share Series D Liquidation Preference, plus the Per Share Common Consideration; (e) with respect to each share of Company Common Stock, the Per Share Common Consideration.

“Per Share Option Consideration” means an amount equal to the sum of (a) the amount by which the Per Share Common Consideration exceeds the applicable exercise price for each share of Company Common Stock issuable upon exercise of each In-the-Money Option, plus (b) the Per Share Stockholder Representative Escrow Amount.

“Per Share Series A Liquidation Preference” means an amount equal to $1.00, plus all unpaid dividends (whether or not declared) on such share of Company Series A Preferred Stock, accrued pursuant to the terms of the Company Certificate of Incorporation as of immediately prior to the Effective Time.

“Per Share Series B Liquidation Preference” means an amount equal to $2.25, plus all unpaid dividends (whether or not declared) on such share of Company Series B Preferred Stock, accrued pursuant to the terms of the Company Certificate of Incorporation as of immediately prior to the Effective Time.

“Per Share Series C Liquidation Preference” means an amount equal to $0.6513.

“Per Share Series D Liquidation Preference” means an amount equal to $1.306356.

“Per Share Stockholder Representative Escrow Amount” means an amount equal to the Stockholder Representative Escrow Fund, divided by the Fully Diluted Company Share Number.

“Permitted Encumbrances” means: (a) Encumbrances for Taxes, assessments, charges, levies or other claims not yet due and payable or being contested in good faith; (b) materialmen’s, mechanics’, landlords’ (including statutory, common law or contractual), carriers’, workmen’s and repairmen’s Encumbrances arising in the Ordinary Course of Business and which do not, individually or in the aggregate, materially detract from the value of or impair the use of, any of the assets or properties of the Company; (c) with respect to the Leased Real Property, (i) statutory, common law and contractual landlord’s Encumbrances under any Lease, (ii) any and all Encumbrances encumbering the underlying fee interest of the Leased Real Property, (iii) such customary imperfections or irregularities of title, declarations, covenants, easements, rights-of-way, building or use restrictions, prescriptive rights, protrusions, rights and party walls existing restrictions, conditions, ordinances, charges or encumbrances or similar restrictions existing or of record, relating to such Leased Real Property, or that are visible or would be disclosed by an ALTA survey of such Leased Real Property, and (iv) zoning, building, entitlement and other land use or Environmental Laws or regulations pertaining to such Leased Real Property; (d) restrictions on transfer arising under applicable state and federal securities laws; and (e) Encumbrances arising from actions or omissions by the Parent, Merger Sub or any of their respective affiliates.

“Person” means any individual, Entity or Governmental Body.

“Personal Data” means a natural Person’s (including a customer’s or an employee’s) name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number or customer or account number, or any other piece of information that allows the identification of a natural Person or is otherwise considered personally identifiable information or personal data under applicable Legal Requirements.

“Positive Estimated Working Capital Adjustment” means that the Estimated Closing Working Capital exceeds the Target Working Capital by an amount exceeding the Collar.

“Post-Closing Stock Consideration Share Amount” means all shares of Parent Common Stock issuable to the Non-Cash Transaction Expense Recipients or the Company Equityholders, as applicable, pursuant to Section 1.8(b).

“Pre-Closing Period” means the period from the date of the Agreement through the Effective Time.

“Principal Trading Market” means the Trading Market on which the Parent Common Stock is primarily listed on and quoted for trading, which, as of the date of this Agreement and the Closing Date, shall be the NASDAQ Global Select Market.

“Privacy Laws” means (a) each applicable Legal Requirement applicable to the protection or Processing or both of Personal Data, and includes rules relating to the U.S.-EU/Switzerland Safe Harbor, Payment Card Industry Data Security Standards, and direct marketing, e-mails, text messages or telemarketing, (b) guidance issued by a Governmental Body that pertains to one of the laws, rules or standards outlined in clause (a) and (c) industry self-regulatory principles applicable to the protection or Processing of Personal Data, direct marketing, emails, text messages or telemarketing.

“Pro Rata Percentage” means: (a) with respect to any Company Equityholder, the percentage determined by dividing (i) the aggregate Merger Consideration and Transaction Bonus receivable hereunder by such Company Equityholder, by (ii) the aggregate Merger Consideration and Transaction Bonuses receivable hereunder by all Company Equityholders; and (b) with respect to any Equityholder Indemnitees, the percentage determined by dividing (i) the aggregate Merger Consideration and Transaction Bonus receivable hereunder by such Equityholder Indemnitee, by (ii) the aggregate Merger Consideration and Transaction Bonuses receivable hereunder by all Equityholder Indemnitees.

“Process” or “Processing” means, with respect to data, the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such data.

“Registered IP” means all Intellectual Property Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

“Regulatory Approval” means, with respect to a particular jurisdiction, an approval, license, registration, notification or authorization by any Regulatory Authority as is necessary for the sale or commercialization of a product in such jurisdiction, excluding any approval of pricing and/or reimbursement for such product in such jurisdiction. For clarity, references in this Agreement to Regulatory Approval include a clearance issued by the FDA under Section 510(k) of the FDCA, premarket approval issued by the FDA under Section 515 of the FDCA and CE marking in the European Union.

“Regulatory Authority” means any applicable federal, national, multinational, regional, state, provincial or local agency, department, bureau, commission, council, or other Governmental Body, regulating or otherwise exercising authority with respect to medical devices. For clarity, references in this Agreement to Regulatory Authority includes the FDA and any foreign equivalent thereof.

“Representatives” means officers, directors, employees, partners, agents, attorneys, accountants, advisors and representatives.

“Schedule” means each schedule (dated as of the date of the Agreement) delivered by any party hereunder to another party hereunder.

“SEC” means the United States Securities and Exchange Commission.

“Second Milestone Consideration Amount” means an amount equal to Two Million Eight Hundred Eighty-Eight Thousand Eight Hundred Eighty-Seven Dollars and Fifty Cents ($2,888,887.50), which amount (for clarity) shall include the Transaction Expense Second Milestone Consideration Amount.

“Second Milestone Share Amount” means a number of shares of Parent Common Stock equal to (a) the Second Milestone Consideration Amount divided by (b) the VWAP, which amount (for clarity) shall include the Transaction Expense Second Milestone Consideration Amount.

“Securities” means the Shares, Warrants, Warrant Shares, Notes and Note Shares.

“Securities Act” means the Securities Act of 1933, as amended.

“Series D Offering” means the Company’s private placement of Company Series D Preferred Stock that is to be made pursuant to the terms and conditions of that certain Series D

Preferred Stock Purchase Agreement, dated January 12, 2018, by and among the Company and the applicable investors party thereto.

An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) more than 50% of the outstanding equity or financial interests of such Entity.

“Shares” means all shares of Parent Common Stock issuable to the Non-Cash Transaction Expense Recipients or the Company Equityholders, as applicable, pursuant to the terms and conditions of this Agreement, including all such shares issuable as part of the Closing Stock Consideration Share Amount and the Post-Closing Stock Consideration Share Amount.

“Stockholder Representative Escrow Account” means an account designated in writing by the Stockholder Representative.

“Stockholder Representative Escrow Amount” means an amount equal to Two Hundred Fifty Thousand Dollars ($250,000).

“Stockholder Representative Escrow Fund” means, as determined from time to time, the amount of any funds remaining in the Stockholder Escrow Fund, inclusive of any accrued interest.

“Target Working Capital” means an amount equal to zero dollars and zero cents ($0.00).

“Tax” means any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax) or similar levy, assessment, tariff or duty (including any customs duty) and any fine, penalty, interest or addition to Tax, imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Trading Market” means whichever of the New York Stock Exchange, the NYSE MKT (formerly the American Stock Exchange), the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or the OTC Bulletin Board on which the Parent Common Stock is listed or quoted for trading on the date in question.

“Transaction Bonuses” means certain transaction bonuses payable by the Company to the Transaction Bonus Recipients.

“Transaction Bonus Recipients” means, collectively, those individuals who are identified as such on the Consideration Spreadsheet and entitled to be paid a Transaction Bonus as a result of the consummation of the Merger pursuant to their respective Transaction Bonus Agreements dated the date of this Agreement.

“Transaction Document” means this Agreement, the Notes, the Warrants, the Releases, the Registration Rights Agreement and the other Contracts required to be executed and delivered pursuant to the terms of this Agreement.

“Transaction Expense” means any fee, cost, expense or compensatory payment of the Company (including the Transaction Bonuses, any change of control bonuses or severance payments payable at Closing in connection with the Contemplated Transactions, legal fees and expenses, accounting fees and expenses and financial advisory fees and expenses), whether incurred prior to the date of the Agreement, during the Pre-Closing Period or as of the Effective Time, in connection with (i) the proposed disposition of all or a portion of the business of the Company, or the process of identifying, evaluating and negotiating with prospective purchasers of all or a portion of the business of the Company, (ii) the investigation and review conducted by Parent and its Representatives with respect to the business of the Company (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (iii) the negotiation, preparation, review, execution, delivery or performance of the Agreement (including the Schedules), the Information Statement or any certificate, opinion, Contract or other instrument or document delivered or to be delivered in connection with any of the Contemplated Transactions, (iv) the preparation and submission of any filing or notice required to be made or given in connection with any of the Contemplated Transactions or (v) the consummation of the Merger or any of the other Contemplated Transactions; in each case, to the extent not paid prior to the close of business on the Closing Date or accrued for as Current Liabilities in Closing Working Capital; provided, however, that no fee, cost, expense or compensatory payment of, or incurred by, Parent or Merger Sub shall be deemed to constitute a Transaction Expense.

“Transaction Expense Closing Stock Consideration Amount” means an aggregate amount equal to Six Hundred Four Thousand Two Hundred Sixty-Five Dollars ($604,265) to be allocated among the Non-Cash Transaction Expense Recipients in accordance with the Consideration Spreadsheet.

“Transaction Expense Closing VWAP Stock Amount” means a number of shares of Parent Common Stock determined by dividing (a) One Hundred Fifty-One Thousand Sixty-Six Dollars ($151,066) by (b) the VWAP.

“Transaction Expense Closing Stock Consideration Share Amount” means a number of shares of Parent Common Stock equal to the sum of (a) One Hundred Eighty-One Two Hundred Seventy-Nine (181,279)1 shares of Parent Common Stock, plus (b) the Transaction Expense Closing VWAP Stock Amount.

“Transaction Expense First Milestone Consideration Amount” means an aggregate amount equal to One Hundred Forty-One Thousand Five Hundred Forty-Four Dollars

[1]	Calculated by dividing $453,199 by $2.50 per share.

($141,544), to be allocated among the Non-Cash Transaction Expense Recipients in accordance with the Consideration Spreadsheet.

“Transaction Expense First Milestone Share Amount” means a number of shares of Parent Common Stock equal to (a) the Transaction Expense First Milestone Consideration Amount divided by (b) the VWAP.

“Transaction Expense Non-Cash Amount” means that portion of the Transaction Expenses payable and issuable to the Non-Cash Transaction Expense Recipients, as follows: (a) at Closing, (i) Notes in the aggregate principal amount equal to the Transaction Expense Note Amount; (ii) Warrants for the exercise of shares of a number of shares of Parent Common Stock attributable to the Transaction Expense Warrant Amount; and (C) shares of Parent Common Stock equal to the Transaction Expense Closing Stock Consideration Share Amount; and (b) following Closing, shares of Parent Common Stock equal to the Transaction Expense First Milestone Share Amount (if any) and the Transaction Expense Second Milestone Share Amount (if any).

“Transaction Expense Note Amount” means that portion of the Note Amount equal to Fifty-Three Thousand Nine Hundred Seventy-Five Dollars ($53,975), to be allocated among the Non-Cash Transaction Expense Recipients in accordance with the Consideration Spreadsheet.

“Transaction Expense Second Milestone Consideration Amount” means that portion of the Second Milestone Consideration Amount equal to Two Hundred Eighty-Three Thousand Eighty-Seven Dollars ($283,087), to be allocated among the Non-Cash Transaction Expense Recipients in accordance with the Consideration Spreadsheet.

“Transaction Expense Second Milestone Share Amount” means that portion of the Second Milestone Share Amount consisting of a number of shares of Parent Common Stock equal to (a) the Transaction Expense Second Milestone Consideration Amount divided by (b) the VWAP.

“Transaction Expense Warrant Amount” means that portion of the Warrant Amount equal to Fifty-Three Thousand Nine Hundred Seventy-Five Dollars ($53,975), to be allocated among the Non-Cash Transaction Expense Recipients in accordance with the Consideration Spreadsheet.

“Transfer Agent” means Computershare, Inc., the current transfer agent of Parent, with a mailing address of 480 Washington Avenue, Jersey City, New Jersey 07310, and any successor transfer agent of Parent.

“VWAP” means the volume weighted average price per share of Parent Common Stock on the Nasdaq Global Select Market (as reported on Bloomberg or, if not reported thereby, another alternative source as reasonably agreed by Parent and the Company) for the period commencing on December 31, 2017 and ending on March 5, 2018, which the parties hereto agree and acknowledge is equal to $3.2575.

“Warrant” means a warrant to purchase Parent Common Stock in the form attached hereto as Exhibit L.

“Warrant Amount” means an amount equal to Three Million Dollars ($3,000,000), which will be paid through the issuance by Parent at the Closing of Warrants to purchase an aggregate of Two Million Two Hundred Thousand (2,200,000) Warrant Shares at an exercise price equal to $3.50 per share, which (for clarity) shall include the Transaction Expense Warrant Amount.

“Warrant Shares” means any shares of Parent Common Stock issuable pursuant to the exercise of any Warrants.

In addition to the foregoing terms, the following capitalized terms are defined in the referenced sections of this Agreement:

Defined Terms	Reference
Agreed Amount	9.7(b)
Agreement	Preamble
Audit Committee	4.6(b)
Award Amount	9.7(f)
Bankruptcy and Equity Exceptions	2.4
Basket	9.4(a)(i)
Certificate of Merger	1.3
Claimed Amount	9.7(a)
Closing Date	1.3
Closing Merger Consideration	1.8(a)
Closing Statement	1.10(b)(i)
Closing	1.3
Company	Preamble
Company Accounting Methodologies	1.10(a)
Company Certificate of Incorporation	Recital D
Company Cure Period	8.1(d)
Company Financial Statements	2.8(a)
Company Interim Event	5.4(a)(ii)
Company Schedule Supplement	5.4(a)(ii)
Company Stock Certificate	1.7(a)
Confidential Information	2.13(m)
Consideration Spreadsheet	1.11(a)
Contested Amount	9.7(b)
Controlling Party	9.6(d)
Covered Persons	5.17(a)
Designated Employee	5.19(a)
DGCL	Recital A
Dispute Period	9.7(b)
Disputed Amounts	1.10(b)(iii)
Dissenting Shares	1.9(a)
DWAC	1.8(a)(iv)
Effective Time	1.3
EMG	1.8(b)(i)
Employee	5.19(a)
End Date	8.1(b)
Estimated Closing Cash	1.10(a)
Estimated Closing Statement	1.10(a)
Estimated Closing Working Capital	1.10(a)

Defined Terms	Reference
Key Stockholder Certificate	6.6(h)
Key Stockholder Claim	9.7(a)
Key Stockholders	Preamble
Lease(s)	2.12(a)
Leased Real Property	2.12(a)
Letter of Transmittal	1.7(b)
Material Contract	2.14(a)
Merger Sub	Preamble
Merger	Recital A
National Priorities List	2.20
Non-Controlling Party	9.6(d)
Non-Party Affiliates	10.21
Notice of Indemnification Claim	9.7(a)
Out-of-Pocket Expenses	10.1(b)
Parent	Preamble
Parent Claim	9.7(a)
Parent Confidential Information	4.9(i)
Parent Cure Period	8.1(e)
Parent Export Approvals	4.21
Parent Indemnifying Party	9.3(a)
Parent Interim Event	5.4(b)(ii)
Parent Material Contract	4.10(a)
Parent Plans	5.19(a)
Parent Schedule Supplement	5.4(b)(ii)
Parent SEC Documents	4.6
Parent Stockholder Approval Outside Date	5.23
Pre-Closing Tax Period	9.2(a)(vi)
Proposal	4.3(a)
Related Party	2.22
Released Claims	5.16(a)
Releasing Parties	5.16(a)
Required Company Stockholder Vote	2.6
Required Parent Stockholder Consent	5.23
Resolution Period	1.10(b)(ii)
Response Notice	9.7(b)
Review Period	1.10(b)(ii)
Second Milestone	1.8(b)(ii)
Seller Released Parties	5.16(a)

Evaluation Date	4.6(c)
Exchange Act Rules	4.6(b)
Export Approvals	2.28
Final Closing Cash	1.10(b)(iv)
Final Closing Working Capital	1.10(b)(iv)
First Milestone	1.8(b)(i)
General Indemnity Claim	9.7(a)
ICT Infrastructure	2.13(n)
IFU	1.8(b)(i)
In-the-Money Option	1.6(a)
indemnification claim	9.7(a)
Independent Accountant	1.10(b)(iii)
Information Statement	5.8
Initial Resolution Period	9.7(f)
Internal Control Event	4.6(b)

Statement of Objections	1.10(b)(ii)
Stipulated Amount	9.7(e)
Stockholders Meeting	5.23
Stockholder Indemnifying Party	9.2(a)
Stockholder Representative	Preamble
Straddle Period	5.18(a)(ii)
Straddle Period Tax Return	5.18(a)(ii)
Support Agreements	7.5(i)
Survival Period	9.1(a)
Surviving Corporation	1.1
Third Party Claim	9.6
Third Party Claim Notice	9.6(a)
Unaudited Balance Sheet	2.8(a)
Written Consent	5.8

SCHEDULE A

Key Stockholders

Tullis-Dickerson Capital Focus III, L.P.

Tullis Growth Fund, L.P.

James L.L. Tullis

Lighthouse Holdings Corporation

Eugene Cattarina

Mark D’Addato

Robert Snow

Richard O’Brien

Christopher Brow